   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 FORCENERGY INC
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 1311                             65-0429338
   (State or other jurisdiction of         (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)           Classification Code Number)           Identification Number)

                        2730 S.W. 3RD AVENUE, SUITE 800
                           MIAMI, FLORIDA 33129-2237
                                 (305) 856-8500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                E. JOSEPH GRADY
             VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                        2730 S.W. 3RD AVENUE, SUITE 800
                           MIAMI, FLORIDA 33129-2237
                                 (305) 856-8500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                    Copy to:

                                JOHN F. WOMBWELL
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002
                                 (713) 220-4396
                             ---------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                                REGISTRATION FEE

========================================================================================================================
                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED           PER SHARE(1)             PRICE(1)        REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3)...      7,926,773              $20.20              $160,086,640            $47,226
========================================================================================================================

(1) Calculated in accordance with Rule 457(f)(1) and (2) under the Securities Act of 1933, equal to (i) $152,936,640, based on the average of the high and low prices of the 13,392,000 Forcenergy AB Series B Common Shares on the Stockholm Stock Exchange on February 10, 1998 and (ii) $7,150,000, based on $7.15, the book value per share of the 1,000,000 Forcenergy AB Series A Common Shares to be received by the registrant in the proposed Exchange Offer described herein. The book value per share was SEK 58.08 as of September 30, 1997 (the latest practicable date). The Swedish kronor was converted at an exchange rate of $1.00 to SEK 8.12 based on the closing spot rate for SEK in the United States, as reported by the Federal Reserve Bank, on February 10, 1998. The proposed maximum offering price per share is equal to the proposed maximum offering price divided by the number of shares being registered hereunder.

(2) Pursuant to Rule 457(b) under the Securities Act of 1933, $36,562 previously paid on January 9, 1998 upon filing with the Commission of preliminary proxy material of the registrant has been credited against the registration fee payable in connection with this filing.

(3) Includes all shares in the Exchange Offer described herein. Also includes preferred share purchase rights associated with the Common Stock. No separate fee is payable in respect of the registration of such preferred share purchase rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                 FORCENERGY INC
                        2730 S.W. 3RD AVENUE, SUITE 800
                           MIAMI, FLORIDA 33129-2237
LOGO                             (305) 856-8500

Dear Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Forcenergy Inc ("Forcenergy") to be held at 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, on Tuesday, March 17, 1998 at 9:00 a.m. local time.

     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Proposal") by Forcenergy to authorize the issuance of shares of Forcenergy's common stock, par value $0.01 per share ("FEN Common Stock"), in exchange (the "Exchange Offer") for outstanding Series A and Series B common shares (collectively, the "FAB Securities") of Forcenergy AB ("FAB"), upon the terms and conditions set forth in the accompanying Proxy Statement/U.S. Exchange Offer/Prospectus (the "Proxy Statement/Prospectus"). FAB currently owns 8,740,486 shares of FEN Common Stock, representing approximately 34% of the outstanding shares of FEN Common Stock. Pursuant to the Exchange Offer, Forcenergy may issue up to 7,926,773 shares of FEN Common Stock to holders of FAB Securities, assuming the tender of all outstanding FAB Securities.

     The Proposal and other related matters are discussed in more detail in the accompanying Proxy Statement/Prospectus, which also describes certain conflicts of interest and other considerations for Forcenergy stockholders. Please review and consider the enclosed materials carefully.

     THE BOARD OF DIRECTORS OF FORCENERGY BELIEVES THAT THE PROPOSED ISSUANCE OF FEN COMMON STOCK PURSUANT TO THE EXCHANGE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, FORCENERGY'S STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSAL. Eric Forss, President of FAB, and a director of Forcenergy, has abstained from voting on the Board of Director's approval of the Exchange Offer, including the issuance of FEN Common Stock pursuant thereto, and in making these recommendations to Forcenergy's shareholders.

     In making these recommendations, the Board of Directors of Forcenergy received and took into account, among other factors, the pro forma financial statements included in the Proxy Statement/Prospectus, the simplified organizational structure and anticipated benefits in the capital markets. In connection with the Exchange Offer, the Board of Directors also retained Goldman, Sachs & Co. and Enskilda Securities as its financial advisors.

     Because of the significance of the proposed Exchange Offer, it is important that your shares be represented and voted at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person even though you have previously returned your proxy. The issuance of FEN Common Stock in accordance with the Exchange Offer will require the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power, present in person or represented by proxy. FEN Common Stock owned by FAB will not be entitled to vote and will not be counted as present for quorum purposes. Abstentions will be treated as present for quorum purposes and will have the same effect as a vote "against" the Proposal. While a broker non-vote will be treated as present for quorum purposes, it will not be treated as "voting power present" and will not have any effect on the vote on the Proposal. Accordingly, your vote is very important.

                                          Sincerely,

                                          Stig Wennerstrom
                                          President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS REGARDING THE PROPOSAL OR NEED ASSISTANCE IN VOTING YOUR COMMON STOCK, PLEASE CALL MICHAEL MCNAMARA AT FORCENERGY AT (305) 856-8500.

                                 FORCENERGY INC
                        2730 S.W. 3RD AVENUE, SUITE 800
                           MIAMI, FLORIDA 33129-2237
                                 (305) 856-8500

              NOTICE OF SPECIAL MEETING OF FORCENERGY STOCKHOLDERS
                          TO BE HELD ON MARCH 17, 1998

To the Stockholders of Forcenergy Inc:

     A Special Meeting of Stockholders (the "Special Meeting") of Forcenergy Inc, a Delaware corporation ("Forcenergy"), will be held on Tuesday, March 17, 1998 at 9:00 a.m., local time, at 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237 for the following purposes:

     1. To consider and vote upon a proposal (the "Proposal") by Forcenergy to authorize the issuance of shares of Forcenergy's common stock, par value $0.01 per share ("FEN Common Stock"), pursuant to an offer (the "Exchange Offer") in exchange for outstanding Series A and Series B common shares (collectively, the "FAB Securities") of Forcenergy AB ("FAB"), upon the terms and conditions set forth in the accompanying Proxy Statement/U.S. Exchange Offer/Prospectus (the "Proxy Statement/Prospectus"). FAB currently owns 8,740,486 shares of FEN Common Stock, representing approximately 34% of the outstanding shares of FEN Common Stock. Pursuant to the Exchange Offer, Forcenergy may issue up to 7,926,773 shares of FEN Common Stock to holders of FAB Securities, assuming the tender of all outstanding FAB Securities; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponements thereof.

     The Proposal and other related matters are described in the accompanying Proxy Statement/Prospectus, which also describes certain conflicts of interest and other considerations for Forcenergy stockholders.

     The Board of Directors of Forcenergy has fixed the close of business on January 28, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of FEN Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of Forcenergy in Miami, Florida during normal business hours by any Forcenergy stockholder, for any purpose germane to the Special Meeting, for a period of ten days prior to the meeting.

     Your vote is important. The Proposal will require the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power, present in person or represented by proxy. FEN Common Stock owned by FAB will not be entitled to vote and will not be counted as present for quorum purposes. Abstentions will be treated as present for quorum purposes and will have the same effect as a vote "against" the Proposal. While a broker non-vote will be treated as present for quorum purposes, it will not be treated as "voting power present" and will not have any effect on the vote on the Proposal. Accordingly, even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented and voted at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          Thomas F. Getten
                                          Corporate Secretary

Miami, Florida
February 17, 1998

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU HAVE ANY QUESTIONS CONCERNING THE PROPOSAL OR NEED ASSISTANCE IN VOTING YOUR COMMON STOCK, PLEASE CALL MICHAEL MCNAMARA AT FORCENERGY AT (305) 856-8500.

                         U.S. EXCHANGE OFFER/PROSPECTUS

                             U.S. OFFER TO EXCHANGE
          FOR EACH SERIES A COMMON SHARE, PAR VALUE SEK 10 PER SHARE,
          AND EACH SERIES B COMMON SHARE, PAR VALUE SEK 10 PER SHARE,
                      BENEFICIALLY OWNED BY A U.S. PERSON
                                OF FORCENERGY AB
                                      FOR
           COMMON STOCK, PAR VALUE $.01 PER SHARE, OF FORCENERGY INC
                             ---------------------

                                 FORCENERGY INC

                                PROXY STATEMENT

     This Proxy Statement/U.S. Exchange Offer/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of Forcenergy Inc, a Delaware corporation ("Forcenergy"), in connection with the solicitation of proxies by the Board of Directors of Forcenergy for use at the Special Meeting of Stockholders of Forcenergy (the "Special Meeting"), including any adjournments or postponements thereof. The Special Meeting is scheduled to be held on Tuesday, March 17, 1998. This Proxy Statement/Prospectus relates to a proposal (the "Proposal") by Forcenergy to issue shares of Forcenergy's common stock, par value $.01 per share ("FEN Common Stock"), in exchange for outstanding Series A and Series B common shares (collectively, the "FAB Securities") of Forcenergy AB ("FAB"), upon the terms and conditions set forth in this Proxy Statement/Prospectus (the "Exchange Offer"). FAB currently owns 8,740,486 shares of FEN Common Stock, representing approximately 34% of the outstanding shares of FEN Common Stock. Pursuant to the Exchange Offer, Forcenergy may issue up to 7,926,773 shares of FEN Common Stock to holders of FAB Securities upon the terms and conditions set forth herein. Assuming the tender of all outstanding shares of FAB Securities in the Exchange Offer, the former shareholders of FAB will hold approximately 32% of FEN Common Stock, with current Forcenergy shareholders, exclusive of FAB, holding the remaining 68%.

     This Proxy Statement/Prospectus also constitutes a prospectus of Forcenergy with respect to all shares of FEN Common Stock to be issued pursuant to the Exchange Offer in exchange for currently outstanding FAB Securities. Pursuant to the Exchange Offer, Forcenergy will exchange 0.75 shares of FEN Common Stock for each FAB Series A Common Share and 0.5359 shares of FEN Common Stock for each FAB Series B Common Share.

     The shares of FEN Common Stock are listed on the New York Stock Exchange ("NYSE") under the symbol "FEN." The FAB Series B Common Shares are listed on the Stockholm Stock Exchange ("SSE") under the symbol "FAB." On February 10, 1998, the last reported sales price of FEN Common Stock on the NYSE Composite Tape was $22.1875 and the closing price of the FAB Series B Common Shares, as reported by the SSE, was SEK 94.00. The FAB Series A Common Shares are owned by Forsinvest AB and are not publicly traded.

     See "Summary -- market price data" and "-- Exchange Rates."

     Following the Exchange Offer, Forsinvest AB, FAB's controlling and principal shareholder, and its affiliates will own approximately 8% of the outstanding shares of FEN Common Stock (assuming the tender of all outstanding FAB Securities).

     SEE "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS" BEGINNING ON PAGE 24 FOR INFORMATION ON CERTAIN RISKS, CONFLICTS OF INTEREST AND OTHER FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

     This Proxy Statement/Prospectus, the accompanying form of proxy and the other enclosed documents are first being mailed to shareholders of Forcenergy and FAB on or about February 17, 1998.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SSE OR ANY STATE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE SSE OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

       The date of this Proxy Statement/Prospectus is February 11, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FORCENERGY OR FAB. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FORCENERGY OR FAB SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. FORCENERGY UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO FORCENERGY, 2730 S.W. 3RD AVENUE, SUITE 800, MIAMI, FL 33129-2237, ATTENTION: MICHAEL MCNAMARA. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY MARCH 3, 1998. QUESTIONS OR REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS AND THE OFFER LETTER OF TRANSMITTAL ENCLOSED HEREWITH MAY ALSO BE OBTAINED FROM FORCENERGY, FAB OR FROM BROKERS, DEALERS AND COMMERCIAL BANKS OR TRUST COMPANIES.

     ANY U.S. PERSON (AS DEFINED HEREIN) DESIRING TO TENDER ALL OR ANY PORTION OF SUCH PERSON'S SERIES B COMMON SHARES OF FAB, NOMINAL VALUE SEK 10 PER SHARE (THE "FAB SERIES B COMMON SHARES"), SHOULD EITHER (1) COMPLETE AND SIGN THE OFFER LETTER OF TRANSMITTAL DESCRIBED HEREIN IN ACCORDANCE WITH THE INSTRUCTIONS THERETO AND MAIL OR DELIVER IT, TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS, TO THE U.S. EXCHANGE AGENT SPECIFIED THEREIN OR (2) REQUEST THAT A BROKER, DEALER, COMMERCIAL BANK, TRUST OR OTHER NOMINEE EFFECT A TRANSACTION ON SUCH STOCKHOLDER'S BEHALF. ANY STOCKHOLDER WHOSE FAB SECURITIES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH FAB SECURITIES. ALL SERIES A COMMON SHARES OF FAB, NOMINAL VALUE SEK 10 PER SHARE (THE "FAB SERIES A COMMON SHARES"), ARE OWNED BY A NON-U.S. PERSON AND, ACCORDINGLY, MAY NOT BE TENDERED PURSUANT TO THE U.S. OFFER. SEE "THE EXCHANGE
OFFER -- PROCEDURES FOR TENDERING FAB SECURITIES."

                             AVAILABLE INFORMATION

     Forcenergy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Reports, proxy statements and other information filed by Forcenergy can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Forcenergy may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain of such reports, proxy statements and other information filed by Forcenergy are also available on the Commission's World Wide Web site at http://www.sec.gov.

     Forcenergy has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the FEN Common Stock to be issued pursuant to the Exchange Offer. The information contained herein with respect to Forcenergy and its affiliates has been provided by Forcenergy, and the information contained herein with respect to FAB and its affiliates has been provided by FAB. This Proxy Statement/Prospectus does not contain all of the information set forth in the

Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     Forcenergy prepares annual and interim reports, which are distributed to its stockholders, containing financial information examined and reported upon, with opinions expressed, by Forcenergy's auditors. The consolidated financial statements of Forcenergy included in such annual reports are presented in United States dollars and are prepared in conformity with United States generally accepted accounting principles ("U.S. GAAP").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Forcenergy with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (iii) Current Reports on Form 8-K filed on January 14, 1997, as amended on February 21, 1997 and March 17, 1997, and November 5, 1997; and

          (iv) The description of Forcenergy Common Stock and associated preferred share purchase rights contained in Forcenergy's Registration Statements on Form 8-A filed with the Commission on July 17, 1995 and December 4, 1997, respectively, and any amendment or report filed for the purpose of updating such descriptions.

     All documents filed by Forcenergy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     3
TABLE OF CONTENTS...........................................     4
SUMMARY.....................................................     7
  Overview of the Exchange Offer, the Shareholder Agreement
     and the Special Meeting................................     7
  The Companies.............................................     7
  The Special Meeting.......................................     8
  Purposes..................................................     8
  Date, Time and Place......................................     8
  Record Dates; Shares Entitled to Vote.....................     8
  Quorum; Vote Required.....................................     8
  Proxies...................................................     9
  Background to the Exchange Offer; Forcenergy Reasons for
     the Proposal...........................................     9
  Recommendation of the Forcenergy Board of Directors.......    10
  Recommendation of the FAB Board of Directors..............    10
  Fairness Opinion of Morgan Stanley........................    10
  Interests of Certain Persons in the Proposal and the
     Exchange Offer.........................................    10
  The Exchange Offer........................................    11
  General...................................................    11
  Terms of the U.S. Offer; Number of Shares; Expiration to
     Date...................................................    12
  Procedure for Tendering FAB Securities....................    13
  Withdrawal Rights.........................................    14
  Acceptance for Exchange; Delivery of FEN Common Stock.....    14
  Fractional Shares.........................................    16
  Certain Conditions of the U.S. Offer......................    16
  Compulsory Acquisition....................................    16
  Certain U.S. Federal Income Tax Consequences..............    16
  Certain Swedish Income Tax Consequences...................    16
  Comparative Rights of Forcenergy and FAB Stockholders.....    17
  Risk Factors..............................................    17
  Forward-Looking Statements................................    17
  Market Price Data.........................................    18
  Exchange Rates............................................    19
  Forcenergy -- Summary Historical Consolidated Financial
     Information............................................    20
  Forcenergy AB -- Summary Historical Consolidated Financial
     Information............................................    22
  Comparative Per Share Data................................    23
RISK FACTORS, CONFLICTS OF INTEREST AND OTHER
  CONSIDERATIONS............................................    24
  Tax Effects...............................................    24
  Potential Conflicts of Interest...........................    24
  No Independent Representation.............................    24
  Regulatory Conditions and Approvals.......................    25
  Costs of the Exchange Offer...............................    25
  Provisions That May Discourage Changes of Control.........    25
  Volatility of Natural Gas and Oil Prices and Hedging
     Risk...................................................    25
  Impairment of Oil and Gas Properties......................    25
  Replacement of Reserves...................................    26
  Title of Properties.......................................    26
  Uncertainty of Reserve Information and Future Net Revenues
     Estimates..............................................    26
  Substantial Capital Requirements..........................    27
  Drilling Risks............................................    27

                                                              PAGE
                                                              ----
  Acquisition Risks.........................................    27
  Dependence on Key Personnel...............................    28
  Government Regulation and Environmental Matters...........    28
  Competition...............................................    28
  Operating Risks of Oil and Gas Operations.................    28
THE COMPANIES...............................................    29
  Forcenergy................................................    29
  FAB.......................................................    29
THE SPECIAL MEETING.........................................    30
  Date, Time and Place......................................    30
  Purpose of the Special Meeting............................    30
  Record Date and Outstanding Shares........................    30
  Proxies...................................................    30
  Quorum; Vote Required.....................................    30
  Solicitation of Proxies and Expenses......................    31
  Other Matters.............................................    31
  Background to the Exchange Offer; Reasons for the
     Proposal...............................................    31
  Recommendation of the Forcenergy Board of Directors.......    32
INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL AND THE
  EXCHANGE OFFER............................................    32
THE EXCHANGE OFFER..........................................    33
  General...................................................    33
  Recommendations of the Board of Directors of FAB..........    34
  Fairness Opinion of Morgan Stanley........................    34
  Terms of the U.S. Offer; Number of Shares; Expiration
     Date...................................................    35
  Procedures for Tendering FAB Securities...................    36
  Withdrawal Rights.........................................    37
  Acceptance for Exchange; Delivery of FEN Common Stock.....    37
  Fractional Shares.........................................    38
  Certain Conditions of the U.S. Offer......................    38
  Compulsory Acquisition....................................    39
  Certain U.S. Federal Income Tax Consequences..............    39
  Certain Swedish Income Tax Consequences...................    41
  Costs of the Exchange Offer...............................    42
  Restrictions on Resales by Affiliates.....................    42
PRO FORMA FINANCIAL INFORMATION.............................    43
INFORMATION REGARDING FORCENERGY............................    49
  Overview..................................................    49
  Strategy..................................................    49
  Technology................................................    50
  Recent Drilling Activity..................................    50
  Additional Future Projects................................    51
  Acquisitions..............................................    52
  Gulf of Mexico Properties.................................    54
  Alaska Properties.........................................    54
  Onshore Properties........................................    54
  Acreage Data..............................................    55
  Oil and Gas Reserves......................................    56
  Drilling Activity.........................................    57
  Productive Wells..........................................    57
FORCENERGY SELECTED FINANCIAL INFORMATION...................    58

                                                                                                               PAGE
                                                                                                             ---------
FORCENERGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........         59
  Results of Operations....................................................................................         59
  Comparison of Nine Months Periods Ended September 30, 1997 and September 30, 1996........................         59
  Comparison of Years Ended December 31, 1996 and December 31, 1995........................................         60
  Comparison of Years Ended December 31, 1995 and December 31, 1994........................................         61
  Liquidity and Capital Resources..........................................................................         62
FORCENERGY MANAGEMENT......................................................................................         64
  Directors of Forcenergy..................................................................................         64
  Executive Officers of Forcenergy.........................................................................         64
BENEFICIAL OWNERSHIP OF FEN COMMON STOCK...................................................................         66
DESCRIPTION OF SHAREHOLDER AGREEMENT.......................................................................         67
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................................................         68
INFORMATION REGARDING FAB..................................................................................         68
  Business of FAB..........................................................................................         68
FAB SELECTED FINANCIAL INFORMATION.........................................................................         69
OWNERSHIP OF FAB SECURITIES................................................................................         70
DESCRIPTION OF FORCENERGY CAPITAL STOCK....................................................................         70
  Common Stock.............................................................................................         70
  Preferred Stock..........................................................................................         70
  Preferred Share Purchase Rights..........................................................................         71
  Warrants.................................................................................................         73
  Transfer Agent and Registrar.............................................................................         73
COMPARATIVE RIGHTS OF FORCENERGY AND FAB STOCKHOLDERS......................................................         73
  Number, Classification...................................................................................         73
  Removal of Directors.....................................................................................         74
  Voting Rights............................................................................................         74
  Power to Call Special Meetings...........................................................................         74
  Stockholder Vote Required for Certain Transactions, Including Mergers and Consolidations.................         74
  Business Combinations with Interested Stockholders.......................................................         75
  Dissenters' Rights.......................................................................................         75
  Action by Written Consent................................................................................         76
  Dividends................................................................................................         76
  Preemptive Rights........................................................................................         76
  Amendments of Charter Documents..........................................................................         77
LEGAL MATTERS..............................................................................................         77
EXPERTS....................................................................................................         77
FAB FINANCIAL STATEMENTS...................................................................................        F-1
FAIRNESS OPINION OF MORGAN STANLEY.........................................................................        A-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully this Proxy Statement/Prospectus in its entirety. As used in this Proxy Statement/ Prospectus, unless otherwise required by the context, the term "Forcenergy" means Forcenergy Inc and its consolidated subsidiaries and the term "FAB" means Forcenergy AB and its consolidated subsidiary.

OVERVIEW OF THE EXCHANGE OFFER, THE SHAREHOLDER AGREEMENT AND THE SPECIAL
MEETING

     Upon the terms and conditions of the Exchange Offer, Forcenergy is offering to exchange 0.75 shares of FEN Common Stock for each of the 1,000,000 outstanding FAB Series A Common Shares and 0.5359 shares of FEN Common Stock for each of the 13,392,000 outstanding FAB Series B Common Shares, representing an aggregate of 7,926,773 shares of FEN Common Stock for all of the outstanding FAB Securities. The Exchange Offer is conditioned on, among other things, the valid tender of at least 90% of (i) the issued and outstanding FAB Securities (calculated on a fully diluted basis) and (ii) the total voting rights with respect to the FAB Securities. Forsinvest AB, Stridor Invest AB and Eric Forss (the "Forss Affiliates"), who beneficially own (including voting rights) all of the 1,000,000 FAB Series A Common Shares and 2,224,633 FAB Series B Common Shares (together, the "Forss Shares"), representing approximately 52% voting interest and 22% equity interest in FAB, have entered into a Shareholder Agreement with Forcenergy (the "Shareholder Agreement") pursuant to which the Forss Affiliates have agreed unconditionally to tender their FAB Securities pursuant to the terms and conditions of the Exchange Offer. The Exchange Offer is also conditioned upon the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power, present in person or represented by proxy. Shares of FEN Common Stock held by FAB, which holds approximately 34% of the outstanding shares of FEN Common Stock, will not be entitled to vote or be counted for quorum purposes at the Special Meeting. Abstentions will be treated as present for quorum purposes and will have the same effect as a vote "against" the Proposal. While a broker non-vote will be treated as present for quorum purposes, it will not be treated as "voting power present" and will not have any effect on the vote on the Proposal. See "The Special Meeting -- Quorum; Vote Required" below.

     Pursuant to the Shareholder Agreement, if the Exchange Offer is allowed to expire, or the Exchange Offer is terminated as a result of the conditions precedent thereto not being met, as a result of a superior offer being made to the shareholders of FAB by another party, Forcenergy has the option to purchase all of the Forss Shares in exchange for either 1,947,403 shares of FEN Common Stock or for cash equal to such number of shares times the greater of $33.00 or the market price of FEN Common Stock at the time of the exercise of such option. Pursuant to the Shareholder Agreement, the Forss Affiliates also granted to Forcenergy an irrevocable proxy to vote the Forss Shares with respect to any matter on which such shares are entitled to vote and to take any other actions with respect to such shares as a shareholder of FAB. See "The Shareholder Agreement."

     At the Special Meeting, the stockholders of Forcenergy will be asked to approve the issuance of shares of FEN Common Stock pursuant to the Exchange Offer. This Proxy Statement/Prospectus describes these matters in more detail below.

                                 THE COMPANIES

     Forcenergy. Forcenergy is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas properties. The principal executive offices of Forcenergy are located at 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, and its telephone number at such offices is (305) 856-8500. Forcenergy has experienced significant growth in the last six years, primarily through the exploitation, enhancement and development of acquired producing properties in the Gulf of Mexico and the 1996 acquisition of producing properties in the Cook Inlet, Alaska. At December 31, 1996, Forcenergy had net proved reserves of approximately 585 Bcfe, 58% of which were located in the Gulf of

Mexico and 27% of which were located in Alaska. Approximately 56% of Forcenergy's net proved reserves on such date were oil and approximately 78% of proved reserves were classified as proved developed. Forcenergy currently operates approximately 75% of its Gulf of Mexico production. Forcenergy's primary focus is its Gulf of Mexico and Alaska activities; however, Forcenergy has also acquired interests in certain undeveloped international leasehold acreage, primarily in Gabon, Africa and Australia. Prior to its initial public offering in 1995, Forcenergy was a wholly-owned subsidiary of FAB. FAB currently owns approximately 34% of the outstanding FEN Common Stock. See "Information Regarding Forcenergy."

     FAB. FAB operates primarily as a holding company whose principal asset of value currently consists of 8,740,486 shares of FEN Common Stock. The principal executive offices of FAB are located at Birger Jarlsgatan, 73-75, Box 19040, S104, 32, Stockholm, Sweden, and its telephone number at such offices is 46-8-7969910.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held on Tuesday, March 17, 1998, at 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237 commencing at 9:00 a.m. local time.

PURPOSES

     The purposes of the Special Meeting are (i) to consider and vote upon a proposal to approve the issuance of shares of FEN Common Stock pursuant to the Exchange Offer and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATES; SHARES ENTITLED TO VOTE

     The Board of Directors of Forcenergy has fixed the close of business on January 28, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of FEN Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. On such date, there were 25,513,102 shares of FEN Common Stock outstanding, each of which (other than the 8,740,486 shares held by FAB) will be entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM; VOTE REQUIRED

     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of FEN Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power, present in person or represented by proxy is required to approve the Proposal. Because Forcenergy holds an irrevocable proxy with respect to a majority voting interest in the election of directors of FAB, the shares of FEN Common Stock held by FAB will not be entitled to vote or be counted for quorum purposes at the Special Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present and will have the same effect as a vote against the Proposal. Under the rules of the National Association of Securities Dealers, Inc. and the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Proposal unless they receive specific instructions from beneficial owners. While such a broker non-vote will be counted as present for purposes of a quorum, it will not have any effect on the vote on the Proposal. See "The Special Meeting -- Quorum; Vote Required."

PROXIES

     If a stockholder does not attend the Special Meeting, such stockholder may vote by proxy. A form of proxy for voting stock at the Special Meeting is enclosed herewith. All shares of FEN Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. See "The Special Meeting -- Proxies."

     IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO ADOPTION OF THE PROPOSAL, THE SHARES REPRESENTED BY AN EXECUTED PROXY WILL BE VOTED "FOR" THE ADOPTION OF THE PROPOSAL. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION, TAKING INTO ACCOUNT ANY RECOMMENDATIONS OF MANAGEMENT OF FORCENERGY.

     Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Forcenergy, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Forcenergy before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Forcenergy Inc, 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, Attention: Secretary, or hand delivered to the Secretary of Forcenergy, at or before the taking of the vote at the Special Meeting. See "The Special Meeting -- Proxies."

BACKGROUND TO THE EXCHANGE OFFER; FORCENERGY REASONS FOR THE PROPOSAL

     The Board of Directors of Forcenergy believes that the following are the principal reasons to consummate the Exchange Offer at this time:

     - The Exchange Offer will result in the issuance of up to 7,926,773 new shares of FEN Common Stock and the indirect acquisition by Forcenergy of the 8,740,486 shares of FEN Common Stock held by FAB. If Forcenergy acquires over 90% of the outstanding FAB Securities, Forcenergy will initiate compulsory acquisition procedures to acquire the remaining FAB Securities, resulting in FAB being a 100% owned subsidiary of Forcenergy. See "The Exchange Offer -- Compulsory Acquisition." The shares of FEN Common Stock currently held by FAB will continue to be held by FAB and will remain outstanding as treasury shares of Forcenergy and therefore shall not be entitled to vote or be counted for quorum purposes pursuant to the General Corporation Law of the State of Delaware (the "DGCL"). Subsequent to the Exchange Offer, the shares of FEN Common Stock currently held by FAB, although remaining outstanding, will not be considered as outstanding for purposes of calculating financial results. Consequently, the transaction will be accretive to earnings and cash flow per share of FEN Common Stock.

     - The Exchange Offer will increase Forcenergy's investor base by allowing current holders of FAB Securities to hold direct ownership of FEN Common Stock, thereby expanding liquidity for all Forcenergy stockholders.

     - The Exchange Offer will simplify Forcenergy's ownership structure, a structure in which FAB's presence has heretofore caused confusion in the financial markets' understanding of the companies. The Board of Directors of Forcenergy believes that the separate existence of FAB, whose net asset value consists primarily of shares of FEN Common Stock, has had a negative impact on Forcenergy's market price and ability to raise capital at optimal prices in the U.S. The consolidation of the two companies into a simplified organizational and capital structure is expected to provide benefits to all holders of Forcenergy's public securities.

RECOMMENDATION OF THE FORCENERGY BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FORCENERGY HAS DETERMINED THAT THE PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF FORCENERGY AND RECOMMENDS THAT THE STOCKHOLDERS OF FORCENERGY APPROVE THE PROPOSAL. See "The Special Meeting -- Recommendations of the Board of Directors of Forcenergy" and "-- Background to the Exchange Offer; Reasons for the Proposal." In considering the recommendation of the Forcenergy Board with respect to the Proposal, Forcenergy stockholders should be aware that certain officers and directors of Forcenergy have certain interests respecting the Proposal, apart from their interests as stockholders of Forcenergy. See "Interests of Certain Persons in the Proposal and the Exchange Offer."

RECOMMENDATION OF THE FAB BOARD OF DIRECTORS

     ON FEBRUARY 4, 1998, THE TWO INDEPENDENT FAB DIRECTORS DETERMINED THAT THE EXCHANGE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF FAB AND RECOMMENDED THAT THE STOCKHOLDERS OF FAB ACCEPT THE EXCHANGE OFFER. See "The Exchange Offer -- Recommendations of the Board of Directors of FAB." In considering the recommendation of the FAB Board with respect to the Exchange Offer, FAB stockholders should be aware that, although they have not made such recommendation, certain officers and directors of FAB have certain interests respecting the Exchange Offer, apart from their interests as holders of FAB Series B Common Shares. See "Interests of Certain Persons in the Proposal and the Exchange Offer."

FAIRNESS OPINION OF MORGAN STANLEY

     On January 30, 1998, Morgan Stanley & Co. Limited ("Morgan Stanley") delivered an opinion to the Board of Directors of FAB concerning the financial fairness of the consideration to be received by holders of FAB Series B Common Shares under the Exchange Offer. The full text of such opinion is set out in Annex A attached hereto. FAB SHAREHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY. Morgan Stanley's opinion is directed only to the consideration and does not constitute a recommendation to any FAB shareholder as to whether such shareholder should tender their shares in the Exchange Offer. See "The Exchange Offer -- Fairness Opinion of Morgan Stanley" and Annex A attached hereto.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL AND THE EXCHANGE OFFER

     Certain officers and directors of Forcenergy are also officers, directors and shareholders of FAB and Forsinvest AB. Eric Forss, a director of Forcenergy, is the President and a director of FAB and the President of Forsinvest AB. The Forss Affiliates beneficially own 1,000,000 FAB Series A Common Shares and 2,224,633 FAB Series B Common Shares, representing approximately 52% voting interest and 22% equity interest in FAB. Stig Wennerstrom, the President and Chief Executive Officer and a director of Forcenergy, beneficially owns 105,000 FAB Series B Common Shares. Robert Issal, a director of Forcenergy, beneficially owns 7,000 FAB Series B Common Shares. Mr. Wennerstrom is also a Director of FAB and Mr. Issal is the Chairman of FAB and Forcenergy. William Wallace, a director of Forcenergy, owns 2,000 FAB Series B Common Shares. These relationships and affiliations may present a conflict of interest of such directors and the Forcenergy Board of Directors in recommending the Proposal to Forcenergy shareholders. Messrs. Wennerstrom, Issal and Wallace disclosed their potential conflicts of interest with respect to the terms of the Exchange Offer but did not abstain from voting on the approval by the Forcenergy Board of Directors of the terms of the Exchange Offer and the Proposal. Due to his conflicts of interest, Mr. Forss abstained from voting by the Forcenergy Board of Directors on the Exchange Offer and the Proposal.

     In connection with the recommendation by the FAB Board, FAB Board members Robert Issal and Stig Wennerstrom did not and will not take part in any recommendation regarding the Exchange Offer due to their connection with Forcenergy. In addition, Eric Forss will not participate in the final recommendation. See "Risk Factors, Conflicts of Interest and Other Considerations" and "Interests of Certain Persons in the Proposal and the Exchange Offer."

THE EXCHANGE OFFER

     FORCENERGY STOCKHOLDERS ARE NEITHER BEING ASKED TO, NOR WILL THEY BE PERMITTED TO, TENDER THEIR SHARES OF FEN COMMON STOCK IN THE EXCHANGE OFFER. FORCENERGY STOCKHOLDERS ARE ONLY BEING ASKED TO VOTE ON THE APPROVAL OF THE PROPOSAL REGARDING THE ISSUANCE OF THE SHARES OF FEN COMMON STOCK PURSUANT TO THE TERMS OF THE EXCHANGE OFFER.

GENERAL

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any extension or amendment), Forcenergy will accept for exchange and exchange FEN Common Stock for all FAB Securities which are validly tendered prior to the Expiration Date and not withdrawn. The term "Expiration Date" means 9:00 a.m., New York City time (3:00 p.m. Stockholm time), on March 18, 1998 unless and until Forcenergy shall have extended the period of time during which the Exchange Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Exchange Offer, as so extended by Forcenergy, shall expire.

     The Exchange Offer will be conducted in two parts: the U.S. Offer, and the Swedish and International Offer. The U.S. Offer and the Swedish and International Offer will be on substantially the same terms and subject to the same conditions, except that holders of FAB Securities that are U.S. Persons will receive shares of FEN Common Stock pursuant to the U.S. Offer and holders of FAB Securities that are not U.S. Persons will receive, at their option, either shares of FEN Common Stock or Swedish Depository Receipts representing shares of FEN Common Stock ("SDRs") pursuant to the Swedish and International Offer. The Swedish and International Offer will be made in accordance with the Recommendation Concerning Public Offers to Purchase Shares promulgated in 1988 by the Joint Committee of the Stockholm Chamber of Commerce and the Federation of Swedish Industries (the "Recommendation"), which is applicable to certain takeovers of Swedish companies. The Swedish and International Offer is not being made directly or indirectly in, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce in, or any facilities of a national securities exchange of, the United States.

     The U.S. Offer is being made only to U.S. Persons who hold, beneficially or of record, FAB Securities. Each holder tendering FAB Securities in the U.S. Offer will be required to certify that such holder is a U.S. Person. As used herein, the term "U.S. Person" has the meaning set forth in Regulation S promulgated under the Securities Act; for purposes of the description of the Exchange Offer contained in this section of the Proxy Statement/Prospectus, the term "United States" or its abbreviation "U.S." means the United States of America, including each of the 50 states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction.

     In order to coordinate the making of the U.S. Offer with the Swedish and International Offer, Forcenergy has requested a "no-action letter" (the "No-Action Letter") and received oral confirmation from the SEC granting Forcenergy relief with respect to certain of the SEC's rules pertaining to tender and exchange offers in the United States under the Exchange Act, particularly with respect to the timing of exchange for, or return of, tendered securities, as described herein.

     U.S. Offer. Forcenergy hereby offers, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and in the related Offer Letter of Transmittal (as defined herein), to exchange for each outstanding FAB Security that is owned of record or owned beneficially by a U.S. Person, 0.5359 shares of FEN Common Stock for each outstanding Series B Common Share of FAB (collectively with the 0.75 shares of FEN Common Stock for each outstanding Series A Common Share of FAB, the "Exchange Ratio").

     Conditions. The Exchange Offer is conditioned upon, among other things, the satisfaction of the Minimum Share Condition and Forcenergy Shareholder Approval Condition. The "Minimum Share Condition" is the condition to the Exchange Offer that the number of FAB Securities being validly tendered and not withdrawn prior to the Expiration Date represents more than 90% of (i) the issued and outstanding FAB Securities (calculated on a fully diluted basis) and (ii) the total voting rights with respect to the FAB

Securities. The Exchange Offer is also conditioned on the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power (which shall not include the shares owned by FAB), present in person or represented by proxy (the "Forcenergy Stockholder Approval Condition") and the satisfaction of, or the waiver by Forcenergy of, the other conditions set forth in "The Exchange Offer -- Certain Conditions of the U.S. Offer" occurring prior to or contemporaneously with the Effective Time (together with the Minimum Share Condition and the Forcenergy Stockholder Approval Condition, the "Offer Conditions"). Except for the Forcenergy Stockholder Approval Condition, Forcenergy may, at its option, waive any of the Offer Conditions and close the Exchange Offer. See "The Exchange Offer -- Certain Conditions of the U.S. Offer."

     Fees of Tendering Stockholders. Tendering stockholders of FAB will not be obligated to pay brokerage fees or commissions. Forcenergy will bear all charges and expenses of American Stock Transfer & Trust Company, as transfer agent for Forcenergy, and Skandinaviska Enskilda Banken, as exchange agent in connection with the U.S. Offer (the "U.S. Exchange Agent").

     Other. The FEN Common Stock that Forcenergy hereby offers in exchange for FAB Securities pursuant to this Proxy Statement/Prospectus has been registered under the Securities Act, and is described in detail, together with financial and other information concerning Forcenergy, elsewhere in this Proxy Statement/ Prospectus, which constitutes part of the Registration Statement. Application will be made to list the shares of FEN Common Stock exchanged for FAB Securities and issued in the Exchange Offer on the NYSE and the SDRs on the SSE.

     For additional information concerning Forcenergy, see "Information Regarding Forcenergy."

     THIS PROXY STATEMENT/PROSPECTUS AND THE RELATED OFFER LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO ACCEPTING THE U.S. OFFER.

TERMS OF THE U.S. OFFER; NUMBER OF SHARES; EXPIRATION DATE.

     General. Upon the terms and subject to the conditions set forth in the U.S. Offer, as it may be amended or supplemented from time to time, Forcenergy will, in connection with the U.S. Offer, accept for exchange, and exchange, all outstanding FAB Securities subject to the U.S. Offer that are validly tendered in the Exchange Offer and not withdrawn prior to the final day of the Offer Period (as defined below). U.S. Persons who wish to accept the U.S. Offer must tender their FAB Securities during the period commencing February 17, 1998, and ending 9:00 a.m., New York City time (3:00 p.m. Stockholm time), on March 18, 1998 (as such period may be extended as described in the following sentence, the "Offer Period"). Forcenergy expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer Period for any reason, and in relation thereto, to delay delivery of the shares of FEN Common Stock, by giving written notice of such extension to the U.S. Exchange Agent, accompanied by a public announcement. Forcenergy intends to extend the U.S. Offer if the Swedish and International Offer is similarly extended. The delivery of shares of FEN Common Stock in exchange for FAB Securities tendered in the U.S. Offer will not commence until Forcenergy has announced that all conditions to the U.S. Offer have been met or waived. In accordance with customary Swedish practice regarding determining the level of acceptances in tender and exchange offers, Forcenergy may not announce the level of acceptance of the U.S. Offer until at least five business days after the expiration of the Offer Period (such period from the Expiration Date to the date of such announcement is referred to as the "Interim Period"). Assuming that such announcement is made on or about March 25, 1998, it is estimated that settlement can begin on or about March 31, 1998. Withdrawal rights will not be available during the Interim Period or the period, if any, during which the U.S. Offer remains open following the announcement by Forcenergy of the satisfaction of all conditions to the U.S. Offer.

     Subject to the applicable rules and regulations of the SEC and in accordance with the Recommendation, Forcenergy also reserves the right, in its sole discretion, at any time, to (a) delay acceptance for exchange of and, regardless of whether any FAB Securities have theretofore been accepted for exchange, delay delivery of shares of FEN Common Stock for any FAB Securities tendered in the U.S. Offer pending receipt of any governmental or other regulatory approvals or other actions specified in "Risk Factors -- Regulatory

Conditions and Approvals," (b) terminate the U.S. Offer and not accept for exchange any FAB Securities unless the Offer Conditions shall have been satisfied or, if permissible, waived, (c) waive (to the extent permissible) any Offer Condition, or otherwise amend the U.S. Offer in any respect, by giving oral or written notice of such delay, termination, amendment or extension to the U.S. Exchange Agent and by making a public announcement thereof, and (d) extend the Exchange Offer and, subject to the rights of FAB stockholders to withdraw FAB Securities as provided below, retain the FAB Securities for the time period during which the Exchange Offer is extended. See "The Exchange Offer -- Certain Conditions of the U.S. Offer."

     Without limiting the manner in which Forcenergy may choose to make any public announcement, whether in connection with an extension, delay, termination, amendment or waiver of any of the terms of the U.S. Offer, and except as provided by applicable law, Forcenergy shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. If such press release relates to an extension of the U.S. Offer, Forcenergy will issue such press release no later than 9:00 a.m. on the next business day after the scheduled termination of the U.S. Offer. For purposes of the U.S. Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Other. The U.S. Offer is conditioned upon the satisfaction or, if permissible, waiver of the Offer Conditions (as defined below). See "The Exchange Offer -- Certain Conditions of the U.S. Offer."

     Forcenergy will not accept for exchange any FAB Securities tendered in the U.S. Offer and the Swedish and International Offer during the Offer Period unless all FAB Securities validly tendered in the U.S. Offer and the Swedish and International Offer and not withdrawn prior to the Expiration Date are accepted for exchange.

     FAB has arranged for Forcenergy to obtain a list of holders of record of FAB Securities that have registered addresses in the United States and that are believed by FAB to be U.S. Persons, as well as the names of non-U.S. nominees that are believed to be record holders of FAB Securities on behalf of U.S. Persons. This Proxy Statement/Prospectus, the Offer Letter of Transmittal (defined below) and other related materials will be mailed by Forcenergy to such record holders and will be furnished by Forcenergy to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such lists for subsequent transmittal to beneficial owners of FAB Securities, or who otherwise indicate to Forcenergy that they are holding FAB Securities for the benefit of U.S. Persons.

PROCEDURES FOR TENDERING FAB SECURITIES.

     General. In order for a holder of FAB Securities to validly tender FAB Securities pursuant to the U.S. Offer, an offer letter of transmittal (the "Offer Letter of Transmittal"), must be properly completed and duly executed, and, together with any other required documents, must be delivered to the U.S. Exchange Agent specified in such Offer Letter of Transmittal. Record holders of FAB Securities are registered directly with Vardepappercentralen VPC AB ("VPC," the Swedish Securities Register Center) and have a securities account in which such shares are registered (a "VP account").

     ANY STOCKHOLDER WHOSE FAB SECURITIES ARE REGISTERED WITH VPC IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH FAB SECURITIES.

     In order to accept the U.S. Offer, a holder of FAB Securities will need to certify that such holder is a U.S. Person, or is holding such FAB Securities on behalf of a U.S. Person.

     THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER WITH SIGNATURE REQUIRED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The valid tender of FAB Securities pursuant to the procedures described above will constitute a binding agreement between the tendering stockholder and Forcenergy upon the terms of and subject to the conditions of the U.S. Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of FAB Securities will be determined by Forcenergy with respect to the U.S. Offer, in its sole discretion, which determination shall be final and binding on all parties. Forcenergy reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful or otherwise invalid. Forcenergy also reserves the absolute right to waive any defect or irregularity in the tender of any FAB Securities. No tender of FAB Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Forcenergy, the U.S. Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The interpretation by Forcenergy of the terms and conditions of the U.S. Offer (which includes the Offer Letter of Transmittal and the instructions thereto) will be final and binding.

     If the Offer Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the U.S. Exchange Agent, proper evidence satisfactory to the U.S. Exchange Agent of their authority to so act must be submitted.

     Other Requirements. The acceptance of FAB Securities by Forcenergy pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Forcenergy upon the terms and subject to the conditions applicable to the U.S. Offer.

WITHDRAWAL RIGHTS

     Tenders of FAB Securities in the U.S. Offer are irrevocable, except as otherwise provided in this section. FAB Securities tendered pursuant to the U.S. Offer may be withdrawn pursuant to the procedures set forth below at any time during the Offer Period except that withdrawal rights will not be available during the period, if any, during which the U.S. Offer remains open following the announcement by Forcenergy of the satisfaction of all conditions to the U.S. Offer. In addition, holders of FAB Securities will not have withdrawal rights during the Interim Period.

     To be effective, a written notice of withdrawal or a telegraphic transmission thereof must be timely received by the U.S. Exchange Agent at its address set forth on the back cover of this Proxy Statement/ Prospectus and must specify the name of the person having tendered FAB Securities to be withdrawn, as well as the number and type of FAB Securities (including the VP account) to be withdrawn.

     Withdrawals of tendered FAB Securities may not be rescinded, and any FAB Securities properly withdrawn will thereafter be deemed not validly tendered for the purposes of the U.S. Offer. However, FAB Securities withdrawn during the Offer Period may be re-tendered by following one of the procedures described in "The Exchange Offer -- Procedures for Tendering FAB Securities" at any time during the Offer Period.

     All questions as to the validity (including time of receipt) of notices of withdrawal with respect to the U.S. Offer will be determined by Forcenergy, in its sole discretion, whose determination will be final and binding. None of Forcenergy, the U.S. Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR EXCHANGE; DELIVERY OF FEN COMMON STOCK

     Upon the terms and subject to the satisfaction or waiver of the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), Forcenergy will accept for exchange, and will exchange, as promptly as practicable after the Expiration Date, all FAB Securities validly tendered into the U.S. Offer prior to the Expiration Date and not withdrawn in accordance with procedures set forth in "The Exchange Offer -- Withdrawal Rights." Subject to applicable rules of the SEC, Forcenergy expressly reserves the right to delay acceptance for exchange of, or delivery of any consideration for, FAB Securities tendered in the U.S. Offer pending receipt of any governmental or other regulatory approvals, orders or actions specified in "Risk Factors -- Regulatory Conditions and Approvals."

     In all cases, exchange for FAB Securities accepted for exchange pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Exchange Agent of an Offer Letter of Transmittal (or facsimile copy thereof) properly completed and duly executed and any other documents required by the Offer Letter of Transmittal.

     For purposes of the U.S. Offer, Forcenergy will be deemed to have accepted for exchange, and thereby acquired, FAB Securities validly tendered to it pursuant to the U.S. Offer and not withdrawn as, if and when Forcenergy gives oral or written notice to the U.S. Exchange Agent of its acceptance for exchange of such FAB Securities tendered pursuant to the U.S. Offer.

     In accordance with customary Swedish practice regarding determining the level of acceptances of the Swedish and International Offer, Forcenergy anticipates that it will be unable to announce the level of acceptances of the U.S. Offer until the end of the Interim Period. Forcenergy acknowledges that Rule 14e-1(c) under the Exchange Act provides that an offeror must pay the consideration offered or return the securities deposited by, or on behalf of, security holders promptly after the termination or withdrawal of an offer. However, pursuant to the No-Action Letter, the SEC has granted Forcenergy certain relief from the provisions of Rule 14e-1(c). If, after determination of the results of the Exchange Offer following the end of the Offer Period, it is determined that the Minimum Share Condition or any other Offer Condition has not been satisfied and will not be waived, and Forcenergy determines to withdraw the Exchange Offer, the tender of all securities previously tendered will thereafter be treated as if such tenders had been withdrawn by the persons tendering such shares.

     Forcenergy acknowledges that Rule 14e-1(d) under the Exchange Act provides that an extension must be accompanied by a public announcement, which must include disclosure of the approximate number of securities deposited to date, issued by 9:00 a.m., Eastern time, on the next business day after the scheduled expiration date of the Exchange Offer. However, pursuant to the No-Action Letter, the SEC has granted Forcenergy certain relief from the provisions of Rule 14e-1(d). In accordance with the customary practice in Sweden with respect to determining the level of acceptances in a Swedish exchange offer, Forcenergy anticipates that it will not announce the level of acceptances of the U.S. Offer until at least five business days after the end of the Offer Period.

     If Forcenergy is delayed in its acceptance for exchange of, or issuance of FEN Common Stock in exchange for, FAB Securities or is unable to accept for exchange, or issue FEN Common Stock in exchange for, FAB Securities pursuant to the U.S. Offer for any reason, then, without prejudice to the rights of Forcenergy with respect to the U.S. Offer under this Proxy Statement/Prospectus (but subject to compliance with applicable rules of the SEC and the Recommendation), the U.S. Exchange Agent may nevertheless, on behalf of Forcenergy, retain tendered FAB Securities, subject to withdrawal rights as described in "The Exchange Offer -- Withdrawal Rights." Under no circumstances will interest or other consideration be paid, nor will any additional FEN Common Stock be issued, by Forcenergy, regardless of any delay in making such exchange.

     In accordance with customary Swedish practices, after the Offer Letter of Transmittal has been received and is registered by the U.S. Exchange Agent, the FAB Securities will be transferred to a newly opened, blocked VP account in the name of the stockholder. In connection with this, VPC will forward both a notice (a "VP notice") which indicates the withdrawal from the original VP account and a VP notice which indicates the deposit in the newly opened VP account.

FRACTIONAL SHARES

     No fractional shares of FEN Common Stock will be issued upon the surrender for exchange of FAB Securities and any fractional share interest held after the Exchange Offer will not entitle such owner to vote or to any other rights of a stockholder of Forcenergy. The holders of such fractional share interests will be paid an amount in cash representing such holder's proportionate interest in the net proceeds from the sale by the U.S. Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of FEN Common Stock attributable to such holders' fractional share interests (the "FEN Excess Shares") (which FEN Excess Shares may be combined with other fractional shares in the Exchange Offer and sold in the form of SDRs on the Stockholder Stock Exchange). Until the net proceeds of the sales of the FEN Excess Shares are distributed to the holders of the fractional share interests, the U.S. Exchange Agent will hold such proceeds in trust on behalf of the holders of such fractional share interests. Such proceeds (without interest) will be paid in lieu of fractional shares to the holders of the fractional share interests as soon as practicable after the U.S. Exchange Agent determines the portion of the proceeds to which each such holder is entitled. Proceeds will be distributed to the yield account linked to the VP account of the registered stockholder.

CERTAIN CONDITIONS OF THE U.S. OFFER

     Notwithstanding any other term of the U.S. Offer, Forcenergy will not be required to accept for exchange or, subject to the procedures described in "The Exchange Offer -- Acceptance for Exchange; Delivery of FEN Common Stock," to issue the shares of FEN Common Stock in exchange for, any FAB Securities tendered pursuant to the U.S. Offer, and may terminate or amend the U.S. Offer or postpone the acceptance of, or exchange for, FAB Securities tendered pursuant thereto, unless the Offer Conditions described in "The Exchange Offer -- Certain Conditions to the U.S. Offer" shall have been satisfied or, if permissible, waived on or before the Expiration Date. The Offer Conditions include the Minimum Share Condition and the Forcenergy Stockholder Approval Condition.

     Pursuant to the Shareholder Agreement, the Forss Affiliates have agreed to tender their FAB Securities, representing approximately 52% voting interest in FAB, pursuant to the Exchange Offer and have also agreed not to solicit or encourage any offer from any party concerning the possible disposition of FAB Securities.

COMPULSORY ACQUISITION

     If holders of more than 90% of the outstanding FAB Securities accept the Exchange Offer or Forcenergy otherwise acquires more than 90% of the outstanding FAB Securities (including voting rights), Forcenergy (and each remaining stockholder of FAB) will have the right under the Swedish Companies Act (the "Companies Act") to commence a process leading to a compulsory acquisition by a newly formed, wholly owned subsidiary of Forcenergy organized under the law of the Kingdom of Sweden (the "FEN Swedish Sub"). Under the compulsory acquisition, any FAB stockholders who did not tender their securities will receive cash in a taxable exchange for their FAB Securities. The price per share of a FAB Security will be determined in accordance with the Companies Act, which may be higher or lower than the value per share of FEN Common Stock being offered under the Exchange Offer on the Expiration Date. The compulsory acquisition process may take up to two years or longer. Accordingly, no assurance can be given as to the timing or price thereof. See "The Exchange Offer -- Compulsory Acquisition."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Forcenergy has received a tax opinion from Andrews & Kurth L.L.P., tax advisors to Forcenergy, regarding the U.S. federal income tax consequences of the Exchange Offer to a U.S. FAB Holder (as defined in "The Exchange
Offer -- Certain U.S. Federal Income Tax Consequences"). Generally, for U.S. federal income tax purposes, the exchange of FAB Securities for FEN Common Stock in the Exchange Offer will constitute a taxable event for U.S. FAB Holders unless Forcenergy acquires 100% of the outstanding FAB Securities solely in exchange for shares of FEN Common Stock in such transaction.

CERTAIN SWEDISH INCOME TAX CONSEQUENCES

     Enskilda Juridik, Skandinaviska Enskilda Banken, has acted as tax counsel to Forcenergy regarding certain Swedish income tax consequences of the Exchange Offer. Generally, a U.S. FAB Holder will not be liable for Swedish income tax upon the Exchange of FAB Securities unless such Holder maintains a permanent establishment in Sweden or has been a resident of Sweden during a certain period of time prior to the Exchange. See "The Exchange Offer -- Certain Swedish Income Tax Consequences."

     Each FAB stockholder should consult his or her own tax advisor regarding the tax consequences of the Exchange Offer in light of such stockholder's own situation, including the application and the effect of any state, local or foreign income and other tax laws. For a more detailed discussion of these and other tax considerations for FAB stockholders, see "The Exchange
Offer -- Certain U.S. Federal Income Tax Consequences" and "The Exchange
Offer -- Certain Swedish Income Tax Consequences."

COMPARATIVE RIGHTS OF FORCENERGY AND FAB STOCKHOLDERS

     Rights of stockholders of FAB are currently governed by the laws of Sweden, the rules of the SSE and the Articles of Association, as amended, of FAB (the "FAB Charter"). Upon consummation of the Exchange Offer, FAB stockholders will become stockholders of Forcenergy and their rights as stockholders of Forcenergy will be governed by the DGCL, the Amended and Restated Certificate of Incorporation of Forcenergy (the "Forcenergy Charter") and Forcenergy's Bylaws (the "Forcenergy Bylaws"). There are various differences between the rights of FAB stockholders and the rights of Forcenergy stockholders. See "Comparative Rights of Forcenergy and FAB Stockholders" and "Description of Forcenergy Capital Stock."

RISK FACTORS

     FAB stockholders are urged to consider the matters set forth under "Risk Factors, Conflicts of Interest and Other Considerations" in deciding whether to tender their FAB Securities pursuant to the Exchange Offer in exchange for the FEN Common Stock offered hereby.

FORWARD LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. No assurance can be given that actual results may not differ materially from those in the forward-looking statements herein for reasons including the effect of competition, the level of petroleum industry exploration and production expenditures, world economic conditions, prices of and the demand for crude oil and natural gas, drilling activity, weather, the legislative environment in the United States and other countries, OPEC policy, conflict in the Middle East and other major petroleum producing regions and the condition of the capital and equity markets.

                               MARKET PRICE DATA

     FEN Common Stock commenced trading on the NYSE under the symbol "FEN" on June 18, 1997. Prior to then, FEN Common Stock was quoted on the Nasdaq National Market (the "NASDAQ"). The FAB Series B Common Shares are listed on the Stockholm Stock Exchange (the "SSE") under the symbol "FAB." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for FEN Common Stock and FAB Series B Common Shares as reported on the NASDAQ, NYSE and the SSE.

                                                         FORCENERGY      FAB -- SERIES B
                                                       ---------------   ----------------
                                                        HIGH     LOW      HIGH      LOW
                                                       ------   ------   -------   ------
                                                           (US $)             (SEK)
1995
  First Quarter......................................      --       --     34.60    30.50
  Second Quarter.....................................      --       --     45.80    35.00
  Third Quarter(1)...................................  $11.38   $10.00     44.80    34.00
  Fourth Quarter.....................................  $11.50   $ 9.25     35.50    28.00
1996
  First Quarter......................................  $11.69   $10.50     34.50    32.00
  Second Quarter.....................................  $19.25   $11.63     46.80    33.50
  Third Quarter......................................  $24.88   $17.75     60.50    46.50
  Fourth Quarter.....................................  $37.88   $22.75     98.00    57.50
1997
  First Quarter......................................  $37.13   $25.38    102.00    78.00
  Second Quarter.....................................  $35.13   $27.13     99.50    78.00
  Third Quarter......................................  $38.81   $26.75    112.50    80.00
  Fourth Quarter.....................................  $39.00   $25.19    115.00    86.00
1998
  First Quarter (through February 10, 1998)..........  $25.88   $21.50    107.00    88.00

---------------

(1) Forcenergy commenced trading on the NASDAQ on July 28, 1995. No public market existed for FEN Common Stock prior to that date.

     On December 18, 1997, the last trading day prior to the date of the announcement of the Exchange Offer by Forcenergy, the closing per share sales prices of FEN Common Stock and FAB Series B Common Shares, as reported on the NYSE and the SSE, were US $27.00 and SEK 88.00, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of FEN Common Stock and FAB Series B Common Stock.

     Following the Exchange Offer, FEN Common Stock will continue to be traded on the NYSE and SDRs representing shares of FEN Common Stock will be listed on the SSE. Following the Exchange Offer, the FAB Class B Common Shares will be delisted as soon as permitted by the SSE.

                                 EXCHANGE RATES

     All currency amounts in this Proxy Statement/Prospectus are expressed in U.S. dollars ("US$" or "$") unless it is specifically indicated that a different currency is being used. Certain portions of this Proxy Statement/Prospectus contain amounts which have been converted from the Swedish kronor ("SEK" and one million SEK is hereinafter referred to as "MSEK") into US$. For convenience, SEK amounts have been converted using an exchange rate of US$1.00 to SEK 7.77 unless it is indicated that a different exchange rate was used for a specific conversion. The above exchange rate, which was used to perform the conversions, represents the noon buying rate, certified by the Federal Reserve Bank of New York for customs purposes in New York City for cable transfers in SEK (the "Noon Buying Rate") on December 18, 1997. Use of this exchange rate is not a representation that the converted SEK amounts actually represent the corresponding US$ amounts or that SEK could be converted into US$ at the exchange rate used or at any other exchange rate. The table below lists the Noon Buying Rate at year-end for each of the years 1993 through 1997. The table also indicates the average, the high and the low Noon Buying Rates for each of the five years ended December 31, 1997.

                                                                  YEAR
                                                  -------------------------------------
                                                  1997    1996    1995    1994    1993
                                                  -----   -----   -----   -----   -----
End of period...................................   7.94    6.83    6.63    7.43    8.34
Average for period*.............................   7.65    6.71    7.14    7.72    7.80
High for period.................................   8.08    7.03    7.55    8.38    8.48
Low for period..................................   6.87    6.55    6.50    7.06    7.06

---------------

* The average for the period was calculated by averaging the daily Noon Buying Rates during the relevant period.

     During the period from January 1, 1998 to February 10, 1998, the high Noon Buying Rate was SEK 8.12 and the low Noon Buying Rate was SEK 7.88. The closing spot rate for SEK in the United States, as reported by the Federal Reserve Bank of New York, on February 10, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, was US$1.00 to SEK 8.12.

                                   FORCENERGY

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical financial information for each of the years ended December 31, 1992 through December 31, 1996 have been derived from Forcenergy's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP (for each of the years ended December 31, 1992 through 1994) and Coopers & Lybrand L.L.P. (for each of the years ended December 31, 1995 through December 31, 1996), independent public accountants, respectively. The selected consolidated financial data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of Forcenergy, which have been prepared on the same basis as the Consolidated Financial Statements of Forcenergy and, in the opinion of Forcenergy, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Forcenergy for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Forcenergy's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, incorporated by reference in this Proxy Statement/Prospectus. No cash dividends have been declared for any of the periods presented.

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                  ---------------------   -------------------------------------------------------
                                                    1997        1996        1996        1995       1994        1993        1992
                                                  ---------   ---------   ---------   --------   --------    --------    --------
                                                       (UNAUDITED)                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues:
   Oil and gas sales............................  $ 196,929   $  94,373   $ 138,698   $ 72,147   $ 58,345(1) $ 49,652(1) $ 24,937
   Other........................................      1,732         419         683        494        388(1)      441(1)      475
                                                  ---------   ---------   ---------   --------   --------    --------    --------
       Total revenues...........................    198,661      94,792     139,381     72,641     58,742      50,093      25,412
 Expenses:
   Lease operating..............................     53,219      27,446      38,786     24,507     23,744      16,632       7,769
   Depreciation, depletion and amortization.....     80,853      40,490      58,464     31,295     24,572      19,889       8,014
   Production taxes.............................      3,310       2,498       3,454      1,868      1,701       1,560         606
   General and administrative, net..............     11,127       5,393       7,971      5,670      6,463       3,166       2,523
                                                  ---------   ---------   ---------   --------   --------    --------    --------
       Total operating expenses.................    148,509      75,827     108,675     63,340     56,480      41,247      18,912
                                                  ---------   ---------   ---------   --------   --------    --------    --------
 Income from operations.........................     50,152      18,965      30,706      9,301      2,262       8,846       6,500
 Interest and other income (loss)...............      2,721         380         650       (561)       789         545         197
 Interest expense, net of amounts capitalized...    (22,970)     (9,503)    (13,367)   (11,668)    (9,529)     (6,192)     (2,303)
                                                  ---------   ---------   ---------   --------   --------    --------    --------
 Income (loss) before income taxes..............     29,903       9,842      17,989     (2,928)    (6,478)      3,199       4,394
 Income tax provision (benefit)(2)..............     11,018       3,671       6,711     (1,075)    (2,403)      2,337          --
 Minority interest..............................         --          --          --         --         --         107         132
                                                  ---------   ---------   ---------   --------   --------    --------    --------
 Net income (loss)(2)...........................  $  18,885   $   6,171   $  11,278   $ (1,853)  $ (4,075)   $    755    $  4,262
                                                  =========   =========   =========   ========   ========    ========    ========
 Net income (loss) per common and common
   equivalent share(2)..........................  $     .79   $     .34   $     .57   $   (.14)  $   (.50)
                                                  =========   =========   =========   ========   ========
UNAUDITED PRO FORMA DATA(2):
 Income before income taxes, including minority
   interest.....................................                                                             $  3,092    $  4,262
 Income tax provision...........................                                                                1,207       1,639
                                                                                                             --------    --------
 Net income.....................................                                                                1,885       2,623
                                                                                                             ========    ========
 Net income per share...........................                                                             $    .29    $    .41
                                                                                                             ========    ========
 Weighted average common and common equivalent
   shares.......................................     23,991      18,265      19,726     12,910      8,188       6,520       6,451
BALANCE SHEET DATA (AT END OF PERIOD):
 Property, plant and equipment, net.............  $ 746,744   $ 376,805   $ 523,711   $298,832   $186,241    $152,659    $112,441
 Total assets...................................    828,674     417,523     585,925    335,090    220,287     187,786     127,685
 Total long-term debt...........................    440,618     196,581     272,932    130,729    131,646     127,234      75,758
 Stockholders' equity...........................    270,574     163,337     248,936    154,961     71,061      43,336      45,252
OTHER FINANCIAL DATA:
 Capital Expenditures(3)........................    296,935     115,011     283,977    144,689     58,169      53,371      67,660
 EBITDA(4)......................................    133,726      59,835      89,820     40,035     27,623      29,280      14,711
 Ratio of Earnings to Fixed Charges(5)..........        2.1x        1.7x        2.0x                              1.4x        2.9x
 EBITDA Interest Coverage(6)....................        5.1x        5.4x        5.8x       2.8x       2.5x        4.5x        6.4x
 Net cash flows provided by (used in):
   Operating activities.........................    115,901      43,699      65,228     28,574     22,433      19,473       9,162
   Investing activities.........................   (284,980)   (112,088)   (279,864)   (75,862)   (55,298)    (63,144)    (69,206)
   Financing activities.........................    163,473      66,105     221,309     47,096     34,172      43,883      60,574

---------------

(1) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 and 1996 revenues.

(2) Prior to September 14, 1993, Forcenergy was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had Forcenergy not been exempt from paying such income taxes. Net income per share data for 1992 and 1993 is described as unaudited pro forma because of Forcenergy's former partnership status.

(3) Capital expenditures include acquisitions of oil and gas properties, including a $46.4 million non-cash item relating to a 1995 acquisition and normal end of period capital expenditure accruals of $17.2 million, $19.9 million, $34.4 million and $24.1 million for the years ended 1996 and 1995, and for the periods ended September 30, 1997 and 1996, respectively.

(4) EBITDA is defined as earnings (including interest and other income) before interest expense, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a company's ability to service and incur debt. EBITDA is a non-GAAP financial indicator and it is not a measure of net cash flows from operating activities. EBITDA should not be considered as an alternative to earnings
    (loss) as an indicator of Forcenergy's operating performance or to cash flows as a measure of liquidity.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings were not adequate to cover fixed charges in the years ended December 31, 1995 and 1994 by $5.5 million and $8.0 million, respectively.

(6) Represents the multiple by which EBITDA exceeds interest expense prior to capitalization.

     A press release of Forcenergy Inc's and Forcenergy AB's preliminary results for 1997 will be made on or about March 3, 1998, sent to registered shareholders of FAB and included in a Current Report on Form 8-K to be filed by Forcenergy with the SEC.

                                 FORCENERGY AB

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial information for FAB as of the dates and for the periods indicated. The summary historical consolidated financial information for each of the years ended December 31, 1992 through 1996 have been derived from FAB's Consolidated Financial Statements, which have been audited by Price Waterhouse (Sweden), independent public accountants. The summary consolidated financial information for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of FAB, which have been prepared on the same basis as that of the Consolidated Financial Statements of FAB and, in the opinion of FAB, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of FAB for such periods. The summary consolidated financial information should be reviewed in conjunction with the consolidated financial statements of FAB and the notes thereto set forth elsewhere in this Proxy Statement/Prospectus. See "Information Regarding FAB." The information set forth in the table below is not covered by the report of FAB's independent public accountants included elsewhere in this Proxy Statement/Prospectus.

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                                                 -------------------   ------------------------------------------------------
                                                   1997       1996       1996       1995       1994        1993        1992
                                                 --------   --------   --------   --------   ---------   ---------   --------
                                                     (UNAUDITED)             (SEK)(IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas sales and other................        --         --        671    340,201     455,841     393,177    214,847
    Oil trading revenues.......................   141,612    663,122    879,951    139,853          --          --         --
    Equity in earnings of associated
      companies................................    86,861     37,142     59,280      2,755          --          --         --
                                                 --------   --------   --------   --------   ---------   ---------   --------
        Total revenues.........................   228,473    700,264    939,902    482,809     455,841     393,177    214,847
  Operating expenses...........................  (149,414)  (669,298)  (890,133)  (296,286)   (252,218)   (177,035)   (98,047)
                                                 --------   --------   --------   --------   ---------   ---------   --------
  Operating income before depreciation.........    79,059     30,966     49,769    186,523     203,623     216,142    116,800
  Standard depreciation
    Standard depreciation according to plan....      (190)      (244)      (273)  (155,642)   (185,485)   (137,513)   (71,378)
    Prior year's depreciation revision.........        --         --         --    (31,175)         --          --         --
                                                 --------   --------   --------   --------   ---------   ---------   --------
  Operating income after depreciation..........    78,869     30,722     49,496       (294)     18,138      78,629     45,422
  Financial items
    Interest income............................     1,559      1,056      1,834      5,143       5,929       3,688      1,007
    Other financial items......................      (975)    (1,205)   128,590     35,776       3,009       3,545      1,519
    Interest expenses..........................       (45)       (11)      (734)   (53,847)    (58,157)    (41,840)   (21,656)
                                                 --------   --------   --------   --------   ---------   ---------   --------
  Earnings after financial items...............    81,358     30,562    179,186    (13,222)    (31,081)     44,022     26,292
  Minority interest in earnings before tax.....        --         --         --        427          --      (1,248)      (947)
                                                 --------   --------   --------   --------   ---------   ---------   --------
  Earnings before tax..........................    81,358     30,462    179,186    (12,795)    (31,081)     42,774     25,345
  Tax provision (benefit)......................    30,935     13,966     29,236    (16,129)     (8,892)     13,281     13,292
                                                 --------   --------   --------   --------   ---------   ---------   --------
  Net income...................................    50,423     16,596    149,950      3,334     (22,189)     29,493     12,053
                                                 ========   ========   ========   ========   =========   =========   ========
  Earnings per share (before tax) SEK..........      5.65       2.12      12.45      (0.89)      (2.67)       5.23       3.44
  Earnings per share (after tax) SEK...........      3.50       1.15      10.42       0.23       (1.91)       3.61       1.64
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.................................   842,602    598,612    743,139    616,828   1,757,749   1,637,914    950,149
  Total long-term debt.........................        --         --         --         --     962,745   1,017,723    477,694
  Stockholders' equity.........................   835,896    570,353    730,043    562,452     636,350     416,798    323,976
OTHER FINANCIAL DATA:
  Net cash flows provided by (used in):
    Operating activities.......................       286     15,083      6,272    249,896     195,325     180,217    103,748
    Investing activities.......................      (187)     1,817     45,742   (536,419)   (452,460)   (507,153)  (463,665)
    Financing activities.......................   (14,393)   (22,786)   (22,786)   241,252     308,530     327,242    361,619

                           COMPARATIVE PER SHARE DATA

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Forcenergy and FAB incorporated by reference or included in this Proxy Statement/Prospectus and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                   FORCENERGY

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
Historical Per Common Share Data:
  Income from continuing operations........................     $ 0.57          $  .79
  Book value...............................................      11.03           11.90
Pro Forma Per Common Share Data:
  Pro forma income from continuing operations..............     $ 1.27          $ 1.16
  Pro forma book value.....................................      13.90           15.01

                                      FAB

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
                                                                         (SEK)
Historical Per Common Share Data:
  Income from continuing operations........................     10.42             3.50
  Book value...............................................     50.73            58.08

          RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS

     THE FOLLOWING RISK FACTORS, CONFLICTS OF INTEREST AND OTHER SPECIAL CONSIDERATIONS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CAREFULLY EVALUATED PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER OR THE PROPOSAL.

TAX EFFECTS

     For U.S. federal income tax purposes, the exchange of FAB Securities for FEN Common Stock in the Exchange Offer will constitute a taxable event for U.S. FAB Holders (as defined in "The Exchange Offer -- Certain U.S. Federal Income Tax Consequences") unless Forcenergy acquires 100% of the outstanding FAB Securities solely in exchange for shares of FEN Common Stock in such transaction.

     The exchange of FAB Securities for FEN Common Stock in the Exchange Offer by a U.S. FAB Holder may, in some specific circumstances, be taxable for Swedish income tax purposes. See "The Exchange Offer -- Certain Swedish Income Tax Consequences."

     The distribution of shares of FEN Common Stock presently held by FAB would constitute a taxable event to FAB under U.S. and Swedish laws. Accordingly, Forcenergy currently intends to maintain the corporate existence of FAB and not to make any distributions of such shares of FEN Common Stock.

     Distributions from FAB to FEN will be subject to a 5% Swedish withholding tax.

POTENTIAL CONFLICTS OF INTEREST

     There is a potential conflict of interest among the shareholders of FAB and between the stockholders of FAB and Forcenergy with respect to the determination of the Exchange Ratio in the Exchange Offer. The Exchange Ratio was initially determined after extended discussions and negotiations between Stig Wennerstrom on behalf of Forcenergy and Eric Forss on behalf of Forsinvest AB, Stridor Invest AB and himself. With respect to the Shareholder Agreement, the officers and directors of Forcenergy negotiating with the Forss Affiliates were independent, without material differences in interests, from other Forcenergy shareholders. However, Forcenergy shareholders were not separately represented in such discussions, and the interests of holders of FEN Common Stock may differ from those of the representatives of Forcenergy with respect to the Exchange Ratio agreed to with the Forss Affiliates that is offered in the Exchange Offer.

     Since Stig Wennerstrom and the other directors of Forcenergy (excluding Eric Forss) beneficially own an aggregate of approximately 5.7% of the shares of FEN Common Stock, their interests in the determination of the Exchange Ratio should generally be closely aligned with those of holders of FEN Common Stock. Messrs. Wennerstrom, Issal and Wallace beneficially own 1,387,867, 31,000 and 13,166 shares of FEN Common Stock, respectively. Messrs. Wennerstrom and Issal each own 105,000 and 7,000 FAB Series B Common Shares, respectively. Mr. Wennerstrom is also a director of FAB and Mr. Issal is the Chairman of FAB and Forcenergy. Mr. Wallace, a director of Forcenergy, owns 2,000 FAB Series B Common Shares. These relationships may present a conflict of interest of such directors and the Board of Directors in recommending the Proposal to Forcenergy shareholders.

     Messrs. Wennerstrom, Issal and Wallace disclosed their potential conflicts of interest with respect to the terms of the Exchange Offer but did not abstain from voting on the approval by the Forcenergy Board of Directors of the terms of the Exchange Offer and the Proposal as they did not believe that such conflict would affect their vote. Due to his conflicts of interest, Mr. Forss abstained from voting by the Forcenergy Board of Directors on the Exchange Offer and the Proposal.

NO INDEPENDENT REPRESENTATION

     The Exchange Ratio for the Exchange Offer was negotiated with the Forss Affiliates without independent representation of Forcenergy stockholders. Independent representation on behalf of Forcenergy stockholders might have caused the terms of the Exchange Ratio for the Exchange Offer to be different in material respects from those described herein. In addition, Goldman, Sachs & Co. and Enskilda Securities, the investment banking firms retained on behalf of Forcenergy to advise Forcenergy in connection with the U.S. Offer and the Swedish and International Offer, respectively, were not separately selected by Forcenergy stockholders.

REGULATORY CONDITIONS AND APPROVALS

     In addition to the conditions described elsewhere herein, the Exchange Offer is conditioned upon the effectiveness of the prospectuses with the SEC and the SSE and the approval for listing of the FEN Common Stock on the NYSE and the SDRs on the SSE. In addition, any applicable waiting periods under any other competition, foreign investment or similar law, regulation or other governmental authority having jurisdiction over FEN or FAB with respect to such matters shall have expired or been terminated. Although no other such approvals are known or anticipated at this time, no assurance can be given that such approvals will be obtained, or, if they are obtained, that they will be obtained in a timely manner. See "The Exchange Offer -- Conditions to the Exchange Offer."

COSTS OF THE EXCHANGE OFFER

     Transaction costs of approximately $3 million will be paid by Forcenergy, for investment advisory fees, legal fees, and printing and solicitation costs whether or not the Exchange Offer is completed. For a more detailed discussion of the costs and expenses expected to be incurred, see "The Exchange
Offer -- Costs of Exchange Offer."

PROVISIONS THAT MAY DISCOURAGE CHANGES OF CONTROL

     The Forcenergy Charter, the Forcenergy Bylaws and the DGCL contain certain provisions that may have the effect of encouraging persons considering an acquisition or takeover of Forcenergy to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts that a shareholder might consider to be in the shareholders' best interest, including offers that might result in a premium over market price for the FEN Common Stock. These provisions include super-majority provisions relating to removal of directors and a prohibition on shareholder action by less than unanimous written consent. Forcenergy has also adopted a shareholder rights plan. See "Description of Capital Stock -- Preferred Share Purchase Rights."

VOLATILITY OF NATURAL GAS AND OIL PRICES AND HEDGING RISK

     Revenues generated from Forcenergy's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Forcenergy. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect Forcenergy's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of Forcenergy's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, Forcenergy enters into hedging arrangements from time to time. Forcenergy's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. While the use of hedging arrangements limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements.

IMPAIRMENT OF OIL AND GAS PROPERTIES

     Forcenergy uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flows from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While Forcenergy has never been required to write-down its asset base, significant downward revisions of reserve estimates or declines in oil and gas prices which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

REPLACEMENT OF RESERVES

     In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where Forcenergy has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent Forcenergy acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of Forcenergy will decline as reserves are produced. Forcenergy's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations is reduced and external sources of capital become limited or unavailable, Forcenergy's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that Forcenergy's future development, acquisition and exploration activities will result in additional proved reserves or that Forcenergy will be able to drill productive wells at acceptable costs.

TITLE TO PROPERTIES

     Substantially all of Forcenergy's oil and gas properties are and will continue to be mortgaged to secure borrowings under its bank loan agreement (the "Senior Credit Facility"). In the event of Forcenergy's default under certain provisions of the Senior Credit Facility, Forcenergy's ownership interest in these properties may be subject to foreclosure by the lender.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in Forcenergy's Annual Report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to Forcenergy's reserves will likely vary from estimates, and such variances may be material.

     The present values of estimated future net cash flows referred to in Forcenergy's Annual Report should not be construed as the current market value of the estimated oil and natural gas reserves attributable to Forcenergy's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. In fact, prices received for production have declined since the date on which such values were calculated. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Forcenergy's reserves or the oil and gas industry in general.

SUBSTANTIAL CAPITAL REQUIREMENTS

     Forcenergy makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, Forcenergy has financed these expenditures primarily with proceeds from bank borrowings, private placements and public offerings of debt and equity securities and cash generated by operations. Forcenergy made capital expenditures (including expenditures for acquisitions) of $144.7 million during 1995, $284.0 million during 1996 and approximately $444.5 million as of November 30, 1997. Forcenergy anticipates that its 1998 capital expenditures, not including expenditures for acquisitions, will be comparable to 1997 capital expenditures. If revenues decrease as a result of lower oil and gas prices or operating difficulties, Forcenergy may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

DRILLING RISKS

     Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. Forcenergy's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on Forcenergy's future results of operations and financial condition.

ACQUISITION RISKS

     Forcenergy's rapid growth in recent years has been largely the result of acquisitions of producing properties. Forcenergy expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to Forcenergy. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond Forcenergy's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, Forcenergy performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Forcenergy is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

     Forcenergy depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on Forcenergy's operations. Forcenergy has entered into employment agreements with Messrs. Wennerstrom, J. Russell Porter, E. Joseph Grady and Thomas F. Getten. Forcenergy does not maintain any key-man insurance on its senior management. Forcenergy believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     Forcenergy's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. Forcenergy's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, Forcenergy is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, Forcenergy is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on Forcenergy.

COMPETITION

     The oil and gas industry is highly competitive. Forcenergy encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. Forcenergy's competitors include major integrated oil and natural gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Forcenergy and which, in many instances, have been engaged in the energy business for a much longer time than Forcenergy. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Forcenergy's financial or human resources permit. Forcenergy's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to Forcenergy. Forcenergy's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for Forcenergy's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, Forcenergy may be liable for environmental damages caused by previous owners of property purchased and leased by Forcenergy. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of Forcenergy's properties. In accordance with customary industry practices, Forcenergy maintains insurance against some, but not all, of such risks and losses. Forcenergy does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of Forcenergy.

                                 THE COMPANIES

FORCENERGY

     Forcenergy is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. Forcenergy has experienced significant growth in the last six years, primarily through the exploitation, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico and the acquisition of producing properties in the Cook Inlet, Alaska. At December 31, 1996, Forcenergy had net proved reserves of 585 Bcfe, 58% of which were located in the Gulf of Mexico and 27% of which were located in Alaska. Approximately 56% of Forcenergy's net proved reserves on such date were oil and approximately 78% of proved reserves were classified as proved developed. Forcenergy currently operates approximately 75% of its Gulf of Mexico production. Although Forcenergy's primary focus is its Gulf of Mexico and Alaska activities, Forcenergy has also acquired interests in certain undeveloped international leasehold acreage, primarily in Gabon, Africa and Australia. See "Information Regarding Forcenergy," elsewhere in this Proxy Statement/Prospectus. Additional information concerning Forcenergy and its subsidiaries is included in the Forcenergy documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

FAB

     FAB operates primarily as a holding company with a 34% equity interest in Forcenergy, a 100% ownership of Svenska Oljequppen AB ("SOG") and a cash balance of approximately SEK 30 million as of December 29, 1997. SOG is engaged in oil trading. SOG's principal business consists of the purchase and sale of oil and related products, primarily in Northern European markets.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting of stockholders of Forcenergy will be held on Tuesday, March 17, 1998, at 2730 S.W. 3rd Ave., Suite 800, Miami, Florida 33129-2237,
commencing at 9:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

     The purposes of the Special Meeting are (i) to consider and vote upon a proposal to approve the issuance of shares of FEN Common Stock in connection with the Exchange Offer; and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of FEN Common Stock at the close of business on the Record Date (January 28, 1998), and excluding shares of FEN Common Stock held by FAB, are entitled to notice of, and to vote at, the Special Meeting. There were approximately 3,500 holders of record of FEN Common Stock on the Record Date, with 25,513,102 shares of FEN Common Stock (excluding the 8,740,486 shares of FEN Common Stock held by FAB) issued and outstanding. Each share of FEN Common Stock (other than the shares held by FAB) entitles the holder thereof to one vote on each matter submitted for stockholder approval. There were no persons other than FAB and Eric Forss known to the management of Forcenergy to be the beneficial owners of more than 5% of the outstanding FEN Common Stock as of the Record Date.

PROXIES

     If a stockholder does not attend the Special Meeting, such stockholder may vote by proxy. A form of proxy for voting stock at the Special Meeting is enclosed herewith. All shares of FEN Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. See "The Special Meeting -- Proxies."

     IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO ADOPTION OF THE PROPOSAL, THE SHARES REPRESENTED BY AN EXECUTED PROXY WILL BE VOTED "FOR" THE ADOPTION OF THE PROPOSAL. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION, TAKING INTO ACCOUNT ANY RECOMMENDATIONS OF MANAGEMENT OF FORCENERGY.

     Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Forcenergy, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Forcenergy before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Forcenergy Inc, 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129-2237, Attention: Secretary, or hand delivered to the Secretary of Forcenergy, at or before the taking of the vote at the Special Meeting. See "The Special Meeting -- Voting and Revocation of Proxies."

QUORUM; VOTE REQUIRED

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of FEN Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. Stockholder approval of the Proposal is required by Rules 312.03(b) and (c) of the NYSE and requires the affirmative vote of a majority of the votes cast at the Special Meeting pursuant to Rule 312.05 of the NYSE. However, pursuant to the Forcenergy Bylaws, the Proposal will require the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting

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

power, present in person or represented by proxy. Because Forcenergy holds an irrevocable proxy with respect to a majority voting interest in the election of directors of FAB, the shares of FEN Common Stock held by FAB will not be entitled to vote or be counted for quorum purposes at the Special Meeting pursuant to Section 160(c) of the DGCL. Abstentions will be counted as present for purposes of determining whether a quorum is present and will have the same effect as a vote against the Proposal. Under the rules of the National Association of Securities Dealers and the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Proposal unless they receive specific instructions from beneficial owners. While such a broker non-vote will be counted as present for purposes of a quorum, it will not be treated as "voting power present" and will not have any effect on the vote on the Proposal.

SOLICITATION OF PROXIES AND EXPENSES

     In addition to solicitation by mail, the directors, officers, employees and agents of Forcenergy may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Forcenergy will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Forcenergy for the forwarding of solicitation materials to the beneficial owners thereof. Forcenergy will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Forcenergy has engaged the services of American Stock Transfer & Trust Company, as Forcenergy's transfer agent, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Forcenergy stockholders for a nominal fee, plus reasonable out-of-pocket expenses.

OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the Board of Directors of Forcenergy does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

BACKGROUND TO THE EXCHANGE OFFER; REASONS FOR THE PROPOSAL

     The Board of Directors of Forcenergy considered a number of factors when considering the approval of the Proposal, including the increase in income per share as reflected in the pro forma financial statements included herein, the simplified organizational structure and anticipated benefits in raising capital in the financial markets. In connection with the Exchange Offer, the Board of Directors also retained Goldman, Sachs & Co. and Enskilda Securities as its financial advisors. The Board of Directors of Forcenergy believes that the following are the principal reasons to consummate the Exchange Offer at this time:

     - The Exchange Offer will result in the issuance of up to 7,926,773 new shares of FEN Common Stock and the indirect acquisition by Forcenergy of the 8,740,486 shares of FEN Common Stock held by FAB. If Forcenergy acquires over 90% of the outstanding FAB Securities, Forcenergy will initiate compulsory acquisition procedures to acquire the remaining FAB Securities, resulting in FAB being a 100% owned subsidiary of Forcenergy. See "The Exchange Offer -- Compulsory Acquisition." The shares of FEN Common Stock currently held by FAB will continue to be held by FAB and will remain outstanding as treasury shares of Forcenergy and therefore shall not be entitled to vote or be counted for quorum purposes pursuant to the DGCL. Subsequent to the Exchange Offer, the shares of FEN Common Stock currently held by FAB, although remaining outstanding, will not be considered as outstanding for purposes of calculating financial results. Consequently, the transaction will be accretive to earnings and cash flow per share of FEN Common Stock.

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

     - The Exchange Offer will increase Forcenergy's investor base by allowing current holders of FAB Securities to hold direct ownership of FEN Common Stock, thereby expanding liquidity for all Forcenergy stockholders.

     - The Exchange Offer will simplify Forcenergy's ownership structure, a structure in which FAB's presence has heretofore caused confusion in the financial markets' understanding of the companies. The Board of Directors of Forcenergy believes that the separate existence of FAB, whose net asset value consists primarily of shares of FEN Common Stock, has had a negative impact on Forcenergy's market price and ability to raise capital at optimal prices in the U.S. The consolidation of the two companies into a simplified organizational and capital structure is expected to provide benefits to all holders of Forcenergy's public securities.

RECOMMENDATION OF THE FORCENERGY BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FORCENERGY HAS DETERMINED THAT THE PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF FORCENERGY AND RECOMMENDS THAT THE STOCKHOLDERS OF FORCENERGY APPROVE THE PROPOSAL. In considering the recommendation of the Forcenergy Board with respect to the Proposal, Forcenergy stockholders should be aware that certain officers and directors of Forcenergy have certain interests respecting the Proposal, apart from their interests as stockholders of Forcenergy. See "Interests of Certain Persons in the Proposal and the Exchange Offer."

      INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL AND THE EXCHANGE OFFER

     There is a potential conflict of interest among the stockholders of FAB and between the stockholders of FAB and Forcenergy with respect to the determination of the Exchange Ratio in the Exchange Offer. The Exchange Ratio was initially determined after extended discussions and negotiations between Stig Wennerstrom, on behalf of Forcenergy, and Eric Forss on behalf of Forsinvest AB, Stridor Invest AB and himself. With respect to the Shareholder Agreement, the officers and directors of Forcenergy negotiating with the Forss Affiliates were independent without material differences from other Forcenergy shareholders. However, Forcenergy shareholders were not separately represented in such discussions, and the interests of holders of FEN Common Stock may differ from those of the representatives of Forcenergy with respect to the Exchange Ratio agreed to with the Forss Affiliates that is offered in the Exchange Offer.

     Eric Forss, a director of Forcenergy, is the President and a director of FAB. The Forss Affiliates beneficially own 1,000,000 Series A Common Shares and 2,224,633 Series B Common Shares of FAB, representing approximately 52% voting interest in FAB. Since Stig Wennerstrom and the other directors of Forcenergy (excluding Eric Forss and FAB) beneficially own an aggregate of approximately 5.7% of the shares of FEN Common Stock, their interests in the determination of the Exchange Ratio should be closely aligned with those of holders of FEN Common Stock generally. Messrs. Wennerstrom, Issal and Wallace beneficially own 1,387,867, 31,000 and 13,166 shares of FEN Common Stock, respectively. Messrs. Wennerstrom and Issal each own 105,000 and 7,000 FAB Series B Common Shares, respectively. Mr. Wennerstrom is also a director of FAB, and Mr. Issal is the Chairman of FAB and Forcenergy. Mr. Wallace, a director of Forcenergy, owns 2,000 FAB Series B Common Shares. These relationships may present a conflict of interest of such directors and the Board of Directors in recommending the Proposal to Forcenergy shareholders.

     Messrs. Wennerstrom, Issal and Wallace disclosed their potential conflicts of interest with respect to the terms of the Exchange Offer but did not abstain from voting on the approval by the Forcenergy Board of Directors of the terms of the Exchange Offer and the Proposal. Due to his conflicts of interest, Mr. Forss abstained from voting by the Forcenergy Board of Directors on the Exchange Offer and the Proposal.

     In connection with the recommendation by the FAB Board, FAB Board members Robert Issal and Stig Wennerstrom did not and will not take part in any recommendation regarding the Exchange Offer due to their connection with Forcenergy. In addition, Eric Forss will not participate in the final recommendation. See "Risk Factors, Conflicts of Interest and Other Considerations."

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

                               THE EXCHANGE OFFER

     FORCENERGY STOCKHOLDERS ARE NEITHER BEING ASKED TO, NOR WILL THEY BE PERMITTED TO, TENDER THEIR SHARES OF FEN COMMON STOCK IN THE EXCHANGE OFFER. FORCENERGY STOCKHOLDERS ARE ONLY BEING ASKED TO VOTE ON THE APPROVAL OF THE ISSUANCE OF THE SHARES OF FEN COMMON STOCK PURSUANT TO THE TERMS OF THE EXCHANGE OFFER.

GENERAL

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any extension or amendment), Forcenergy will accept for exchange and exchange FEN Common Stock for all FAB Securities which are validly tendered prior to the Expiration Date and not withdrawn. The term "Expiration Date" means 9:00 a.m., New York City time (3:00 p.m. Stockholm time), on March 18, 1998 unless and until Forcenergy shall have extended the period of time during which the Exchange Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Exchange Offer, as so extended by Forcenergy, shall expire.

     The Exchange Offer will be conducted in two parts: the U.S. Offer, and the Swedish and International Offer. The U.S. Offer and the Swedish and International Offer will be on substantially the same terms and subject to the same conditions, except that holders of FAB Securities that are U.S. Persons will receive shares of FEN Common Stock pursuant to the U.S. Offer and holders of shares of FAB Securities that are not U.S. Persons will receive, at their option, either shares of FEN Common Stock or SDRs representing shares of FEN Common Stock pursuant to the Swedish and International Offer. The Swedish and International Offer will be made in accordance with the Recommendation, which is applicable to certain takeovers of Swedish companies. The Swedish and International Offer is not being made directly or indirectly in, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce in, or any facilities of a national securities exchange of, the United States.

     The U.S. Offer is being made to U.S. Persons who hold beneficially or of record, FAB Securities. Each holder tendering FAB Securities in the U.S. Offer will be required to certify that such holder is a U.S. Person. As used herein, the term "U.S. Person" has the meaning set forth in Regulation S promulgated under the Securities Act; for purposes of the description of the Exchange Offer contained in this section of the Proxy Statement/Prospectus, the term "United States" or its abbreviation "U.S." means the United States of America, including each of the 50 states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction.

     In order to coordinate the making of the U.S. Offer with the Swedish and International Offer, Forcenergy has received the No-Action Letter from the SEC granting Forcenergy relief with respect to certain of the SEC's rules pertaining to tender and exchange offers in the United States under the Exchange Act, particularly with respect to the timing of exchange for, or return of, tendered securities, as described herein.

     U.S. Offer. Forcenergy hereby offers, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and in the related Offer Letter of Transmittal (as defined herein), to exchange for each outstanding FAB Security that is owned of record or owned beneficially by a U.S. Person, 0.5359 shares of FEN Common Stock for each outstanding share of Series B Common Stock of FAB.

     Conditions. The Exchange Offer is conditioned upon, among other things, the satisfaction of the Minimum Share Condition and Forcenergy Shareholder Approval Condition. The "Minimum Share Condition" is the condition to the Exchange Offer that the number of FAB Securities being validly tendered and not withdrawn prior to the Expiration Date represents more than 90% of (i) the issued and outstanding FAB Securities (calculated on a fully diluted basis) and (ii) the total voting rights with respect to the FAB Securities. The Exchange Offer is also conditioned on the affirmative vote of holders of a majority of the outstanding shares of FEN Common Stock having voting power (which shall not include the shares owned by FAB), present in person or represented by proxy (the "Forcenergy Stockholder Approval Condition") and the other conditions set forth in "-- Certain Conditions of the U.S. Offer" occurring prior to or contemporane-

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

ously with the Effective Time. Except for the Stockholder Approval Condition, Forcenergy may, at its option, waive any of the Offer Conditions and close the Exchange Offer.

     Fees of Tendering Stockholders. Tendering stockholders of FAB will not be obligated to pay brokerage fees or commissions. Forcenergy will bear all charges and expenses of American Stock Transfer & Trust Company, as transfer agent for Forcenergy, and Skandinaviska Enskilda Banken, as U.S. Exchange Agent in connection with the U.S. Offer.

     Other. The FEN Common Stock that Forcenergy hereby offers to exchange for FAB Securities pursuant to this Proxy Statement/Prospectus has been registered under the Securities Act, and is described in detail, together with financial and other information concerning Forcenergy, elsewhere in this Proxy Statement/ Prospectus, which constitutes part of the Registration Statement. Application will be made to list the shares of FEN Common Stock exchanged for FAB Securities and issued in the Exchange Offer on the NYSE and the SDRs on the SSE.

     For additional information concerning Forcenergy, see "Information Regarding Forcenergy."

     THIS PROXY STATEMENT/PROSPECTUS AND THE RELATED OFFER LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO ACCEPTING THE U.S. OFFER.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF FAB

     ON FEBRUARY 4, 1998, THE TWO INDEPENDENT FAB DIRECTORS DETERMINED THAT THE EXCHANGE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, FAB AND ITS STOCKHOLDERS, AND RECOMMENDED THAT FAB STOCKHOLDERS ACCEPT THE EXCHANGE
OFFER. Certain members of the Board of Directors of FAB have interests in the Exchange Offer apart from their interests as stockholders of FAB and apart from their interest as a holder of FAB Series B Common Shares. See "Interests of Certain Persons in the Proposal and the Exchange Offer" and "Beneficial Ownership of FAB Common Stock."

FAIRNESS OPINION OF MORGAN STANLEY

     On January 30, 1998, Morgan Stanley delivered an opinion to the Board of Directors of FAB concerning the financial fairness of the consideration to be received by holders of FAB Series B Common Shares under the Exchange Offer. The full text of such opinion is set out in Annex A attached hereto. FAB SHAREHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY. Morgan Stanley's opinion is directed only to the consideration and does not constitute a recommendation to any FAB shareholder as to whether such shareholder should tender their shares in the Exchange Offer.

     Morgan Stanley will receive a customary fee for rendering its opinion, which is payable whether or not the Exchange Offer is consummated. FAB has agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify Morgan Stanley and its affiliates against certain liabilities, including certain liabilities under federal securities laws, which it may suffer or incur in connection with its engagement.

     In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of FEN or FAB. In particular, an affiliate of Morgan Stanley holds 1,049,060 FAB Series B Common Shares (representing 7.8% of the outstanding FAB Series B Common Shares) and has an outstanding obligation to re-deliver 291,850 shares of FEN Common Stock (representing 1.1% of the outstanding FEN Common Stock) which has been borrowed to satisfy a short sale of such number of shares.

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

TERMS OF THE U.S. OFFER; NUMBER OF SHARES; EXPIRATION DATE.

     General. Upon the terms and subject to the conditions set forth in the U.S. Offer, as it may be amended or supplemented from time to time, Forcenergy will, in connection with the U.S. Offer, accept for exchange, and exchange, all outstanding FAB Securities subject to the U.S. Offer that are validly tendered in the Exchange Offer and not withdrawn prior to the final day of the Offer Period (as defined below). U.S. Persons who wish to accept the U.S. Offer must tender their FAB Securities during the period commencing February 17, 1998 and ending 9:00 a.m., New York City time (3:00 p.m. Stockholm time), on March 18, 1998 (as such period may be extended as described in the following sentence, the "Offer Period"). Forcenergy expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer Period for any reason, and in relation thereto, to delay delivery of the shares of FEN Common Stock, by giving written notice of such extension to the U.S. Exchange Agent, accompanied by a public announcement. Forcenergy intends to extend the U.S. Offer if the Swedish and International Offer is similarly extended. The delivery of shares of FEN Common Stock in exchange for FAB Securities tendered in the U.S. Offer will not commence until Forcenergy has announced that all conditions to the U.S. Offer have been met or waived. In accordance with customary Swedish practice regarding determining the level of acceptances in tender and exchange offers, Forcenergy may not announce the level of acceptance of the U.S. Offer until at least five business days after the expiration of the Offer Period (such period from the Expiration Date to the date of such announcement is referred to as the "Interim Period"). Assuming that such announcement is made on or about March 25, 1998, it is estimated that settlement can begin on or about March 31, 1998. Withdrawal rights will not be available during the Interim Period or the period, if any, during which the U.S. Offer remains open following the announcement by Forcenergy of the satisfaction of all conditions to the U.S. Offer.

     Subject to the applicable rules and regulations of the SEC and in accordance with the Recommendation, Forcenergy also reserves the right, in its sole discretion, at any time, to (a) delay acceptance for exchange of and, regardless of whether any FAB Securities have theretofore been accepted for exchange, delay delivery of shares of FEN Common Stock for any FAB Securities tendered in the U.S. Offer pending receipt of any governmental or other regulatory approvals or other actions specified in "Risk Factors -- Regulatory Conditions and Approvals," (b) terminate the U.S. Offer and not accept for exchange any FAB Securities unless the Offer Conditions shall have been satisfied or, if permissible, waived, (c) waive (to the extent permissible) any Offer Condition, or otherwise amend the U.S. Offer in any respect, by giving oral or written notice of such delay, termination, amendment or extension to the U.S. Exchange Agent and by making a public announcement thereof, and (d) extend the Exchange Offer and, subject to the rights of FAB stockholders to withdraw FAB Securities as provided below, retain the FAB Securities for the time period during which the Exchange Offer is extended. See "-- Certain Conditions of the U.S. Offer."

     Without limiting the manner in which Forcenergy may choose to make any public announcement, whether in connection with an extension, delay, termination, amendment or waiver of any of the terms of the U.S. Offer, and except as provided by applicable law, Forcenergy shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. If such press release relates to an extension of the U.S. Offer, Forcenergy will issue such press release no later than 9:00 a.m. on the next business day after the scheduled termination of the U.S. Offer. For purposes of the U.S. Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Other. The U.S. Offer is conditioned upon the satisfaction or, if permissible, waiver of the Offer Conditions (as defined below). See "-- Certain Conditions of the U.S. Offer."

     Forcenergy will not accept for exchange any FAB Securities tendered in the U.S. Offer and the Swedish and International Offer during the Offer Period unless all FAB Securities validly tendered in the U.S. Offer and the Swedish and International Offer and not withdrawn prior to the Expiration Date are accepted for exchange.

     FAB has arranged for Forcenergy to obtain a list of holders of record of other shares of FAB Securities that have registered addresses in the United States and that are believed by FAB to be U.S. Persons, as well as the names of non-U.S. nominees that are believed to be record holders of FAB Securities on behalf of U.S.
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

Persons. This Proxy Statement/Prospectus, the Offer Letter of Transmittal and other related materials will be mailed by Forcenergy to such record holders and will be furnished by Forcenergy to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such lists for subsequent transmittal to beneficial owners of FAB Securities, or who otherwise indicate to Forcenergy that they are holding FAB Securities for the benefit of U.S. Persons.

PROCEDURES FOR TENDERING FAB SECURITIES.

     General. In order for a holder of FAB Securities to validly tender FAB Securities pursuant to the U.S. Offer, an Offer Letter of Transmittal must be properly completed and duly executed, and, together with any other required documents, must be delivered to the U.S. Exchange Agent specified in such Offer Letter of Transmittal. Record holders of FAB Securities are registered directly with VPC (the Swedish Securities Register Center) and have a securities account in which such shares are registered.

     ANY STOCKHOLDER WHOSE FAB SECURITIES ARE REGISTERED WITH VPC IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH FAB SECURITIES.

     In order to accept the U.S. Offer, a holder of FAB Securities will need to certify that such holder is a U.S. Person, or is holding such FAB Securities on behalf of a U.S. Person.

     THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER WITH SIGNATURE REQUIRED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The valid tender of FAB Securities pursuant to the procedures described above will constitute a binding agreement between the tendering stockholder and Forcenergy upon the terms of and subject to the conditions of the U.S. Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of FAB Securities will be determined by Forcenergy with respect to the U.S. Offer, in its sole discretion, which determination shall be final and binding on all parties. Forcenergy reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance for exchange of which may, in the opinion of its counsel, be unlawful or otherwise invalid. Forcenergy also reserves the absolute right to waive any defect or irregularity in the tender of any FAB Securities. No tender of FAB Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Forcenergy, the U.S. Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The interpretation by Forcenergy of the terms and conditions of the U.S. Offer (which includes the Offer Letter of Transmittal and the instructions thereto) will be final and binding.

     If the Offer Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the U.S. Exchange Agent, proper evidence satisfactory to the U.S. Exchange Agent of their authority to so act must be submitted.

     Other Requirements. The acceptance of FAB Securities by Forcenergy pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Forcenergy upon the terms and subject to the conditions applicable to the U.S. Offer.

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

WITHDRAWAL RIGHTS

     Tenders of FAB Securities in the U.S. Offer are irrevocable, except as otherwise provided in this section. FAB Securities tendered pursuant to the U.S. Offer may be withdrawn pursuant to the procedures set forth below at any time during the Offer Period except that withdrawal rights will not be available during the period, if any, during which the U.S. Offer remains open following the announcement by Forcenergy of the satisfaction of all conditions to the U.S. Offer. In addition, holders of FAB Securities will not have withdrawal rights during the Interim Period.

     To be effective, a written notice of withdrawal or a telegraphic transmission thereof must be timely received by the U.S. Exchange Agent at its address set forth on the back cover of this Proxy Statement/Prospectus and must specify the name of the person having tendered FAB Securities to be withdrawn, as well as the number and type of FAB Securities (including the VP account) to be withdrawn.

     Withdrawals of tendered FAB Securities may not be rescinded, and any FAB Securities properly withdrawn will thereafter be deemed not validly tendered for the purposes of the U.S. Offer. However, FAB Securities withdrawn during the Offer Period may be re-tendered by following one of the procedures described in "-- Procedures for Tendering FAB Securities" at any time during the Offer Period.

     All questions as to the validity (including time of receipt) of notices of withdrawal with respect to the U.S. Offer will be determined by Forcenergy, in its sole discretion, whose determination will be final and binding. None of Forcenergy, the U.S. Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR EXCHANGE; DELIVERY OF FEN COMMON STOCK

     Upon the terms and subject to the satisfaction or waiver of the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), Forcenergy will accept for exchange, and will exchange, as promptly as practicable after the Expiration Date, all FAB Securities validly tendered into the U.S. Offer prior to the Expiration Date and not withdrawn in accordance with procedures set forth in "-- Withdrawal Rights." Subject to applicable rules of the SEC, Forcenergy expressly reserves the right to delay acceptance for exchange of, or delivery of any consideration for, FAB Securities tendered in the U.S. Offer pending receipt of any governmental or other regulatory approvals, orders or actions specified in "Risk Factors -- Regulatory Conditions and Approvals."

     In all cases, exchange for FAB Securities accepted for exchange pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Exchange Agent of an Offer Letter of Transmittal (or facsimile copy thereof) properly completed and duly executed (together with any required signature guarantees) and any other documents required by the Offer Letter of Transmittal.

     For purposes of the U.S. Offer, Forcenergy will be deemed to have accepted for exchange, and thereby acquired, FAB Securities validly tendered to it pursuant to the U.S. Offer and not withdrawn as, if and when Forcenergy gives oral or written notice to the U.S. Exchange Agent of its acceptance for exchange of such FAB Securities tendered pursuant to the U.S. Offer.

     In accordance with customary Swedish practice regarding determining the level of acceptances of the Swedish and International Offer, Forcenergy anticipates that it will be unable to announce the level of acceptances of the U.S. Offer until the end of the Interim Period. Forcenergy acknowledges that Rule 14e-1(c) under the Exchange Act provides that an offeror must pay the consideration offered or return the securities deposited by, or on behalf of, security holders promptly after the termination or withdrawal of an offer. However, pursuant to the No-Action Letter, the SEC has granted Forcenergy certain relief from the provisions of Rule 14e-1(c). If, after determination of the results of the Exchange Offer following the end of the Offer Period, it is determined that the Minimum Share Condition or any other Offer Condition has not been satisfied and will not be waived, and Forcenergy determines to withdraw the Exchange Offer, the tender of all securities previously tendered will thereafter be treated as if such tenders had been withdrawn by to the persons tendering such shares.

     Forcenergy acknowledges that Rule 14e-1(d) under the Exchange Act provides that an extension must be accompanied by a public announcement, which must include disclosure of the approximate number of securities deposited to date, issued by 9:00 a.m., Eastern time, on the next business day after the scheduled expiration date of the Exchange Offer. However, the SEC has orally granted, and pursuant to the No-Action Letter the SEC will grant, Forcenergy certain relief from the provisions of Rule 14e-1(d). In accordance with the customary practice in Sweden with respect to determining the level of acceptances in a Swedish exchange offer, Forcenergy anticipates that it will not announce the level of acceptances of the U.S. Offer until at least five business days after the end of the Offer Period.

     If Forcenergy is delayed in its acceptance for exchange of, or issuance of FEN Common Stock in exchange for, FAB Securities or is unable to accept for exchange, or issue FEN Common Stock in exchange for, FAB Securities pursuant to the U.S. Offer for any reason, then, without prejudice to the rights of Forcenergy with respect to the U.S. Offer under this Proxy Statement/Prospectus (but subject to compliance with applicable rules of the SEC and the Recommendation), the Exchange Agent may nevertheless, on behalf of Forcenergy, retain tendered FAB Securities, subject to withdrawal rights as described in "-- Withdrawal Rights." Under no circumstances will interest or other consideration be paid, nor will any additional FEN Common Stock be issued, by Forcenergy, regardless of any delay in making such exchange.

     In accordance with customary Swedish practices, after the Offer Letter of Transmittal has been received and is registered by the U.S. Exchange Agent, the FAB Securities will be transferred to a newly opened, blocked VP account in the name of the stockholder. In connection with this, VPC will forward both a VP notice which indicates the withdrawal from the original VP account and a VP notice which indicates the deposit in the newly opened VP account.

FRACTIONAL SHARES

     No fractional shares of FEN Common Stock will be issued upon the surrender for exchange of FAB Securities, and any fractional share interest held after the Exchange Offer will not entitle such owner to vote or to any other rights of a stockholder of Forcenergy. The holders of such fractional share interests will be paid an amount in cash representing such holder's proportionate interest in the net proceeds from the sale by the U.S. Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of FEN Common Stock attributable to such holders' fractional share interests (the "FEN Excess Shares") (which FEN Excess Shares may be combined with other fractional shares in the Exchange Offer and sold in the form of SDRs on the Stockholm Stock Exchange). Until the net proceeds of the sales of the FEN Excess Shares are distributed to the holders of the fractional share interests, the U.S. Exchange Agent will hold such proceeds in trust on behalf of the holders of such fractional share interests. Such proceeds (without interest) will be paid in lieu of fractional shares to the holders of the fractional share interests as soon as practicable after the U.S. Exchange Agent determines the portion of the proceeds to which each such holder is entitled. Proceeds will be distributed to the yield account linked to the VP account of the registered stockholder.

CERTAIN CONDITIONS OF THE U.S. OFFER.

     Notwithstanding any other term of the U.S. Offer, Forcenergy will not be required to accept for exchange or, subject to the procedures described in "-- Acceptance for Exchange; Delivery of FEN Common Stock," to issue the shares of FEN Common Stock in exchange for, any FAB Securities tendered pursuant to the U.S. Offer, and may terminate or amend the U.S. Offer or postpone the acceptance of, or exchange for, FAB Securities tendered pursuant thereto, unless the following conditions (the "Offer Conditions") shall have been satisfied or, if permissible, waived on or before the Expiration Date:

          a. there shall have been validly tendered under the Exchange Offer and not withdrawn, a number of FAB Securities which constitutes more than 90% of (i) the issued and outstanding FAB Securities (calculated on a fully diluted basis) and (ii) the total voting rights with respect to the FAB Securities;

          b. all FAB Securities tendered pursuant to the Exchange Offer shall be free and clear of all claims, liens, charges, encumbrances and security interests;

          c. the issuance of the shares of FEN Common Stock pursuant to the Exchange Offer shall have been duly approved by the stockholders of Forcenergy entitled to vote at the Special Meeting;

          d. there shall not have occurred any change (including any announcement, governmental or regulatory initiative, condition, event or development involving a change to the law) that, in the judgment of Forcenergy, acting reasonably, directly or indirectly has a material adverse effect in relation to the current business or operations of Forcenergy or FAB in relation to the regulatory regime applicable to their respective businesses and operations, or with respect to competing a compulsory acquisition or any subsequent acquisition, transaction, or with respect to any intended integration of FAB with Forcenergy, or with any reorganization of FAB or Forcenergy in connection with any such intended integration;

          e. any required prospectus is declared effective by the SEC and the SSE and that the shares of FEN Common Stock (or SDRs) to be issued in the Exchange Offer are approved for registration and listing on the NYSE and the SSE;

          f. any applicable waiting period under any competition, foreign investment or similar law, regulation or other governmental authority having jurisdiction over Forcenergy or FAB with respect to such matters shall have expired or been terminated in respect of such transaction;

          g. any other requisite regulatory approvals (including, without limitation, those of any stock exchanges or other regulatory authorities) shall have been obtained by Forcenergy on terms and conditions satisfactory to Forcenergy acting reasonably;

          h. no act, action, suit or proceeding shall have been taken before or by any federal, provincial or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or private person or corporation, and no law, regulation or policy shall have been enacted, promulgated or applied, which would reasonably be expected to have a material adverse effect on the consummation of the Exchange Offer; and

          i. there shall not have occurred any material breach of any of the terms of the Shareholder Agreement on behalf of the Forss Shares or any termination of such agreement pursuant to the terms thereof, all representations and warranties of with respect to FAB in the Shareholder Agreement shall be true and correct in all material respects on the Closing Date as if made on such date, and all covenants with respect to FAB in the Shareholder Agreement shall have been performed or complied with.

     The foregoing conditions are for the exclusive benefit of Forcenergy and may be waived by Forcenergy in whole or in part at any time and from time to time before or after the Expiration Date.

COMPULSORY ACQUISITION

     If holders of more than 90% of the outstanding FAB Securities accept the Exchange Offer or Forcenergy otherwise acquires more than 90% of the outstanding FAB Securities, Forcenergy (and each remaining stockholder of FAB) will have the right under the Swedish Companies Act (the "Companies Act") to commence a process leading to a compulsory acquisition by a newly formed wholly owned subsidiary of Forcenergy organized under the law of the Kingdom of Sweden (the "FEN Swedish Sub"). Under the compulsory acquisition, any FAB stockholders who did not tender their securities will receive cash in a taxable exchange for their FAB Securities. The price per share of a FAB Security will be determined in accordance with the Companies Act, which may be higher or lower than the value per share of FEN Common Stock being offered under the Exchange Offer on the Expiration Date. The compulsory acquisition process may take up to two years or longer. Accordingly, no assurance can be given as to the timing or price thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Forcenergy has received a tax opinion from Andrews & Kurth L.L.P., tax advisors to Forcenergy, regarding the U.S. federal income tax consequences of the Exchange Offer to U.S. FAB Holders (as defined below).

     The following is a summary of the material U.S. federal income tax consequences of the Exchange Offer to U.S. FAB Holders (as defined below) under current U.S. federal income tax law. This summary is based upon the Internal Revenue Code of 1986, as amended ("Code"), administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to changes, possibly with retroactive effect. This summary does not purport to address all of the tax consequences applicable to a particular taxpayer. In particular, the discussion does not address the tax treatment of U.S. FAB Holders subject to special tax rules, such as banks, insurance companies, dealers in securities, holders who acquired their FAB Securities pursuant to the exercise of employee stock options or otherwise as compensation, or holders who acquire Forcenergy stock other than through the Exchange Offer. This discussion applies to U.S. FAB Holders that hold FAB Securities as capital assets, as defined in Section 1221 of the Code (generally property held for investment). U.S. FAB Holders are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Exchange Offer and as to the foreign, state, local income and other tax consequences thereof.

     For purposes of this discussion, a "U.S. FAB Holder" is a holder of FAB Securities that is (a) a U.S. citizen or resident, (b) a corporation, partnership or other entity created or organized under the laws of the U.S. or any political subdivision thereof, (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source and
(d) a trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or, for taxable years beginning after December 31, 1996 (and, if a trustee so elects, for taxable years ending after August 20, 1996), a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust.

     Forcenergy expects to receive the opinion of Andrews & Kurth L.L.P. prior to the Expiration Date to the effect that, under current law, the transfer of 100% of the outstanding FAB Securities by holders thereof to Forcenergy pursuant to the Exchange Offer in exchange solely for FEN Common Stock will constitute a reorganization described in Section 368(a)(1)(B) of the Code. This opinion will be based upon certain facts, and customary assumptions and representations contained in certificates of officers, directors and shareholders of FAB and Forcenergy, dated as of the Effective Time. Opinions of counsel are not binding on the Internal Revenue Service ("IRS") or the courts, and no rulings will be requested from the IRS with respect to the U.S. federal income tax consequences of the Exchange Offer. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

     Based upon the foregoing opinion, if 100% of the outstanding FAB Securities are exchanged by holders thereof to Forcenergy pursuant to the Exchange Offer solely for FEN Common Stock (other than for fractional shares) (a) U.S. FAB Holders will not recognize gain or loss upon the receipt of FEN Common Stock in exchange for their FAB Securities, (b) the tax basis of the shares of FEN Common Stock received in the Exchange Offer by the U.S. FAB Holders will be the same as the tax basis of the FAB Securities tendered in exchange therefor and (c) the holding period of the shares of FEN Common Stock received by a U.S. FAB Holder will include the holding period of the FAB Securities surrendered in exchange therefor.

     No fractional shares of FEN Common Stock will be issued in the Exchange Offer. A U.S. FAB Holder that receives cash in lieu of a fractional share of FEN Common Stock pursuant to the Exchange Offer will be treated as having received such cash in exchange for such fractional share interest and will generally recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in such fractional share. For individuals that capital gain or loss will be (a) long-term capital gain or loss if the holding period for the FAB Securities with respect to which such fractional share would be issued exceeds 18 months or (b) mid-term capital gain or loss if the holding period for the FAB Securities with respect to which such fractional share would be issued exceeds 12 months but is not more than 18 months as of the date FAB Securities are accepted for exchange by Forcenergy.

     If less than 100% of the outstanding FAB Securities are exchanged by the holders thereof to Forcenergy pursuant to the Exchange Offer solely for FEN Common Stock and the compulsory acquisition is conducted under Swedish law, U.S. FAB Holders that receive FEN Common Stock pursuant to the Exchange Offer will generally recognize capital gain or loss on such exchange in an amount equal to the difference between the fair market value of FEN Common Stock received and the adjusted tax basis in FAB Securities tendered in exchange therefor. U.S. FAB Holders who receive cash pursuant to the compulsory acquisition conducted under Swedish law in exchange for FAB Securities will generally recognize capital gain or loss on such exchange in an amount equal to the difference between the cash received and the adjusted tax basis in FAB Securities tendered in exchange therefor. For individuals any capital gain or loss will be (a) long-term capital gain or loss if the holding period for the FAB Securities exchanged exceeds 18 months or (b) mid-term capital gain or loss if the holding period for the FAB Securities exchanged exceeds 12 months but is not more than 18 months. In certain circumstances, a portion of the cash received by a U.S. FAB Holder pursuant to the compulsory acquisition may be taxable as interest income. In addition, U.S. FAB Holders who receive cash pursuant to the compulsory acquisition in a taxable year after the year in which title to the FAB Securities is transferred pursuant to the compulsory acquisition may be entitled to report such gain under the installment method of tax accounting. U.S. FAB Holders participating in the compulsory acquisition should consult their tax advisors with respect to the applicability of the installment method.

     Long-term capital gain of individuals is currently taxed at a maximum rate of 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%. Capital gain of corporations is currently taxed at the regular corporate rates.

     Backup Withholding. Under the U.S. backup withholding rules, a holder of FEN Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the shareholder's U.S. federal income tax liability. Forcenergy may require holders of FEN Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to Forcenergy with respect to the payment of backup withholding. A shareholder who does not provide Forcenergy with his current taxpayer identification number may be subject to penalties imposed by the IRS.

CERTAIN SWEDISH INCOME TAX CONSEQUENCES

     Enskilda Juridik, Skandinaviska Enskilda Banken, has acted as Swedish tax advisor to Forcenergy regarding the Swedish income tax consequences of the Exchange Offer for the U.S. FAB Holders. The following is a summary of the principal Swedish income tax considerations for U.S. FAB Holders. This summary is (i) of a general nature only, (ii) not exhaustive of all potentially relevant Swedish income tax considerations and (iii) not intended to be, nor should it be, legal or tax advice to any particular shareholder. Therefore, such shareholders should consult their tax advisors with respect to their particular circumstances.

     Generally a non-Swedish shareholder, other than an individual, is not liable for tax in Sweden on the exchange of FAB Securities unless the shareholder maintains a permanent establishment in Sweden and the holding of the FAB Securities is effectively connected with such permanent establishment.

     According to Swedish tax law, individuals who are non-residents of Sweden for tax purposes may generally be taxed on the exchange of FAB Securities only if the individual at any time during the ten calendar years immediately preceding the year in which the exchange takes place (in this case 1988-1997) has maintained his or her habitual abode or been a resident or lived permanently in Sweden. Furthermore, such tax liability would arise only if an applicable income tax treaty permits Sweden to levy tax or if no tax treaty is applicable. The taxable gain, if any, will be taxed in Sweden at a rate of 30 percent. The special Swedish share-for-share exchange tax provision, for which the capital gains taxation is postponed, is not applicable for non-residents of Sweden.

     The new tax treaty between Sweden and the United States (effective January 1, 1996) permits Sweden to tax the exchange of FAB Securities made by an individual who is a United States resident and who has been a resident of Sweden if the exchange takes place during the ten years following the date on which the individual ceased to be a resident of Sweden. However, if such taxation occurs, Sweden will, according to the new treaty, permit a deduction against the Swedish tax for the U.S. income tax paid.

     BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH HOLDER OF FAB SECURITIES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

COSTS OF THE EXCHANGE OFFER

     Fees and expenses of approximately $3 million will be paid by Forcenergy for investment advisory fees, legal fees, and printing and solicitation costs, whether or not the Exchange Offer is completed. Fees and expenses incurred by FAB will be paid by FAB. If Forcenergy completes the Exchange Offer, these fees and expenses will become indirectly attributable to and incurred by Forcenergy.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of FEN Common Stock to be received by FAB stockholders in connection with the Exchange Offer have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of FEN Common Stock to be issued in connection with the Exchange Offer and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of FAB prior to the Exchange Offer may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Forcenergy, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Forss Affiliates have also agreed with Forcenergy not, without obtaining the prior written consent of Forcenergy (which consent shall not be unreasonably withheld), to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the shares of FEN Common Stock received in the Exchange Offer for a period of six months following the Expiration Date; provided, the Forss Affiliates may transfer, sell, exchange, pledge or otherwise encumber (i) up to 25% of the total number of the shares of FEN Common Stock received by the Forss Affiliates in accordance with the Exchange Offer and (ii) up to 100% of such shares of FEN Common Stock for the sole purpose of pledging such shares of FEN Common Stock to a lending institution or institutions in connection with securing a bank line of credit offered by such institution.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1997 gives effect to the FAB merger, the Edisto Resources Corporation ("Edisto") and Convest Energy Corporation ("Convest") Mergers, the acquisition of Great Western Resources, Inc. ("Great Western") and the acquisition of Cook Inlet properties from Stewart Petroleum Company (collectively, the "1997 Acquisitions"), as if such transactions had been consummated on January 1, 1996. The effective dates of the Great Western acquisition, the acquisition of Cook Inlet properties from Stewart Petroleum Company and the Edisto and Convest Mergers are January 21, 1997, June 4, 1997, and October 22, 1997, respectively. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 gives effect to the Marathon Acquisition (effective December 30, 1996), the Amerada Hess Acquisition (effective June 28, 1996) (the "1996 Acquisitions"), the conversion during 1996 of the 7% Exchangeable Subordinated Notes (the "Exchangeable Notes") into 2,343,047 shares of Forcenergy Common Stock, the 1996 exercise of 214,866 options to purchase Forcenergy Common Stock by certain holders of the Exchangeable Notes, the sale of 1,635,408 shares of Forcenergy Common Stock in 1996 (the "Common Stock Offering"), the 1996 issuance of $175,000,000 of 9 1/2% Senior Subordinated Notes (the "1996 Notes Offering") (collectively, the "1996 Transactions"), the 1997 issuance of the $200,000,000 of 8 1/2% Senior Subordinated Notes (the "1997 Notes Offering") and the 1997 Acquisitions as if such transactions had occurred on January 1, 1996. The results of operations of the 1996 Acquisitions and the Stewart Acquisition include only the historical oil revenues and direct operating expenses for periods presented which does not constitute a complete statement of operations. The results of operations of Edisto and Great Western excludes the results of discontinued operations for the year ended December 31, 1996. The unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the issuance of a maximum of 2,829,913 shares of Forcenergy's Common Stock and approximately $69.3 million in cash to purchase all of the outstanding stock of Edisto and Convest and the issuance of 7,926,773 shares of Forcenergy's Common Stock to purchase all of the outstanding Series A and Series B shares of FAB as if such transactions had been consummated on September 30, 1997. The unaudited pro forma information has been prepared based on estimates and assumptions deemed by Forcenergy to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the 1996 Acquisitions, the 1996 Transactions, the 1997 Notes Offering and the 1997 Acquisitions had occurred as presented in such statements or the results which may be obtained in the future. Future results may vary significantly from the results reflected in such statements due to price changes, production declines, supply and demand, acquisitions and other factors.

     The pro forma financial information presented does not incorporate anticipated reductions in the general and administrative expenses (the "G&A") associated with the Edisto, Convest and Great Western transactions. In the opinion of its management, Forcenergy will be able to eliminate substantially all of the G&A of Edisto and Convest. Forcenergy has realized a significant reduction in the G&A associated with Great Western subsequent to the acquisition, and such reductions are reflected in Forcenergy's historical consolidated results of operations for the nine months ended September 30, 1997. Forcenergy anticipates eliminating substantially all of the G&A associated with Edisto and Convest in the future.

     The pro forma financial information should be read in conjunction with the historical financial statements of Forcenergy and the audited financial information on the Amerada Hess Acquisition, the Marathon Acquisition and the historical financial statements of Edisto and Convest, all of which are incorporated herein by reference and the historical financial statements of FAB which are presented elsewhere within this Prospectus.

     The historical FAB Consolidated Financial Statements included elsewhere herein have been prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP") and denominated in Swedish kronor with a reconciliation to restate net income and shareholder's equity in accordance with generally accepted accounting principles in the United States ("US GAAP") included in the Notes to the Consolidated Financial Statements.

                                   FORCENERGY

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                  GREAT
                                FORCENERGY   EDISTO    CONVEST   WESTERN   STEWART    PRO FORMA
                                HISTORICAL     (A)       (B)       (C)       (D)     ADJUSTMENTS
                                ----------   -------   -------   -------   -------   -----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales...........   $196,929    $    27   $40,357   $2,105    $4,030     $
  Equity in earnings of
    affiliate.................         --         --       --        --        --
  Other.......................      1,732         --       --        13        --
                                 --------    -------   -------   ------    ------
        Total revenues........    198,661         27   40,357     2,118     4,030
                                 --------    -------   -------   ------    ------
Operating Expenses:
  Lease operating.............     53,219         66    9,951       578       808
  Depletion, depreciation and
    amortization..............     80,853         --   11,810       498        --       15,720(E)
                                                                                       (12,308)(E)
  Abandonment and exploration
    costs.....................         --        103    1,293        --                 (1,396)(F)
  Production taxes............      3,310         --      795        --        10
  General and administrative,
    net.......................     11,127      1,981    3,461       745        --             (G)
                                 --------    -------   -------   ------    ------     --------
        Total operating
          expenses............    148,509      2,150   27,310     1,821       818        2,016
                                 --------    -------   -------   ------    ------     --------
Income from operations........     50,152     (2,123)  13,047       297     3,212       (2,016)
Interest and other income.....      2,721      3,177      369        66        --
Interest expense, net of
  amounts capitalized.........    (22,970)      (114)     (89)     (196)       --        3,007(H)
Minority interest.............         --         --       --        --        --             (I)
                                 --------    -------   -------   ------    ------     --------
Income before income taxes....     29,903        940   13,327       167     3,212          991
Income tax provision..........     11,018        232      156                            7,185(J)
                                 --------    -------   -------   ------    ------     --------
Net income....................   $ 18,885    $   708   $13,171   $  167    $3,212     $ (6,194)
                                 ========    =======   =======   ======    ======     ========
Net income per share..........   $   0.79
                                 ========
Weighted average shares
  outstanding.................     23,991


                                PRO FORMA     FAB      PRO FORMA
                                SUB TOTAL     (K)     ADJUSTMENTS   PRO FORMA
                                ---------   -------   -----------   ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales...........  $243,448    $    --    $            $243,448
  Equity in earnings of
    affiliate.................        --     11,429     (11,429)(L)       --
  Other.......................     1,745                               1,745
                                --------    -------    --------     --------
        Total revenues........   245,193     11,429     (11,429)     245,193
                                --------    -------    --------     --------
Operating Expenses:
  Lease operating.............    64,622         --                   64,622
  Depletion, depreciation and
    amortization..............    96,573         25                   96,598

  Abandonment and exploration
    costs.....................        --         --
  Production taxes............     4,115         --                    4,115
  General and administrative,
    net.......................    17,314         --                   17,314
                                --------    -------    --------     --------
        Total operating
          expenses............   182,624         25                  182,649
                                --------    -------                 --------
Income from operations........    62,569     11,404     (11,429)      62,544
Interest and other income.....     6,333        333                    6,666
Interest expense, net of
  amounts capitalized.........   (20,362)        (6)                 (20,368)
Minority interest.............        --         --                       --
                                --------    -------    --------     --------
Income before income taxes....    48,540     11,731     (11,429)      48,842
Income tax provision..........    18,591      4,070      (4,070)(W)   18,591
                                --------    -------    --------     --------
Net income....................  $ 29,949    $ 7,661    $ (7,359)    $ 30,251
                                ========    =======    ========     ========
Net income per share..........  $   1.12                            $   1.16
                                ========                            ========
Weighted average shares
  outstanding.................    26,821                              26,007

                                   FORCENERGY

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                              FORCENERGY   AMERADA                                   GREAT
                              HISTORICAL    HESS     MARATHON   EDISTO    CONVEST   WESTERN   STEWART    PRO FORMA
                                 (M)         (N)       (O)        (P)       (Q)       (R)       (S)     ADJUSTMENTS
                              ----------   -------   --------   -------   -------   -------   -------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
 Oil and gas sales..........   $138,698    $9,263    $49,619    $    83   $47,139   $23,564   $14,928    $
 Equity in earnings of
   affiliate................         --        --         --         --        --        --        --
 Other......................        683        --         --         --        --        --        --
                               --------    ------    -------    -------   -------   -------   -------
       Total revenues.......    139,381     9,263     49,619         83    47,139    23,564    14,928
                               --------    ------    -------    -------   -------   -------   -------
Operating Expenses:
 Lease operating............     38,786     2,317     19,338        209    13,508     5,032     4,014
 Depletion, depreciation and
   amortization.............     58,464        --         --         68    16,473     8,462        --      51,280(E)
                                                                                                          (25,003)(E)
 Abandonment and exploration
   costs....................         --        --         --        246     1,775     3,584        --      (5,605)(F)
 Impairments of oil and gas
   properties...............         --        --         --         --     2,633        --        --      (2,633)(F)
 Production taxes...........      3,454        --        297         --     1,272        --        42
 General and administrative,
   net......................      7,971        --         --      1,584     4,792     3,351        --
                               --------    ------    -------    -------   -------   -------   -------    --------
       Total operating
        expenses............    108,675     2,317     19,635      2,107    40,453    20,429     4,056      18,039(G)
                               --------    ------    -------    -------   -------   -------   -------    --------
Income from operations......     30,706     6,946     29,984     (2,024)    6,686     3,135    10,872     (18,039)
Interest and other income...        650        --         --      2,529     2,606     2,024        --      (1,586)(F)
                                                                                                             (550)(B)
Interest expense, net.......    (13,367)       --         --         (3)   (1,065)   (1,868)       --      (4,970)(U)
Minority interest...........         --        --         --         --        --        --        --            (I)
                               --------    ------    -------    -------   -------   -------   -------    --------
Income before income
 taxes......................     17,989     6,946     29,984        502     8,227     3,291    10,872     (25,145)
Income tax provision........      6,711        --         --        230       157        27                12,519(J)
                               --------    ------    -------    -------   -------   -------   -------    --------
Net income..................   $ 11,278    $6,946    $29,984    $   272   $ 8,070   $ 3,264   $10,872    $(37,664)
                               ========    ======    =======    =======   =======   =======   =======    ========
Net income per share........   $   0.57
                               ========
Weighted average shares
 outstanding................     19,727


                              PRO FORMA     FAB      PRO FORMA
                              SUB TOTAL     (V)     ADJUSTMENTS      PRO FORMA
                              ---------   -------   -----------      ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
 Oil and gas sales..........  $$283,294   $    --    $               $283,294
 Equity in earnings of
   affiliate................        --      7,800      (7,800)(L)          --
 Other......................       683         --                         683
                              --------    -------    --------        --------
       Total revenues.......   283,977      7,800      (7,800)        283,977
                              --------    -------    --------        --------
Operating Expenses:
 Lease operating............    83,204         --                      83,204
 Depletion, depreciation and
   amortization.............   109,744         36                     109,780

 Abandonment and exploration
   costs....................        --         --                          --
 Impairments of oil and gas
   properties...............        --         --                          --
 Production taxes...........     5,065         --                       5,065
 General and administrative,
   net......................    17,698         --                      17,698

                              --------    -------                    --------
       Total operating
        expenses............   215,711         36                     215,747
                              --------    -------                    --------
Income from operations......    68,266      7,764      (7,800)         68,230
Interest and other income...     5,673     17,161     (17,015)(L)       5,819

Interest expense, net.......   (21,273)       (97)                    (21,370)
Minority interest...........        --         --                          --
                              --------    -------    --------        --------
Income before income
 taxes......................    52,666     24,828     (24,815)         52,679
Income tax provision........    19,644      3,847      (3,847)(W)      19,644
                              --------    -------    --------        --------
Net income..................  $ 33,022    $20,981    $(20,968)       $ 33,035
                              ========    =======    ========        ========
Net income per share........  $   1.23                               $   1.27
                              ========                               ========
Weighted average shares
 outstanding................    26,750                                 25,937

                                   FORCENERGY

                      PROFORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                     ASSETS

                                                                           ADJUSTMENTS
                              FORCENERGY   EDISTO    CONVEST   ------------------------------------
                              HISTORICAL     (X)       (Y)      EDISTO       CONVEST     FORCENERGY
                              ----------   -------   -------   --------      --------    ----------
                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CURRENT ASSETS
 Cash.......................   $  4,063    $   268   $   537   $             $            $
 Accounts receivable, net...     29,126      1,926    11,179                   (3,286)(Z)
 Other current assets.......     27,890                  519
                               --------    -------   -------                 --------
       Total current
        assets..............     61,079      2,194    12,235                   (3,286)
Investments in surety bonds,
 at cost....................      4,094         --        --
Property, plant & equipment,
 net........................    746,744         73    52,862                   49,440(Z)
Investment in affiliate.....         --     47,167        --    (47,167)(Z)
Other assets................     16,757         28     3,050                   (2,327)(Z)
                                                                                4,289(Z)
                               --------    -------   -------   --------      --------
                               $828,674    $49,462   $68,147   $(47,167)     $ 48,116
                               ========    =======   =======   ========      ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable...........   $ 20,010    $   475   $ 4,812   $             $            $
 Other accrued
   liabilities..............     65,783      2,962     6,146                    6,704(Z)
                                                                               (2,150)(Z)
                                                                               (1,967)(Z)
                               --------    -------   -------                 --------
       Total current
        liabilities.........     85,793      3,437    10,958                    2,587
Long term debt..............    440,618         --        --
Deferred revenue............         --         --       513                     (513)(Z)
Other noncurrent
 liabilities................         --         75     4,701                   (6,423)(Z)
                                                                                4,289(Z)
Deferred income taxes.......     31,689         --        --
STOCKHOLDERS' EQUITY
 Common stock...............        227        143       106       (143)(Z)      (106)(Z)       28(Z)
 Capital in excess of par
   value....................    248,784     14,470    48,546    (14,470)(Z)   (48,546)(Z)   98,906(Z)
 Retained earnings..........     21,563     31,699     3,323    (31,699)(Z)    (3,323)(Z)
 Treasury stock, at cost....         --       (362)       --        362(Z)
                               --------    -------   -------   --------      --------     -------
       Total stockholders'
        equity..............    270,574     45,950    51,975    (45,950)      (51,975)     98,934
                               --------    -------   -------   --------      --------     -------
                               $828,674    $49,462   $68,147   $(45,950)     $(52,035)    $98,934
                               ========    =======   =======   ========      ========     =======


                              PRO FORMA
                              SUB TOTAL   FAB(AA)    ADJUSTMENTS    PRO FORMA
                              ---------   --------   -----------    ---------
                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CURRENT ASSETS
 Cash.......................  $  4,868    $ 4,190     $             $   9,058
 Accounts receivable, net...    38,945        788                      39,733
 Other current assets.......    28,409        596                      29,005
                              --------    --------                  ---------
       Total current
        assets..............    72,222      5,574                      77,796
Investments in surety bonds,
 at cost....................     4,094         --                       4,094
Property, plant & equipment,
 net........................   849,119        103                     849,222
Investment in affiliate.....        --    104,973      (104,973)(AB)        --
Other assets................    21,797        219                      22,016

                              --------    --------    ---------     ---------
                              $947,232    $110,869    $(104,973)    $ 953,128
                              ========    ========    =========     =========

CURRENT LIABILITIES
 Accounts payable...........  $ 25,297    $   111     $             $  25,408
 Other accrued
   liabilities..............    77,478        771         3,000(AB)    81,249

                              --------    --------    ---------     ---------
       Total current
        liabilities.........   102,775        882         3,000       106,657
Long term debt..............   440,618         --                     440,618
Deferred revenue............         0         --                          --
Other noncurrent
 liabilities................     2,642         --                       2,642

Deferred income taxes.......    31,689         --                      31,689
STOCKHOLDERS' EQUITY
 Common stock...............       255     18,937            79(AB)       334
                                                        (18,937)(AB)
 Capital in excess of par
   value....................   347,690     65,034       234,788(AB)   582,478
                                                        (65,034)(AB)
 Retained earnings..........    21,563     26,015       (26,015)(AB)    21,563
 Treasury stock, at cost....                   --      (232,854)(AB)  (232,854)
                              --------    --------    ---------     ---------
       Total stockholders'
        equity..............   369,508    109,986      (107,973)      371,521
                              --------    --------    ---------     ---------
                              $947,232    $110,869    $(104,973)    $ 953,128
                              ========    ========    =========     =========

                                  ADJUSTMENTS

(A) This column reflects Edisto historical results of operations for the nine months ended September 30, 1997 which excludes the results of operations of Convest.

(B) This columns reflects Convest historical results of operations for the nine months ended September 30, 1997.

(C) This column reflects Great Western historical results of operations for the twenty-one days ended January 21, 1997, exclusive of approximately $1.6 million in severance payments.

(D) This column reflects the historical oil revenues and direct operating expenses for the properties acquired in the Stewart Acquisition from the period January 1, 1997 to June
      4, 1997.

(E) Adjustment to depletion, depreciation and amortization of oil and gas properties giving consideration to the transactions reflected herein.

(F) Adjustments to convert Convest and Great Western from the successful efforts method of accounting to the full cost method of accounting utilized by Forcenergy.

(G) Though it is inappropriate to reflect an increase in the results of operations for anticipated reductions in general and administrative costs subsequent to acquisition, in the opinion of management, the Company will eliminate substantially all of the general and administrative expenses of Edisto and a majority of those of Great Western.

(H) Net decrease in interest expense assuming a weighted average interest rate of 8.97% and average actual debt outstanding for the period adjusted for capitalized interest.

(I) The adjustment to eliminate the minority interest in Convest acquired pursuant to the Edisto and Convest Mergers is offset against the Edisto-Convest consolidation entry to recognize the minority interest of approximately $2.6 million.

(J) Adjustment to income tax expense reflecting the results of transactions herein using Forcenergy's historical combined federal and state statutory rate of 37.3% and 38.3% for the periods ended September 30, 1997 and December 31, 1996, respectively.

(K) This column reflects FAB historical results of operations for the nine months ended September 30, 1997. Results of oil trading operations have been excluded from presentation pursuant to Forcenergy's intent to discontinue such operations. The results of operations have been converted to U.S. dollars based on a conversion rate of SEK 7.60 to $1
      USD.

(L)   Adjustment to eliminate intercompany earnings.

(M) Forcenergy Historical Results include the historical oil and gas revenues and direct operating expenses for the Amerada
      Hess Acquisition from closing date June 28, 1996 to December
      31, 1996 and the Marathon Acquisition from December 30, 1996 to December 31, 1996.

(N) This column includes the historical oil and gas revenues and direct operating expenses for the Amerada Hess Acquisition from January 1, 1996 to June 27, 1996.

(O) This column indicates the historical oil revenues and direct operating expenses for the Marathon Acquisition from January
      1, 1996 to December 29, 1996.

(P) This column reflects Edisto historical results of operations for the year ended December 31, 1996, excluding the effects of discontinued operations and the historical results of operations of Convest.

(Q) This column reflects Convest historical results of operations for the year ended December 31, 1996.

(R) This column reflects Great Western's historical results of operations for the year ended September 30, 1996, excluding the effect of discontinued operations.

(S) This column reflects the historical oil revenues and direct operating expenses for the properties acquired in the Stewart Acquisition for the year ended December 31, 1996.

(T) Adjustment to eliminate the sale of assets from Edisto to Convest.

(U) Net increase in interest expense assuming the following transactions occurred on January 1, 1996: (i) the 1996 conversion of the Exchangeable Notes; (ii) the 1996 Common Stock Offering; (iii) the 1996 Notes Offering; (iv) the 1997 Notes Offering; (v) the Edisto and Convest Mergers; and (vi) the 1997 Acquisitions; and assuming a weighted average interest rate of 8.97% and average actual debt outstanding for the period (excluding the Exchangeable Notes) adjusted for 1996 Acquisitions costs, debt issuance cost and capitalized interest.

(V) This column reflects FAB historical results of operations for the year ended December 31, 1996. Results of oil trading operations have been excluded from presentation pursuant to Forcenergy's intent to discontinue such operations. The results of operations have been converted to U.S. dollars based on a conversion rate of SEK 7.60 to $1 USD.

(W) Adjustment to income tax expense reflecting the elimination of capital gains income and intercompany earnings for the year ending December 31, 1996 and the elimination of intercompany earnings for the nine months ended September
      30, 1997.

(X) This column reflects Edisto's historical financial position as of September 30, 1997, which excludes the financial position of Convest, including the effects of the distribution of approximately $69.3 million pursuant to the terms of the merger agreement.

(Y) This column reflects Convest's historical financial position as of September 30, 1997.

(Z) Purchase accounting adjustments and consolidating entries to reflect the Edisto and Convest Mergers. The allocation of the purchase price to the various summarized components of assets and liabilities of Edisto and Convest are as follows:

                                                         (IN THOUSANDS)
                                                         --------------
Current assets.........................................     $ 11,143
Property plant & equipment.............................      102,375
Noncurrent Assets......................................        5,040
Current liabilities....................................      (16,982)
Noncurrent liabilities.................................       (2,642)
                                                            --------
Purchase Price.........................................     $ 98,934
                                                            ========
(AA)  This column reflects FAB's historical financial position as of September 30, 1997. The financial position has been
      converted to U.S. dollars based on a conversion rate of SEK
      7.60 to $1 USD.

(AB) Purchase accounting adjustments and consolidating entries to reflect the FAB acquisition assuming a closing price per share of FEN Common Stock of $29.12.

                        INFORMATION REGARDING FORCENERGY

OVERVIEW

     Forcenergy, formerly Forcenergy Gas Exploration, Inc., is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. Forcenergy and its predecessors have been engaged in the oil and gas exploration and production business since 1982, the year in which it was founded by the current President and Chief Executive Officer, Stig Wennerstrom.

     On August 2, 1995, Forcenergy completed an initial public offering of 6,210,000 shares of common stock of Forcenergy, at $10.00 per share, resulting in net proceeds of $55.7 million (the "1995 Offering").

     Forcenergy has experienced significant growth in the last six years, primarily through the exploitation, enhancement and development of acquired producing properties in the Gulf of Mexico and the 1996 acquisition of producing properties in Cook Inlet, Alaska. At December 31, 1996, Forcenergy had net proved reserves of approximately 585 Bcfe, 58% of which were located in the Gulf of Mexico and 27% of which were located in Alaska. Approximately 56% of Forcenergy's net proved reserves on such date were oil and approximately 78% of proved reserves were classified as proved developed. Forcenergy currently operates approximately 69% of its Gulf of Mexico production. Forcenergy's primary focus is its Gulf of Mexico and Alaska activities. However, Forcenergy has also acquired interests in certain undeveloped international leasehold acreage, primarily in Gabon, Africa and Australia.

STRATEGY

     Gulf of Mexico. Forcenergy's business strategy is to increase reserves and cash flows primarily through the exploration, exploitation, and development of its producing properties while also acquiring additional properties in the Gulf of Mexico. Forcenergy believes it has assembled at least a three-year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico, predominantly on acreage currently held by production. Most of the prospects comprising this inventory are located in fields which have prolific production histories and which Forcenergy believes, based on the past success of Forcenergy and other industry participants in applying 3-D technology to mature producing properties, will yield additional reserves through the application of modern exploration and development technologies. Forcenergy believes that its high quality asset base positions it for future growth through a continuing program of further development through selective exploitation and exploratory drilling and through the enhancement of production through workovers and recompletions. Forcenergy emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits Forcenergy to utilize its base of geological, engineering, and production experience in the region to maximize its drilling success and to minimize finding and development costs. Furthermore, Forcenergy's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and capital costs associated with new production facilities and minimizes timing delays in commencing production. Forcenergy plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential and provide operating synergies with existing properties.

     Forcenergy prefers to operate its Gulf of Mexico properties because functioning in that capacity positions it to more effectively manage production performance and operating expenses and allows it to control the timing and amount of capital expenditures. Forcenergy operates 93 structures and 494 wells in the Gulf of Mexico, and believes that the operating expertise and experience of its personnel have been instrumental in its ability to significantly enhance and improve production rates and cash flows. Of particular importance, a significant portion of the drilling prospects Forcenergy expects to pursue during the next three to five years are accessible from existing production facilities operated by Forcenergy.

     Cook Inlet, Alaska. Forcenergy's business strategy in the Cook Inlet area is to increase production and cash flow through the exploitation of existing producing properties as well as conducting selective exploration activities. Forcenergy believes that it has assembled a high-quality, producing asset base with exploitation potential as well as exploratory lease positions that will give Forcenergy an opportunity to add significant new reserves through drilling activities. Since its discovery, oil and gas activities in the Cook Inlet area have been dominated by major oil companies. Forcenergy believes that it will be able to economically exploit opportunities previously not pursued by the major oil companies by utilizing proprietary 3-D seismic data, smaller, less capital intensive offshore production facilities and other methods that have proven successful in Forcenergy's operations in the Gulf of Mexico.

     International. Forcenergy's international business strategy is aimed at achieving significant reserve growth through participation in selected higher-risk, higher reward exploration projects. Forcenergy presently holds exploratory acreage offshore Gabon, West Africa and onshore and offshore Australia.

TECHNOLOGY

     Forcenergy utilizes advanced technology in its exploration and development activities in order to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. Forcenergy currently has acquired 925 square miles of 3-D seismic surveys on 115 of its offshore Gulf of Mexico lease blocks and 1,075 square miles on other Gulf of Mexico blocks in which Forcenergy currently does not own an interest. Forcenergy also owns approximately 140,000 square miles of high quality 2-D seismic data on Gulf of Mexico blocks. Additionally, Forcenergy has acquired 973 square miles of 3-D seismic on its undeveloped lease acreage and concession in Gabon, Africa. The ability to obtain the 3-D seismic data at reasonable costs has enabled Forcenergy to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies. Forcenergy's professional staff includes 24 geologists/geophysicists experienced in interpreting 3-D data, and Forcenergy has invested in 26 Landmark geophysical workstations for that purpose.

RECENT DRILLING ACTIVITY

     During 1996 and continuing through October 1997, Forcenergy has continued to focus on increasing reserves and cash flow by targeting development, exploitation, and exploration prospects on recently acquired properties, with the opportunities developed in most cases through the use of 3-D seismic data. Forcenergy spent $130.4 million in capital drilling expenditures during 1996, including $4.5 million in capitalized internal costs and $4.4 million on geological and geophysical costs, including 3-D seismic data. During the ten months ended October 1997, Forcenergy has spent $215.4 million on capital drilling expenditures, including $9.7 million in capitalized internal costs and $15.7 million on geological and geophysical costs. In the Gulf of Mexico, Forcenergy successfully drilled nineteen of nineteen development wells and seven of ten exploratory wells during 1996. For the first ten months of 1997 seven of seven development wells and eighteen of thirty-two exploratory wells drilled proved successful. The following is a brief description of properties where significant activity has occurred, all of which were operated by Forcenergy except for the South Timbalier 148 field. The working interest ownership of Forcenergy is noted in parenthesis.

     South Marsh Island Block 106 North (SMI 106 N/2) and Block 106 South (SMI 106 S/2) and South Marsh Island 115 (100% working interest). Forcenergy acquired its working interests in these fields in a series of acquisitions from 1993 to 1995. During 1996, Forcenergy successfully drilled and completed six development and two exploratory wells in SMI 106 N/2. These eight wells are producing at a combined, net average rate of 1,634 BOPD and 10,340 MCFPD. During 1997, two development wells were successfully drilled and are currently producing 86 BOPD and 4,042 MCFPD, net to Forcenergy's interest. Combined, average net production from these fields currently totals 2,970 BOPD and 17,316 MCFPD.

     High Island 467 Field (100% working interest) and High Island 470 Field (100% working interest). Forcenergy completed all three wells of a three-well drilling project during 1996. Two development wells and one exploratory well were drilled and were producing at a combined average rate of 128 BOPD and 11,116 MCFPD, net to Forcenergy, for October 1997. Forcenergy completed a development well at High Island 467 which is currently producing at an average rate of 14,817 MCFPD, net to Forcenergy's interest. Additionally, in June 1997, Forcenergy drilled an exploratory well in the adjacent High Island 470 field which is currently producing at an average rate of 8,404 MCFPD, net to Forcenergy. These fields are currently producing at combined rates of 111 BOPD and 37,694 MCFPD, net to Forcenergy's interest. Forcenergy plans to drill a development well at High Island 467 in early 1998.

     South Marsh Island 6/10/11/18/19/285 Complex (100% working interest). In September 1996, Forcenergy completed drilling operations on an exploratory well that encountered approximately 140 feet of TVD (true vertical depth) pay in four sands and that added approximately 22.1 BCFE in estimated net proved reserves. During the fourth quarter of 1996, Forcenergy completed two development wells and drilled one exploratory dryhole. These wells are currently producing at combined net rates of 1,304 BOPD and 9,674 MCFPD. In 1997, Forcenergy completed a development well and an exploratory well that added 17.5 BCFE in estimated net proved reserves and are currently producing approximately 50 BOPD and 5,084 MCFPD. These drilling activities have brought current net total field production to rates of 1,809 BOPD and 28,149 MCFPD for the field complex.

     High Island 280/286 Complex (100% working interest). Forcenergy completed an exploratory well in July 1997 that is currently producing at an average rate of 4,200 MCFPD, net to the Company, bringing total net production in this field to 46 barrels of condensate per day and 4,908 MCFPD. Three additional exploratory wells were successfully drilled and completed. The three wells are currently producing at a combined rate of 11,000 MCFPD, net to Forcenergy.

     South Timbalier 148 (15.5% working interest). An exploratory well was successfully completed during 1996 and is currently producing 290 BOPD and 5,336 MCPD, net to Forcenergy. In the second quarter of 1997, an exploratory well was completed and is currently producing 62 BOPD and 1,672 MCFPD, net to Forcenergy. A second exploratory well was successfully drilled and completed in the fourth quarter of 1997 and is currently awaiting pipeline connection. Total net production from this field averaged at a curtailed rate of 312 BOPD and 7,080 MCFPD in December 1997. An anticipated reduction in curtailments during the first quarter of 1998 is expected to increase the daily gas production rate. Forcenergy plans to participate in the drilling of two additional exploratory wells during 1998.

     High Island 551 and High Island 552 (100% working interest). During April 1997, two exploratory wells were successfully completed in the High Island 552 field and are currently producing 11,361 MCFPD, net to Forcenergy, bringing total current net production in this field to 11,534 MCFPD. Forcenergy successfully drilled two exploratory wells during 1997 in the adjacent High Island 551 field which added approximately 13.0 Bcfe of estimated proved reserves. Forcenergy anticipates that production from these wells will be established in early 1998 at estimated combined average rates of 500 BOPD and 15,000 MCFPD net to Forcenergy's interest. Forcenergy plans to drill four additional exploratory wells in this field during early 1998.

     Cook Inlet, Alaska. Forcenergy recently completed a successful exploitation well in the 100% owned West McArthur River Field that increased field production by approximately 490 BOPD, net to the Company.

     International. In December 1997 and January 1998, Forcenergy drilled two exploratory dry holes on its Phenix Marin concession located offshore Gabon, West Africa. Additional exploratory opportunities have been identified within the Phenix Marin Concession and Forcenergy is currently evaluating future plans therein. Forcenergy and its 50% partner recently acquired a large-scale proprietary 3-D seismic survey over the Gryphon Marin concession located offshore Gabon. Forcenergy believes that numerous drilling opportunities will be generated from the information obtained through this 3-D survey. Forcenergy is also evaluating the potential of the northern portion of the Gryphon Marin concession where a recent discovery approximately 12 miles from Forcenergy's concession was announced.

ADDITIONAL FUTURE PROJECTS

     In addition to the activity described above, Forcenergy has identified a substantial inventory of additional exploitation, development, exploratory, workover and recompletion projects on its existing offshore Gulf of Mexico and Alaska properties which it may undertake over the next three to five years. Many of these projects are currently being reviewed by Forcenergy's geologists and geophysicists utilizing 3-D seismic data acquired in the last three years. During 1998, Forcenergy currently plans to drill approximately 35 exploratory wells and 14 development wells offshore Gulf of Mexico in addition to the plans described above. Forcenergy also anticipates that it will drill approximately 2 developmental and 4 exploratory wells in the Cook Inlet, Alaska area during 1998. Forcenergy recently completed the largest proprietary 3-D seismic survey in Cook Inlet, Alaska. Additional 3-D seismic data is being actively acquired to pursue numerous potential drilling prospects. An active development and exploration program is planned for the next two to three years. No assurance can be given that any future exploration or development projects will lead to additional commercially viable reserves.

     Forcenergy's 1998 capital expenditure budget is expected to approximate 1997 capital expenditures. Forcenergy currently plans to dedicate approximately 10-20% of its 1998 capital budget to international prospects. See "Forcenergy Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITIONS

     From January 1996 to October 1997, Forcenergy has spent an aggregate of approximately $349.1 million in cash and common stock on several acquisitions including, (1) all of Marathon Oil Company's interest in producing crude oil properties in the Cook Inlet, Alaska area and Prudhoe Bay Unit, Alaska, and the Cook Inlet Pipeline Company (the "Marathon Acquisition"), (2) Great Western Resources, Inc., an independent oil and gas company ("Great Western Acquisition"), (3) interests in certain producing crude oil properties in the West McArthur River Field, located in Cook Inlet, Alaska from Stewart Petroleum Company (the "Stewart Acquisition"), (4) Convest and Edisto, independent oil and gas companies ("Convest/Edisto Acquisition") and (5) various working interests in other oil and gas properties in the Gulf of Mexico, the Permian Basin, and onshore Louisiana. Each of these acquisitions is discussed in more detail in the following paragraphs.

     The Marathon Acquisition. In December 1996, Forcenergy acquired the 48% average working interest of Marathon Oil Company ("Marathon") in the McArthur River Field (Trading Bay Unit) and Marathon's 50% interest in the Trading Bay Field, both in the Cook Inlet, and Marathon's 0.05% working interest in the Prudhoe Bay Unit for $107.8 million. In January 1997, Forcenergy acquired Marathon's interest in the Cook Inlet Pipeline Company for $7.4 million in cash and the guarantee of $6.7 million in Cook Inlet Pipeline Company debt. Net production from the interests acquired is currently approximately 6,800 Bbls of oil per day ("BOPD"). Net proved reserves associated with the Trading Bay Unit, Trading Bay Field and Prudhoe Bay Unit totaled approximately 25.9 MMbbls of oil as of December 31, 1996.

     The Unocal Alliance. In December 1996, Forcenergy entered into an alliance with Union Oil Company of California ("Unocal") to jointly pursue lease sale activities and to further develop existing alliance properties in the Cook Inlet. The agreement requires Forcenergy to expend on behalf of the alliance up to $30 million within the next five years on lease acquisition and development and exploratory drilling on prospects generated as a result of this alliance. It also provides Forcenergy access to Unocal's geologic and geophysical data base in the Cook Inlet, including approximately 37,000 linear miles of 2-D seismic data and 6,000 square miles of 3-D seismic data. The agreement provides that Forcenergy and Unocal shall each contribute technical staff to the alliance in a joint effort to identify development prospects in and around existing alliance properties in the Cook Inlet as well as exploratory opportunities in the area. Forcenergy has identified a number of prospects that will be further evaluated for drilling potential. As of October 31, 1997, Forcenergy had expended approximately $5.4 million in 1997 for the acquisition of seismic data.

     As part of its alliance with Unocal, in December 1996, Forcenergy acquired a 50% interest in 17 State of Alaska lease tracts. Forcenergy's net expenditure in the lease sale was approximately $1.7 million.

     Great Western Acquisition. In January 1997, Forcenergy acquired all of the outstanding stock of Great Western for approximately $48.3 million. Great Western had oil and gas operations located primarily in the onshore Gulf Coast regions of Louisiana and Texas and offshore Gulf of Mexico. Great Western's highest value asset is South Marsh Island 18, which is strategically located adjacent to Forcenergy's other South Marsh Island holdings. Estimated net reserves added as a result of the Great Western Acquisition totaled approximately 33.2 Bcf of natural gas equivalents. Great Western's current net daily production is approximately 700 Bbls of oil and 7,000 Mcf of natural gas, based on October 1997 production.

     Stewart Acquisition. In June 1997, Forcenergy acquired a 97.75% working interest in the West McArthur River Field, located in Cook Inlet, Alaska from Stewart Petroleum Company for $18.7 million and assumed operations of the field. Net production is currently approximately 1,300 Bbls of oil per day, based on October 1997 production. Net proved reserves approximated 2.6 MMbbl at June 5, 1997. In October 1997, Forcenergy increased its working interest in this field to 100%.

     Convest/Edisto Acquisition. In October 1997, Forcenergy acquired all of the outstanding common stock of Edisto and Convest. Forcenergy issued 2,829,913 shares of common stock valued at $34.96 per share, or approximately $98.9 million. Through the mergers, Forcenergy acquired an average 30% working interest in 43 Gulf of Mexico lease blocks, as well as additional interests onshore in the Bluebell/Altamont and Culp Draw fields. Forcenergy estimates the proven reserves associated with these acquisitions to be approximately 6.344 million barrels of oil and condensate and 45.9 Bcf of natural gas. Net daily production associated with the acquired interests currently totals approximately 2,300 barrels of oil and condensate and 33,000 Mcf of natural gas.

     Other Working Interest Acquisitions. In June 1996, Forcenergy acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation (the "Amerada Hess Acquisition") for a cash consideration of $6.9 million. In August 1996, Forcenergy acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in this field to 100%. In December 1996, Forcenergy acquired interests in eight fields in the Gulf of Mexico in three separate transactions for an aggregate purchase price of $23.5 million. The first transaction involved the acquisition of a 33% working interest position in Mustang Island Block 746, bringing Forcenergy's ownership in the block to 100%. In the second transaction Forcenergy acquired a 33% working interest position in the South Marsh Island Block 136/137 field, also bringing Forcenergy's ownership in the field to 100%. In the third transaction, Forcenergy acquired an average 20% working interest in seven fields in the Gulf of Mexico. Estimated net proven reserves associated with these acquisitions include approximately 862 Mbbls of oil and 21.7 Bcfe of natural gas. The interests acquired were producing approximately 500 BOPD and 12,000 Mcf of natural gas per day ("MCFPD"), net to Forcenergy's interest at the end of 1996. In February 1997, Forcenergy acquired an average 75% non-operated working interest in producing fields in the Permian Basin for an aggregate purchase price of $14.5 million. Estimated proven reserves associated with the properties totaled approximately 3.4 MMbbls of oil and 7.2 Bcf of natural gas as of the acquisition date. Current average net daily production from the properties is approximately 300 Bbls of oil and 700 Mcf of natural gas. In September 1997, Forcenergy acquired various operated and non-operated interests in the Paradis Field, an onshore Louisiana field, for a cash consideration of $15.8 million. Estimated net proved reserves associated with the Paradis Field acquisition totaled 2.3 MMBbls of crude oil and 4.5 Bcf of natural gas. Forcenergy's estimated net daily production from this field is estimated to be 500 BOPD and 1,000 MCFPD.

GULF OF MEXICO PROPERTIES

     Forcenergy currently holds working interests in 183 federal offshore and state lease blocks located in the Gulf of Mexico and Gulf Coast, including a 100% working interest in 45 of these blocks and a 50% or greater working interest in 21 other blocks, and operates 53 of the producing blocks representing 69% of its current Gulf of Mexico/Gulf Coast production. The following table lists the average working interest, net proved reserves and the operator for Forcenergy's 13 largest offshore Gulf of Mexico properties, comprising approximately 82% of Forcenergy's net proved reserves in the Gulf of Mexico and 47% of Forcenergy's total net proved reserves, as of December 31, 1996:

                                                        ESTIMATED NET PROVED RESERVES AT
                                                               DECEMBER 31, 1996
                                                       ----------------------------------
                                        AVERAGE          OIL      NATURAL GAS     TOTAL
                                    WORKING INTEREST   (MMBLS)       (MMCF)      (MMCFE)     OPERATOR
                                    ----------------   --------   ------------   --------   -----------
South Marsh Island
  6/10/11/18/19/285 Complex:......        100%           5,352       30,471       62,583     Forcenergy
South Marsh Island Block 106 North
  and Block 106 South/Block 115...        100%           3,519       12,156       33,270     Forcenergy
South Marsh Island 137 Field,
  Block 136/137...................        100%             886       21,071       26,387     Forcenergy
Ship Shoal 230 Field, Block 219...        100%           1,963        5,835       17,613     Forcenergy
West Cameron 205 Field............        100%             103       13,719       14,337     Forcenergy
High Island A-467 Field...........        100%              93       10,453       11,011     Forcenergy
Ship Shoal 26 Field...............        100%             292        8,392       10,144     Forcenergy
Chandeleur 25 Field...............        100%              --        8,959        8,959     Forcenergy
High Island A-280 Field...........        100%              38        8,979        9,207     Forcenergy
Mustang Island 754................        100%              20        4,604        4,724     Forcenergy
Vermilion 262 Field...............         88%             873        8,525       13,763     Forcenergy
East Cameron 14 Field.............         50%             358       12,150       14,298     Forcenergy
South Pass 24 Field...............         71%           6,606       10,405       50,041    Third Party

ALASKA PROPERTIES

     Forcenergy currently holds an average 48% working interest in the McArthur River Field (Trading Bay Unit) and a 50% working interest in the Trading Bay Field located in the Cook Inlet area. These fields had estimated net proved reserves of 25.9 million barrels of oil and comprised approximately 27% of Forcenergy's total estimated net proved reserves at December 31, 1996. Forcenergy also purchased in June 1997 a 97.75% working interest in the West McArthur River Field located in the Cook Inlet. Forcenergy operates this field which had net proved reserves of 2.6 MMbbls of oil at June 5, 1997. In October 1997 Forcenergy increased its working interest in the West McArthur River Field to 100%. Through the Unocal alliance, the Marathon and Stewart acquisitions and several other smaller property acquisitions, Forcenergy has assembled the third largest exploratory lease acreage position in the State of Alaska. An extensive 3-year exploratory program is currently planned by Forcenergy.

ONSHORE PROPERTIES

     Forcenergy owns working and royalty interests in approximately 3,159 producing oil and gas wells in 1,088 fields in the Rocky Mountain, Gulf Coast, Permian Basin and Appalachian regions of the United States. Management believes that Forcenergy's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Gulf of Mexico operations by providing an additional source of cash flow that requires limited management involvement. Forcenergy's onshore properties accounted for approximately 15% of estimated net proved reserves at December 31, 1996. Approximately $4.3 million in capital was spent on onshore properties during 1996, 40% of which was incurred on the waterflood project in the Howard Glasscock/Snyder Field. Capital expenditures on onshore properties were insignificant during the eleven months ended November 30, 1997. The following is a summary of Forcenergy's most significant onshore properties:

     Altamont/Bluebell Field. The Altamont/Bluebell Field is located in Duchesne and Uinta Counties, Utah. Forcenergy increased its ownership at this field during October 1997 when the Company finalized its merger with Convest Energy Corporation. Convest owned working and overriding royalty interests in Altamont wells similar to those in which Forcenergy owned a working interest. The Company's approximate, average working interest in the Altamont field increased from 7% to 15.5% as a result of the merger. The Company also increased its working interest in the Altamont natural gas processing plant from 8.125% to 21.55%. Post-merger net daily production, including gas plant liquids, currently averages 837 BOPD and 2,222 MCFPD. Estimated net proved reserves as of December 31, 1996 were 1,108 Mbbls and 3,189 MMCF. The merger with Convest increased Forcenergy's estimated net proved reserves by 1,617 Mbbls and 5,149 MMCF.

     Mercy Field. Forcenergy owns non-operated working interest in twelve wells at Mercy Field in San Jacinto County, Texas. The Company owns a 40.0% working interest in nine gas wells, one oil well and one salt water disposal well, and a 28.3% working interest in one oil well. Production occurs from the Wilcox sands ranging in depth from 8,000 feet to 12,000 feet. Forcenergy is aggressively developing new field reserves. During the first quarter of 1997, the Company restored to operation a refrigeration plant for natural gas liquid ("NGL") extraction. Two successful gas wells were drilled and completed in the field's major gas reservoir during the second and third quarter of 1997. The two wells are currently producing at net daily average production rates of 487 Mcf and 33 barrels of condensate. A third well is currently being approved for drilling. Forcenergy's net daily production in this field currently averages 2,222 Mcf and 106 barrels of condensate and 3,288 gallons of NGL product. Net proved reserves as of December 31, 1996 were 6.7 Bcf of natural gas and 246 Mbbls of condensate.

     Whitney Canyon Field. Forcenergy owns working interests ranging from 14.1% to 18.9% in three producing wells in this Uinta County, Wyoming field and a 3.02% working interest in the Whitney Canyon Gas Processing Plant. Drilling operations commenced during the fourth quarter of 1997 on a recovery enhancement well for the Mission Canyon and Big Horn reservoirs. A successful well will contribute both production rate acceleration and reserve growth. The Company holds an 18.8% non-operated working interest in this well. Forcenergy's share of total sales from processed gas and condensate and plant liquids currently averages 95 BOPD and 1,360 MCFD. Estimated net proven reserves as of December 31, 1996 were 223 Mbbls of oil and 10.9 Bcf of natural gas

ACREAGE DATA

     The following table sets forth the approximate developed and undeveloped acreage in which Forcenergy held a leasehold, mineral or other interest at October 31, 1997. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

                                                    DEVELOPED ACRES        UNDEVELOPED ACRES
                                                  -------------------   -----------------------
                                                    GROSS       NET       GROSS         NET
                                                  ---------   -------   ----------   ----------
Offshore -- Gulf of Mexico......................    596,085   261,268      129,709       70,312
Offshore -- Coastal Alaska......................     69,381    33,072      149,009       92,047
Onshore -- United States........................  1,015,426   151,637      383,465       95,861
Australia.......................................      1,000       500   32,786,623   15,314,356
Offshore -- Gabon, Africa.......................         --        --    3,082,428    1,882,428
Onshore -- Other international..................         --        --      649,393      266,100
                                                  ---------   -------   ----------   ----------
          Total.................................  1,681,892   446,477   37,180,627   17,721,104
                                                  =========   =======   ==========   ==========

OIL AND GAS RESERVES

     The following table summarizes the estimates of Forcenergy's historical net proved reserves as of January 1, 1997 and the present values attributable to those reserves on such date using constant prices and operating costs as of the valuation date, discounted at a rate of 10% per annum, in accordance with Commission guidelines. The reserve data and present values as of January 1, 1997 for the onshore properties, the Alaska properties and a small portion of the offshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve data and present values as of January 1, 1997 for the majority of the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. (See Note 15 to Forcenergy's Financial Statements incorporated herein by reference to Forcenergy's Form 10-K for the year ended December 31, 1996).

                                                              AS OF JANUARY 1,
                                                                    1997
                                                              ----------------
Net Proved Reserves:
Liquids (Mbbls)(1)..........................................         54,659
Natural gas (Mmcf)..........................................        256,913
          Total (MMcfe).....................................        584,867
Present value of future net revenues before income taxes
  (thousands)...............................................     $1,055,911
Standardized measure of discounted future net cash flows
  (thousands)(2)............................................     $  802,145

---------------

(1) Includes crude oil, condensate and natural gas liquids.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10% in accordance with Statement of Financial Accounting Standards No. 69.

     Since January 1, 1996, Forcenergy has not filed any estimates of proved oil and gas reserves with any federal authority or agency other than with the Commission.

DRILLING ACTIVITY

     The following table sets forth the drilling activity of Forcenergy on its properties for the twelve month periods ended December 31, 1996, 1995 and 1994.

                                                        YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------
                                                 1996             1995            1994
                                             -------------    ------------    ------------
                                             GROSS    NET     GROSS    NET    GROSS    NET
                                             -----    ----    -----    ---    -----    ---
OFFSHORE DRILLING ACTIVITY:
Development:
  Oil......................................   11      10.4      8      5.9      1      1.0
  Gas......................................    8       5.7      2      1.7      5      3.7
  Non-productive...........................    1        .2     --      --       1      1.0
                                              --      ----     --      ---     --      ---
          Total............................   20      16.3     10      7.6      7      5.7
                                              ==      ====     ==      ===     ==      ===
Exploratory:
  Oil......................................    5       4.4      5      5.0     --       --
  Gas......................................    2       1.3      2      1.5      1      0.3
  Non-productive...........................    4       1.4      2      2.0     --       --
                                              --      ----     --      ---     --      ---
          Total............................   11       7.1      9      8.5      1      0.3
                                              ==      ====     ==      ===     ==      ===
ONSHORE DRILLING ACTIVITY:
Development:
  Oil......................................    4       2.0      2      0.1      9      0.5
  Gas......................................   --        --     --      --       4      1.7
  Non-productive...........................   --        --     --      --      --       --
                                              --      ----     --      ---     --      ---
          Total............................    4       2.0      2      0.1     13      2.2
                                              ==      ====     ==      ===     ==      ===
Exploratory:
  Oil......................................   --        --     --      --      --       --
  Gas......................................   --        --      1      0.5      4      0.2
  Non-productive...........................    1        .2      3      2.0      4      2.8
                                              --      ----     --      ---     --      ---
          Total............................    1        .2      4      2.5      8      3.0
                                              ==      ====     ==      ===     ==      ===

PRODUCTIVE WELLS

     The following table sets forth the number of productive oil and gas wells in which Forcenergy owned a working interest at October 31, 1997:

                   TOTAL PRODUCTIVE WELLS                     GROSS     NET
                   ----------------------                     -----    -----
Oil.........................................................  2,709      967
Gas.........................................................    757      270
                                                              -----    -----
          Total.............................................  3,466    1,237
                                                              =====    =====

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Forcenergy has only 19 wells that are completed in more than one producing horizon; those wells have been counted as single wells.

                   FORCENERGY SELECTED FINANCIAL INFORMATION

     The following table sets forth selected historical financial data for Forcenergy as of and for each of the periods indicated. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Forcenergy's financial statements included elsewhere in this prospectus or incorporated by reference. No cash dividends have been declared for any of the periods presented.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                 FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------    -----------------------------------------------------
                                            1997       1996        1996        1995       1994       1993       1992
                                          --------    -------    --------    --------    -------    -------    -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Oil and gas sales(1)..................  $196,929    $94,373    $138,698    $ 72,147    $58,354    $49,652    $24,937
  Other(1)..............................     1,732        419         683         494        388        441        475
                                          --------    -------    --------    --------    -------    -------    -------
                                           198,661     94,792     139,381      72,641     58,742     50,093     25,412
                                          --------    -------    --------    --------    -------    -------    -------
Expenses:
  Lease operating.......................    53,219     27,446      38,786      24,507     23,744     16,632      7,769
  Depletion, depreciation and
    amortization........................    80,853     40,490      58,464      31,295     24,572     19,889      8,014
  Production taxes......................     3,310      2,498       3,454       1,868      1,701      1,560        606
  General and administrative............    11,127      5,393       7,971       5,670      6,463      3,166      2,523
                                          --------    -------    --------    --------    -------    -------    -------
                                           148,509     75,827     108,675      63,340     56,480     41,247     18,192
                                          --------    -------    --------    --------    -------    -------    -------
Income from operations..................    50,152     18,965      30,706       9,301      2,262      8,846      6,500
Interest and other income (loss)........     2,721        380         650        (561)       789        545        197
Interest expense, net of amounts
  capitalized...........................   (22,970)    (9,503)    (13,367)    (11,668)    (9,529)    (6,192)    (2,303)
                                          --------    -------    --------    --------    -------    -------    -------
Income (loss) before income taxes.......    29,903      9,842      17,989      (2,928)    (6,478)     3,199      4,394
Income tax provision (benefit)(2).......    11,018      3,671       6,711      (1,075)    (2,403)     2,337         --
Minority interest.......................        --         --          --          --         --        107        132
                                          --------    -------    --------    --------    -------    -------    -------
Net income (loss)(2)....................  $ 18,885    $ 6,171    $ 11,278    $ (1,853)   $(4,075)   $   755    $ 4,262
                                          ========    =======    ========    ========    =======    =======    =======
Net income (loss) per common and common
  equivalent share(2)...................  $    .79    $   .34    $    .57    $   (.14)   $  (.50)
                                          ========    =======    ========    ========    =======
UNAUDITED PRO FORMA DATA(2):
  Income before income taxes,
    including minority interest.........                                                            $ 3,092    $ 4,262
  Income tax provision..................                                                              1,207      1,639
                                                                                                    -------    -------
Net income..............................                                                            $ 1,885    $ 2,623
                                                                                                    =======    =======
Net income per common share.............                                                            $   .29    $   .41
                                                                                                    =======    =======
Weighted average common and common
  equivalent shares.....................    23,991     18,265      19,727      12,910      8,188      6,520      6,451

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                           AS OF DECEMBER 31,
                                      --------------------    --------------------------------------------------------
                                        1997        1996        1996        1995        1994        1993        1992
                                      --------    --------    --------    --------    --------    --------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Working capital (deficit).........  $(24,714)   $ (9,095)   $  6,745    $(11,775)   $  5,445    $  1,865    $ (1,246)
  Total assets......................   828,674     417,523     585,925     335,090     220,287     187,786     127,684
  Total liabilities.................   558,100     254,186     336,989     180,129     149,226     144,450      82,432
  Long-term debt....................   440,618     163,337     272,932     130,729     131,646     127,234      75,758
  Stockholders' equity..............   270,574     163,337     248,936     154,961      71,061      43,336      45,252

---------------

(1) Natural gas liquid revenues for 1992, 1993 and 1994 have been reclassified from other revenues to oil and gas sales for consistent presentation with 1995 and 1996 revenues.

(2) Prior to September 14, 1993, Forcenergy was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had Forcenergy not been exempt from paying such income taxes. Net income per share data for 1993 and 1992 is described as unaudited pro forma because of Forcenergy's former partnership status.

                                   FORCENERGY

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Production Data

     The following table sets forth Forcenergy's historical oil and natural gas production data during the periods indicated:

                                              NINE MONTHS ENDED            YEAR ENDED
                                                SEPTEMBER 30              DECEMBER 31,
                                              -----------------    ---------------------------
                                               1997      1996       1996      1995      1994
                                              -------   -------    -------   -------   -------
Production in thousands:
  Liquids (MBbls)(1)........................    5,924     2,839      4,006     2,343     1,753
  Natural gas (MMcf)........................   40,781    22,283     32,738    21,112    17,121
  Total (MBOE)..............................   12,721     6,553      9,462     5,862     4,607
Average realized sales prices(2):
  Oil (per Bbl).............................  $ 17.83   $ 16.87    $ 17.07   $ 17.23   $ 15.69
  Plant products (per Bbl)..................    14.13     13.64      14.96     10.00      9.96
  Liquids (per Bbl)(1)......................    17.62     16.65      16.93     16.46     15.04
  Natural gas (per Mcf).....................     2.27      2.11       2.16      1.59      1.87
Expenses (per MBOE):
  Lease operating...........................  $  4.18   $  4.19    $  4.08   $  4.20   $  5.16
  Production taxes..........................      .26       .38        .36       .30       .36
  Depletion, depreciation and
     amortization...........................     6.36      6.18       6.18      5.28      5.28
  General and administrative, net...........      .87       .82        .84       .96      1.18

---------------

(1) Includes crude oil, condensate and natural gas liquids.

(2) Net of effects of hedging.

COMPARISON OF THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     Operating and Net Earnings. Forcenergy's operating earnings improved by 164% to $50.2 million for the nine months ended September 30, 1997 compared to $19.0 million for the same period last year. Net earnings for the 1997 period increased by 206% to $18.9 million compared to earnings of $6.2 million for the 1996 period. The increases in both operating earnings and net earnings were attributable primarily to higher production levels and, to a lesser extent, higher average net realized liquids and natural gas prices.

     Production. Net liquids production increased by 109% to 5,924 Mbbls for the first nine months of 1997 compared to the 2,839 Mbbls produced during the nine months ended September 30, 1996. Net gas production increased to 40,781 Mmcf in the 1997 period, an 83% improvement over the 22,283 Mmcf reported for the first nine months of 1996. The increase in both liquids and gas production were attributable primarily to Forcenergy's successful drilling activities during the latter part of 1996 and 1997, from the acquisition of producing properties in the Gulf of Mexico, and from the acquisition of crude oil producing properties in the Cook Inlet area, Alaska.

     Revenues. Revenues for the nine months ended September 30, 1997 increased by 110% to $198.7 million compared to the $94.8 million reported for the same period in 1996, due primarily to higher production volumes and, to a lesser degree, higher average net realized liquids and natural gas prices. Average net realized liquids prices increased by 6% to $17.62 compared to the $16.65 reported for the comparable period in 1996. Net realized natural gas prices rose to $2.27 for the 1997 period, an 8% increase over the $2.11 received for the comparable period of 1996.

     For the first nine months of 1997, average prices received for field production were $18.33 per barrel and $2.36 per Mcf for liquids and natural gas, respectively. Hedging activities during 1997 resulted in a $2.8 million reduction in oil revenue and a $3.9 million reduction in natural gas revenue, which reduced realized prices to $17.62 per barrel for liquids and $2.27 per Mcf for natural gas. Average prices received for field production in 1996 were $19.52 per barrel and $2.26 per Mcf for liquids and natural gas, respectively. Hedging activities during the same period in 1996 resulted in a $7.0 million reduction in oil revenue and a $3.2 million reduction in natural gas revenue, thereby reducing realized liquids and natural gas prices to $16.65 per barrel and $2.11 per Mcf, respectively.

     Lease Operating Expenses. For the nine months ended September 30, 1997, lease operating expenses increased by 94% to $53.2 million compared to the $27.4 million reported for the 1996 period. The increase related primarily to properties acquired in the latter part of 1996 and 1997, and, to a lesser degree, higher workover and repair and maintenance costs during the 1997 period. On an equivalent unit of production basis, lease operating expenses for the 1997 period were comparable to lease operating expenses for the nine months ended September 30, 1996. Excluding the Alaska properties, expenses per BOE decreased from $4.19 in the 1996 period to $3.55 in 1997.

     Depletion, Depreciation and Amortization. Depletion, depreciation and amortization increased to $80.9 million during the nine months ended September 30, 1997 compared to the $40.5 million reported for the same period in 1996. The increase was attributable to increased production from acquisitions and drilling activities and, to a lesser extent, an increase in the depletion rate per unit of production to $6.36 per BOE, from $6.18 per BOE in 1996.

     General and Administrative Expense. General and administrative expense, net of overhead reimbursements and capitalized internal costs, was $11.1 million, or $.87 per BOE, for the first nine months of 1997 compared with $5.4 million, or $.82 per BOE, for the comparable 1996 period. This increase was attributable to the overall growth of Forcenergy, including the expansion of its onshore and international operations, during the latter part of 1996 and the first nine months of 1997.

     Interest and Other Income. Interest and other income increased to $2.7 million in the first nine months of 1997 compared to the $380,000 reported for the same period last year. The increase resulted primarily from Forcenergy's equity in the earnings of Cook Inlet Pipeline Company ($1.4 million) and interest income earned on higher cash balances maintained subsequent to Forcenergy's late 1996 and early 1997 debt and equity offerings.

     Interest Expense. Interest expense, net of amounts capitalized, increased to $23.0 million in the nine months ended September 30, 1997, compared to the $9.5 million reported for the comparable period of 1996. The increase in interest expense was due primarily to an increase in long-term debt and, to a lesser extent, higher interest rates on Forcenergy's new fixed-rate, long-term subordinated debt issues.

     Income Tax Provision. Income tax expense increased by $7.3 million to $11.0 million, resulting primarily from the improvement in earnings for the first nine months of 1997 compared to the same period in 1996.

     Earnings Per Share. Earnings per share improved by 132% to $.79 per common and common equivalent share for the first nine months of 1997 compared to the $.34 per share reported for the same period last year, calculated on weighted average common and common equivalent shares of approximately 24.0 million and
18.3 million for 1997 and 1996, respectively.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Operating and Net Income. Operating income increased to $30.7 million for the year ended December 31, 1996, a 230% improvement compared to the $9.3 million reported for the prior year. Net income for 1996 rose to $11.3 million compared to a net loss of $1.9 million in 1995. The improvement in both operating income and net income/loss was attributable primarily to higher production volumes and higher net realized oil and gas prices.

     Production. Forcenergy's net liquids production rose to 4,006 Mbbls for the year ended December 31, 1996 from 2,343 Mbbls in 1996, a 71% improvement. Net gas production increased to 32,738 Mmcf in 1996, a 55% increase over the 21,112 Mmcf produced last year. On an equivalent unit basis, 1996 oil and gas production increased to 56,774 Mmcfe, 61% more than the 35,170 Mmcfe produced during 1995. The increase in both oil and gas production was attributable to new production from recent acquisitions of oil and gas properties as well as from successful drilling and workover programs begun in late 1995 and continuing through 1996.

     Revenues. Revenues for the 1996 year increased to $139.4 million, a 92% improvement over the $72.6 million reported last year, primarily because of higher production volumes and higher net realized prices. Average net realized liquid prices rose to $16.93 per barrel in 1996, a 3% increase over the $16.46 per barrel received in 1995. Average net realized gas prices rose to $2.16 per Mcf in 1996, a 36% increase over the $1.59 per Mcf reported in 1995.

     Average prices received for field production for the 1996 year were $20.49 per bbl and $2.40 per mcf for oil and natural gas, respectively. After taking into account the effects of 1996 hedging activities entered into to guarantee a certain level of cash flow from production, specifically a $12.8 million reduction in oil revenue and a $7.7 million reduction in gas revenue, net realized prices were reduced to $17.07 per bbl and $2.16 per mcf for oil and natural gas, respectively. Average realized prices for 1995 were $17.23 per bbl of oil and $1.59 per mcf of gas. Effects of hedging activities were not significant in the year ended December 31, 1995.

     Lease Operating Expenses. Lease operating expenses were $38.8 million in 1996 compared to the $24.5 million reported for 1995, an increase primarily due to new fields acquired during 1995 and 1996 and to workover-type repair and maintenance activities in 1996. On an equivalent unit of production basis, expenses decreased to $.68 per Mcfe in 1996 from $.70 per mcf in 1995, a decrease attributable primarily to increased production levels on existing properties during the latter part of 1996.

     Depletion, Depreciation and Amortization ("DD&A"). DD&A expense increased to $58.5 million in 1996 from the $31.3 million reported for 1995, an increase attributable to higher production levels and to an increase in the DD&A rate per unit of production to $1.03 per Mcfe, compared to $.88 per mcf in 1995.

     General and Administrative. General and administrative costs were $8.0 million in 1996 compared with $5.7 million reported in 1995, an increase due to the overall growth of Forcenergy during the latter half of 1995 and through 1996. On an equivalent Mcf produced basis, general and administrative expenses decreased to $.14 per Mcfe in 1996 from a rate of $.16 per Mcfe in 1995, primarily due to the higher production levels in 1996.

     Income Tax Provision (Benefit). Income tax expense increased to $6.7 million in 1996, from a benefit of $1.1 million in 1995, due to the improvement in results of operations compared to 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     Operating and Net Income. Operating income increased 304%, to $9.3 million in 1995 from $2.3 million in 1994. Forcenergy's net loss for 1995 was $1.9 million compared with a net loss of $4.1 million in 1994. These improvements were attributable to higher oil and gas production and lower per unit lease operating costs.

     Production. Net liquid production increased by 34%, to 2,343 Mbbls in 1995 from 1,753 Mbbls in 1994 and net gas production increased by 23%, to 21.1 Bcf in 1995 from 17.1 Bcf in 1994. Forcenergy's total net equivalent production increased to 35.2 Bcfe in 1995, a 28% improvement over the 27.6 Bcfe produced in 1994, due primarily to the acquisition of additional offshore properties in late 1994 and in early 1995 and the addition of new production attained from the successful 1995 drilling program.

     Revenues. Total revenues increased 24% to $72.6 million in 1995 compared with $58.7 million in 1994, primarily because of higher production volumes, which in turn resulted from acquisitions closed during 1995 and Forcenergy's successful drilling program. Oil revenues for the year increased by 47%, to $38.6 million in 1995 from $26.3 million in the prior year. Average net realized liquid prices of $16.46 per barrel in 1995 were

9% higher than the $15.04 per barrel received in 1994. Gas revenues rose to $33.6 million in 1995, 5% more than the $31.9 million in 1994; however, average net realized gas prices declined to $1.59 per Mcf in 1995, 15% below the $1.87 average per Mcf received in 1994.

     Lease Operating Expenses. Lease operating expenses increased by $763,000, or 3%, in 1995 compared to 1994 because of the addition of new properties; however, on an Mcfe produced basis, costs declined 19% from $.86 per Mcfe in 1994 to $.70 per Mcfe in 1995. This decline in the per unit cost was attributable to Forcenergy's success in adding new production through development of new reserves from existing properties and facilities and through acquiring new properties that provide operating synergies with existing properties.

     Depletion, Depreciation and Amortization. Total DD&A increased 27% to $31.3 million during 1995 compared with $24.6 million during 1994, primarily as a result of higher production volumes in 1995 as the DD&A rate was substantially the same for both years.

     General and Administrative. General and administrative expenses declined to $5.7 million in 1995, 12% less than the $6.5 million incurred in 1994. The costs for 1994 reflected higher third-party engineering and consulting fees associated with several acquisition possibilities that never materialized. Additionally, Forcenergy billed more general and administrative expenses, as provided for in joint operating agreements, to joint interest owners in 1995 due to the increased drilling activity.

     Interest Expense. Interest expense, net of amounts capitalized, increased 23% to $11.7 million, compared to $9.5 million in 1994. This increase was primarily attributable to the acquisition related increases in Forcenergy's debt levels prior to the repayment of a portion of that debt with proceeds from the initial public offering.

     Interest and Other Income. Interest and other income (loss) reflected a net charge of $561,000 in 1995 compared with income of $789,000 in 1994. The 1995 charge included a non-cash adjustment to certain balance sheet items associated with activities in previous years. Interest income was $474,000 in 1995 compared with $454,000 in the prior year.

     Income Tax Provision (Benefit). The income tax benefit decreased to $1.1 million in 1995, from $2.4 million in 1994, due to the improvement in the results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Forcenergy has historically funded its operations, acquisitions, capital expenditures and working capital requirements through cash flows from operations, bank borrowings and private and public placements of debt and equity securities. Forcenergy's primary sources of funds for each of the periods indicated herein were as follows:

                                         NINE MONTHS ENDED                YEAR ENDED
                                           SEPTEMBER 30,                 DECEMBER 31,
                                        --------------------    ------------------------------
                                          1997        1996        1996        1995      1994
                                        ---------   --------    ---------   --------   -------
Net cash provided by operating
  activities..........................  $ 115,901   $ 43,699    $  65,228   $ 28,574   $22,433
Borrowings under the Senior Credit
  Facility............................    193,680    134,732      255,968     35,709     6,872
Repayments under the Senior Credit
  Facility............................   (225,994)   (68,796)    (250,091)   (38,666)       --
Net proceeds from issuance of common
  stock...............................      2,373        169       46,318     55,753    31,800
Issuance of long-term debt, net of
  expenses............................    193,414         --      169,114         --        --

     Forcenergy had negative working capital of $24.7 million at September 30, 1997 compared to working capital of $6.7 million at December 31, 1996. The decrease in working capital was mainly attributable to an increase in accounts payable and accrued liabilities associated with Forcenergy's third quarter 1997 drilling activities and, to a lesser extent, accrued interest, which was partially offset by an increase in other current assets resulting from prepayments for drilling activities, seismic data, and lease operations.

     Forcenergy generated approximately $115.9 million in cash from operations during the first nine months of 1997 compared to $43.7 million during the same period in 1996. Producing properties acquired, the successful 1996/1997 drilling programs, and to a lesser extent, higher net realized oil and gas prices contributed to the increase in cash flow.

     Total capital expenditures were $285.1 million for the nine months ended September 30, 1997, including $111.7 million for acquisitions. Capital expenditures were funded by Forcenergy's existing Senior Credit Facility, proceeds from the offering of 8 1/2% Senior Subordinated Notes, and cash generated from operations.

     Total long-term debt at September 30, 1997 was $440.6 million compared to $272.9 million at December 31, 1996. During February 1997, Forcenergy completed a private placement of $200 million in 8 1/2% Senior Subordinated Notes priced at $99.338 for a yield to maturity of 8.6%. Forcenergy received approximately $194.0 million in net proceeds and used the majority of the proceeds to repay all outstanding indebtedness under Forcenergy's Senior Credit Facility and to fund producing property acquisitions in June and September 1997.

     As of December 31, 1997, the borrowing base under the Senior Credit Facility was $195 million of which $59.3 million was available for borrowing. The maximum commitment under the Senior Credit Facility is $200 million.

     Forcenergy's cash capital expenditures, exclusive of acquisitions, were $224.9 million as of November 30, 1997. Forcenergy currently anticipates that its capital expenditure budget for 1998 will be comparable to 1997. Actual levels of capital expenditures may vary significantly due to a variety of factors, including drilling results, oil and gas prices, industry conditions and outlook, future acquisitions of properties and the availability of capital. Although Forcenergy does not budget for acquisitions, it will continue to pursue selective acquisition opportunities with significant exploration and development potential.

     Forcenergy utilizes, from time to time, forward sales contracts and commodity swaps on portions of its current oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The remaining portion of current production is not hedged so as to provide Forcenergy the opportunity to benefit from oil and natural gas price increases, should they occur. Forcenergy has entered into forward sales and swap arrangements with respect to approximately 19% of its estimated natural gas production through May 1998 at a weighted average price of $2.36 per Mcf. Forcenergy has also hedged an additional 26% of its estimated natural gas production through March 1998 using a collar arrangement with a floor of $2.25 per Mcf and a ceiling of $3.00 per Mcf. Furthermore, Forcenergy has hedged, through three-way options, 10% of its estimated first quarter 1998 natural gas production, with a maximum benefit of $.30 per Mcf if prices decline below an average floor of $2.71 per Mcf, and with no exposure if prices remain below an average ceiling of $3.93 per Mcf. Forcenergy has also hedged approximately 17% of its estimated oil production through December 1998 using collar arrangements with weighted average floors of $18.21 per Bbl and weighted average ceilings of $23.08 per Bbl. The production percentages reflected assume current production rates. As a result of hedging activities, Forcenergy recognized an increase in oil and gas sales revenue of $102,000 for the three months ended September 30, 1997 and a decrease in oil and gas sales revenue of $6.7 million for the nine months ended September 30, 1997.

     On October 22, 1997, Forcenergy completed its mergers with Edisto Resources Corporation and Convest Energy Corporation. In connection with the mergers, Forcenergy reserved for issuance 2,829,913 shares of FEN Common Stock at a value of $34.96 per share, of which approximately 2.7 million shares have been issued as of January 30, 1998.

     Effective June 18, 1997, Forcenergy's Common Stock was accepted for listing on the New York Stock Exchange. Forcenergy's Common Stock began trading under the symbol FEN on that day.

     Management believes that cash flows from operations and borrowing capacity under Forcenergy's Senior Credit Facility will be adequate to meet currently anticipated liquidity needs, including funding Forcenergy's financial obligations and capital expenditure program.

                             FORCENERGY MANAGEMENT

DIRECTORS OF FORCENERGY

     Stig Wennerstrom, age 54, has been President and Chief Executive Officer and a Director of Forcenergy since its inception in September 1993. From 1982 until the formation of Forcenergy, Mr. Wennerstrom was the President and Chief Executive Officer of Forcenergy's predecessors.

     Bruce L. Burnham, age 63, has served as a director of Forcenergy since 1996. Mr. Burnham has served as President of The Burnham Group, a privately-held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh. He serves on the Board of Directors of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

     Eric Forss, age 31, has been a Director of Forcenergy since June 1994. Mr. Forss has been President of FAB since May 1991. Prior to serving as President of FAB, Mr. Forss was Vice President of FAB from May 1990 through April 1991. Mr. Forss has served on the Board of Directors of FAB since May 1994.

     Robert Issal, age 51, has served as Chairman of the Board of Directors of Forcenergy since May 1994 and has been a Director since Forcenergy's inception in September 1993. Mr. Issal has also served as Chairman of FAB since May 1994 and served as Vice Chairman of FAB from April 1992 to April 1994. Mr. Issal served as President and Chief Executive Officer of Forsheda AB, a Swedish public company, from 1988 through 1991. From 1991 through 1994, Mr. Issal was the Chairman and President of Abstracta Group. Since 1994, Mr. Issal has served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.

     William F. Wallace, age 57, has served as a director of Forcenergy since 1996. Mr. Wallace currently is an advisory member of The Beacon Group, a private investment and advisory partnership. Prior to joining The Beacon Group in early 1996, Mr. Wallace was Vice Chairman of Barrett Resources/Plains Petroleum Company and President and Chief Operating Officer of Plains Petroleum Company from 1994 to March 1996. Prior to Joining Plains Petroleum Company in 1994, Mr. Wallace spent a combined total of 22 years with Texaco, Inc., the last five of which he served as Regional Vice President.

EXECUTIVE OFFICERS OF FORCENERGY

     The executive officers of Forcenergy are Stig Wennerstrom, President and Chief Executive Officer and those officers listed below. Biographical information on Mr. Wennerstrom is included above under "--Directors of Forcenergy".

     Gary Carlson, age 51, is Vice President -- Exploration and Production (Alaska Division) of Forcenergy and has responsibility for all Alaskan operations. Prior to joining Forcenergy in March 1997, Mr. Carlson held various positions during a tenure of 29 years with Unocal Corporation, most recently serving as Unocal's General Manager for Health, Environmental and Safety Support from 1995 until joining Forcenergy. Mr. Carlson also served as President and Managing Director of Unocal Indonesia from 1992 to 1995 and as Managing Director for Unocal Netherlands N.V. from 1989 to 1992.

     Robert G. Gerdes, age 41, is Vice President -- Geoscience of Forcenergy, with responsibility for technical overview of company-wide geoscience, as well as technical evaluation of acquisitions and new ventures. Mr. Gerdes joined Forcenergy in January 1994, after having worked as a consulting geologist since September 1993. Mr. Gerdes served as Senior Geologist -- Corporate Staff for Graham Resources from August 1987 to September 1993. Prior to joining Graham Resources, Mr. Gerdes held various geological positions with Crescent Exploration Company and Unocal Corporation.

     Thomas F. Getten, age 50, is Vice President, General Counsel and Secretary of Forcenergy. Prior to joining Forcenergy in January 1997, Mr. Getten was in private law practice in New Orleans, Louisiana. From May 1974 until December 1995, Mr. Getten was a partner and stockholder with Liskow & Lewis, and from January 1996 until December 1996, Mr. Getten was a partner with Nesser, King & LeBlanc.

     E. Joseph Grady, age 44, is Vice President, Treasurer and Chief Financial Officer of Forcenergy. From 1980 until joining Forcenergy in October 1995, Mr. Grady held various financial management positions with Southdown, Inc. and its subsidiaries, including Pelto Oil Company from 1980 through 1989, serving as Vice President -- Finance in 1988 and 1989. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until joining Forcenergy.

     Percy A. Payne, age 56, is Vice President -- Exploration and Production (Gulf of Mexico Division) of Forcenergy and has responsibility for all Gulf of Mexico and Gulf Coast operations. Prior to joining Forcenergy in August 1996, Mr. Payne served as President of Payne Energy Associates, Inc., a privately held consulting group formed by Mr. Payne in September 1994 serving the international oil industry. Prior to establishing his consulting business, Mr. Payne held various positions during a tenure of 27 years with Shell Oil Company USA, most recently serving as Vice President of Pecten International, Shell Oil Company USA's international subsidiary. Mr. Payne also served as General Manager of Operations for the lower 48 states (less California) and Alaska for Shell Western E&P from April 1986 to September 1991.

     J. Russell Porter, age 35, is Executive Vice President. Prior to his promotion to Executive Vice President in July 1997, Mr. Porter served as Vice President -- Corporate Development from October 1995 to June 1997 and as Vice President -- Financial Planning and Analysis from April 1994 to October 1995. From January 1992 until joining Forcenergy, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group of Manufacturers Hanover and Chemical Bank.

     Neil M. Sullivan, age 55, is Vice President -- Onshore Exploration Houston Division of Forcenergy. Prior to joining Forcenergy in October 1997, Mr. Sullivan served as President of New Ventures Associates and its predecessor company, Bluebonnet Petroleum, from 1987 to September 1997. Previously, Mr. Sullivan held executive positions as Vice President of Gulf Coast Exploration at Valero Energy Corporation and Vice President of Southern Region Exploration for Anadarko Petroleum Corp. Mr. Sullivan was also employed by Conoco, Inc. and Texaco, Inc. in various positions dating to 1970.

     Mark Yelverton, age 42, is Vice President -- International Operations of Forcenergy and is responsible for all international activities. Before joining Forcenergy in April 1997, Mr. Yelverton served as Director General for Phibro Energy (White Nights Joint Enterprise, Russia) from 1991-1997, where he was Director General. Prior to joining Phibro, Mr. Yelverton was employed by Chevron Corporation serving in various petroleum engineering and geological positions.

                    BENEFICIAL OWNERSHIP OF FEN COMMON STOCK

     The following table is furnished as of January 30, 1998 to indicate beneficial ownership of shares of the FEN Common Stock by persons owning more than 5% of the FEN Common Stock and all executive officers and directors of Forcenergy individually and such executive officers and directors as a group. The information in the following table is provided by such persons.

                                                   FEN COMMON     VESTED                  PERCENT
                                                    STOCK(1)    OPTIONS(2)     TOTAL      OF CLASS
                                                   ----------   ----------   ----------   --------
Forcenergy AB(3).................................  8,740,486           --     8,740,486      34%
Stig Wennerstrom(3)(4)...........................    264,429    1,123,438     1,387,867       5%
Gary Carlson(3)(6)...............................      4,417           --         4,417        *
Robert Gerdes(3).................................        626           --           626        *
Thomas F. Getten(3)..............................        906           --           906        *
E. Joseph Grady(3)...............................      1,345       20,000        21,345        *
Percy A. Payne(3)................................      1,039       10,000        11,039        *
J. Russell Porter(3)(5)..........................      4,493      123,337       127,830        *
Neil Sullivan(3).................................         --           --            --        *
Mark Yelverton(3)................................         --           --            --        *
Bruce L. Burnham(3)..............................     15,000       11,166        26,166        *
Eric Forss(3)....................................  8,740,486       31,000     8,771,486      34%
Robert Issal(3)..................................         --       31,000        31,000        *
William F. Wallace(3)............................      2,000       11,166        13,166        *
Directors and officers, total as a group.........  9,034,741    1,361,107    10,395,848      39%

---------------

 *  Less than 1%

(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) Represent shares of FEN Common Stock issuable pursuant to stock option grants that are vested or that will be vested within 60 days of the effective date of this schedule.

(3) The address of Forcenergy AB and Messrs. Forss and Issal is Birger Jarlsgatan, 73-75, Box 19040, S-10432 Stockholm, Sweden. The address of Messrs. Wennerstrom, Getten, Grady and Porter is 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129. The address of Mr. Wallace is 30036 Snowbird Lane, Evergreen, Colorado 80439. The address of Mr. Burnham is 10 Haig Point Circle, Hilton Head, South Carolina 29938. The address of Messrs. Gerdes, Payne and Yelverton is 3838 N. Causeway Boulevard, Lakeway 3, Suite 2300, Metairie, Louisiana 70002. The address of Mr. Sullivan is 1111 Bagby St., Suite 4850, Houston, Texas 77002. The address of Mr. Carlson is 310 K Street, Suite 700, Anchorage, Alaska 99501.

(4) Of the shares listed as beneficially owned by Mr. Wennerstrom, 3,000 shares are owned by each of his children, Linda Wennerstrom and Henrik Wennerstrom, for which Mr. Wennerstrom disclaims beneficial ownership.

(5) Of the shares beneficially owned by Mr. Porter, 1,000 shares are owned by his wife, Deborah A. Porter.

(6) Of the shares beneficially owned by Mr. Carlson, 1,600 shares are owned by his children Nathan Carlson (300 shares), Amanda Carlson (300 shares), Gary Carlson (500 shares) and Rachael Carlson (500 shares). In addition, 200 shares are owned in trust for Gary Carlson.

                      DESCRIPTION OF SHAREHOLDER AGREEMENT

     Pursuant to the Shareholder Agreement, the Forss Affiliates have agreed unconditionally and irrevocably to accept the Exchange Offer in accordance with the terms and conditions of the Exchange Offer, not later than the third business day after the date on which the Exchange Offer period for acceptance begins. The Forss Affiliates have also agreed not to solicit or encourage any offer from any party other than Forcenergy concerning the possible disposition of FAB Securities.

     Forcenergy has agreed pursuant to the Shareholder Agreement to keep the Exchange Offer open until March 31, 1998; provided that Forcenergy may, subject to all legal and regulatory requirements, extend such period of time at its sole discretion. Forcenergy has also agreed, subject to the Offer Conditions, to pay for and receive the FAB Securities which have been tendered under the Exchange Offer not later than ten business days after the Expiration Date at a purchase price of 0.75 shares of FEN Common Stock for each FAB Series A Common Share and
0.5359 shares of FEN Common Stock for each FAB Series B Common Share. Pursuant to the Shareholder Agreement, the Exchange Offer is conditioned on the satisfaction or waiver of the Offer Conditions prior to the Expiration Date. See "The Exchange Offer -- Conditions to the Exchange Offer."

     If, as a result of a superior offer being made by another party to the shareholders of FAB, the Exchange Offer is allowed to expire or the Exchange Offer is terminated as a result of the conditions precedent thereto not being met, Forcenergy has the option (the "Option") to purchase all of the Forss Shares, representing approximately a 52% voting interest and a 22% equity interest in FAB, in exchange for either (i) 1,947,403 shares of FEN Common Stock or (ii) for cash equal to such number of shares times the greater of $33.00 or the closing market price of FEN Common Stock on the date the Option is exercised by Forcenergy, in each case exercisable at any time before the third business day prior to the first publicly announced expiration date of the Exchange Offer; provided, if the expiration date of the Exchange Offer occurs prior to the Expiration Date of the Exchange Offer, Forcenergy shall have until the date on which Forcenergy pays for and receives the FAB Securities which have been tendered under the Exchange Offer not later than ten business days after the Expiration Date (the "Closing Date").

     Pursuant to the Shareholder Agreement, the Forss Affiliates also granted to certain officers of Forcenergy in their capacity as officers of Forcenergy an irrevocable proxy (the "Forss Proxy") to call and attend any and all meetings of FAB's shareholders, to execute any and all written consents of FAB shareholders and to vote all of the Forss Shares and any and all shares of any other class of capital stock of FAB presently or at any future time owned beneficially or of record by the Forss Affiliates, including any and all securities having voting rights issued or issuable in respect thereof, which the Forss Affiliates are entitled to vote, and to represent and otherwise act as the Forss Affiliates could act, in the same manner and with the same effect as if the Forss Affiliates were personally present, at any annual, special or other meeting of the shareholders of FAB, or pursuant to any written consent in lieu of a meeting or otherwise. The Forss Affiliates have also agreed not to vote or take any action by written consent of shareholders in lieu of a meeting on any matter that is subject to the Forss Proxy without Forcenergy's prior written consent.

     The Forss Affiliates have also agreed with Forcenergy not to transfer, sell, exchange, pledge or otherwise encumber, without obtaining the prior written consent of Forcenergy (which consent shall not be unreasonably withheld), any of the shares of FEN Common Stock received in the Exchange Offer for a period of six months following with Expiration Date; provided, the Forss Affiliates may transfer, sell, exchange, pledge or otherwise encumber (i) up to 25% of the total number of shares of FEN Common Stock received by the Forss Affiliates in accordance with the Exchange Offer and (ii) up to 100% of such shares of FEN Common Stock for the sole purpose of pledging such shares of FEN Common Stock to a lending institution or institutions in connection with securing a bank line of credit offered by such institution.

     Eric Forss, Forsinvest AB and their affiliates may be deemed "affiliates" of Forcenergy after the Exchange Offer and the shares of FEN Common Stock or SDRs owned by them may be subject to certain resale limitations of Rule 144 under the Securities Act. Forcenergy has agreed, upon the acceptance of the Exchange Offer, to enter into a registration rights agreement in order to give the Shareholders the right on one occasion to require Forcenergy to register all or part of the shares of FEN Common Stock received by the

Shareholders in connection with the Exchange Offer under the Securities Act, unless (i) an exemption for such proposed sale exists under the Securities Act or (ii) Forcenergy has given notice of its intention to file a registration statement. Forcenergy has also agreed to provide the Shareholders with piggyback registration rights in any offering by Forcenergy of any of its securities to the public except a registration statement on Forms S-4 or S-8. Forcenergy will bear the expenses of all such registrations.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In addition to the Shareholder Agreement described above, Forcenergy is currently a party to or has engaged in the following transactions with its directors, officers and principal stockholders.

     Forcenergy leases its principal offices in Miami, Florida from an affiliate of the Forss family. The terms of the lease include current monthly payments of $23,612, subject to a yearly escalation not to exceed 6%, and a term of five years, expiring in November 1998. Forcenergy made payments under such lease of $280,000 in 1996 and $267,000 for the first 11 months of 1997. Forcenergy believes that the lease terms are comparable to those terms which could be obtained from an unaffiliated third party.

     In connection with Mr. Wennerstrom's currently outstanding stock options, Forcenergy has granted certain piggy back registration rights and a put option on the value of all such options and the FEN Common Stock acquired through the exercise of such options, including the 1995 option grants.

     Forcenergy has a consulting arrangement with Wictor Forss, the former Chairman of the Board of Forcenergy and of FAB, whereby Mr. Forss receives $10,000 per month in exchange for consulting services. The arrangement may be terminated by either party upon 60 days notice. Forcenergy believes that Mr. Forss' prior years of service to Forcenergy as a Director enable him to provide business and financial advice to Forcenergy at a reasonable cost. Subsequent to the Exchange Offer, Forcenergy currently expects this consulting arrangement with Wictor Forss will be terminated.

                           INFORMATION REGARDING FAB

BUSINESS OF FAB

     Business of Forcenergy AB. Forcenergy AB ("FAB") operates primarily as a holding company with approximately a 34% equity interest in Forcenergy, a 100% ownership of Svenska Oljegruppen AB ("SOG") and approximately SEK 30 million in cash at December 29, 1997. Forcenergy is engaged in exploration and production of oil and gas and represents the majority of the net worth of FAB. Forcenergy's activities are conducted primarily offshore in the Gulf of Mexico and Alaska. As of December 21, 1997, Forcenergy's average daily production was approximately
23.7 MBO and 226.3 MMcf. Forcenergy is incorporated in the State of Delaware, USA and is listed on the NYSE under the symbol "FEN." SOG is engaged in oil trading, SOG's principal business is comprised of the purchase and sale of oil and related products, primarily in Northern European markets.

                       FAB SELECTED FINANCIAL INFORMATION

     The following table sets forth selected historical financial data for FAB as of and for each of the periods indicated. The following data should be read in conjunction with FAB's financial statements included elsewhere in this prospectus.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                         -------------------   --------------------------------------------------------
                                           1997       1996       1996       1995        1994         1993        1992
                                         --------   --------   --------   --------   ----------   ----------   --------
                                             (UNAUDITED)              (SEK)(IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas sales and other........        --         --        671    340,201      455,841      393,177    214,847
    Oil trading revenues...............   141,612    663,122    879,951    139,853           --           --         --
    Equity in earnings of associated
      companies........................    86,861     37,142     59,280      2,755           --           --         --
                                         --------   --------   --------   --------   ----------   ----------   --------
        Total revenues.................   228,473    700,264    939,902    482,809      455,841      393,177    214,847
  Operating expenses...................  (149,414)  (669,298)  (890,133)  (296,286)    (252,218)    (177,035)   (98,047)
                                         --------   --------   --------   --------   ----------   ----------   --------
  Operating income before
    depreciation.......................    79,059     30,966     49,769    186,523      203,623      216,142    116,800
  Standard depreciation
    Standard depreciation according to
      plan.............................      (190)      (244)      (273)  (155,642)    (185,485)    (137,513)   (71,378)
    Prior year's depreciation
      revision.........................        --         --         --    (31,175)          --           --         --
                                         --------   --------   --------   --------   ----------   ----------   --------
  Operating income after
    depreciation.......................    78,869     30,722     49,496       (294)      18,138       78,629     45,422
  Financial items
    Interest income....................     1,559      1,056      1,834      5,143        5,929        3,688      1,007
    Other financial items..............      (975)    (1,205)   128,590     35,776        3,009        3,545      1,519
    Interest expenses..................       (45)       (11)      (734)   (53,847)      58,157      (41,840)   (21,656)
                                         --------   --------   --------   --------   ----------   ----------   --------
  Earnings after financial items.......    81,358     30,562    179,186    (13,222)     (31,081)      44,022     26,292
  Minority interest in earnings before
    tax................................        --         --         --        427           --       (1,248)      (947)
                                         --------   --------   --------   --------   ----------   ----------   --------
  Earnings before tax..................    81,358     30,462    179,186    (12,795)     (31,081)      42,774     25,345
  Tax provision (benefit)..............    30,935     13,966     29,236    (16,129)      (8,892)      13,281     13,292
                                         --------   --------   --------   --------   ----------   ----------   --------
  Net income...........................    50,423     16,596    149,950      3,334      (22,189)      29,493     12,053
                                         ========   ========   ========   ========   ==========   ==========   ========
  Earnings per share (before tax)
    SEK................................      5.65       2.12      12.45      (0.89)       (2.67)        5.23       3.44
  Earnings per share (after tax) SEK...      3.50       1.15      10.42       0.23        (1.91)        3.61       1.64
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital......................    35,654     13,194     54,225     22,677      137,076       93,073    (19,977)
  Total assets.........................   842,602    598,612    743,139    616,828    1,757,749    1,637,914    950,149
  Total liabilities....................     6,706     28,259     13,096     54,376    1,121,399    1,221,116    626,173
  Total long-term debt.................        --         --         --         --      962,745    1,017,723    477,694
  Stockholders' equity.................   835,896    570,353    730,043    562,452      636,350      416,798    323,976

                          OWNERSHIP OF FAB SECURITIES

     The following table sets forth information as of December 30, 1997, with respect to all stockholders known by FAB to be owners of more than 3% of FAB Securities and the amount of FAB's share capital owned as of December 30, 1997 collectively by all directors and officers as a group.

                                                              PERCENTAGE OF    PERCENT OF   PERCENT OF
              OWNER                 NUMBER OF SHARES OWNED        SERIES        CAPITAL       VOTES
              -----                ------------------------   --------------   ----------   ----------
                                       A             B          A       B
                                   (1 VOTE)     (1/10 VOTE)
                                   ---------    -----------
Forss family and associates......  1,000,000      2,224,633    100%    16.6%     22.4%        52.2%
Hoare Govett Secs Ltd............         --      1,042,800     --%     7.8%      7.2%         4.5%
Wasa.............................         --        911,600     --%     6.8%      6.3%         3.9%
Credit Suisse First Boston.......         --        627,200     --%     4.6%      4.4%         2.7%
Presidents and Fellows of Harvard
  College........................         --        588,580     --%     4.4%      4.1%         2.5%
Fidelity.........................         --        585,000     --%     4.4%      4.7%         2.5%
GSI/Netcome Pledge Account.......         --        454,000     --%     3.4%      3.2%         1.9%
          Directors and officers,
            total as a group.....         --        271,000     --%     2.0%      1.9%         1.2%

     As of December 29, 1997, there were 14,392,000 FAB Securities outstanding with a par value of SEK 10. The issued shares consisted of 1,000,000 Series A Common Shares, equivalent to 7 percent of the capital and 42.7 percent of the votes, and 13,392,000 Series B Common Shares, equivalent to 93 percent of the capital and 57.3 percent of the votes. As of December 31, 1997, there were approximately 4,000 holders of record of FAB Securities.

                    DESCRIPTION OF FORCENERGY CAPITAL STOCK

     Forcenergy's authorized capital stock consists of 50,000,000 shares of FEN Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share. On January 28, 1998, there were 25,513,102 shares of FEN Common Stock issued and outstanding. In addition, 96,306 shares remained issuable and reserved for issuance in connection with the Convest and Edisto mergers.

COMMON STOCK

     Holders of FEN Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights. Holders of FEN Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Forcenergy Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of Forcenergy, the holders of Common Stock are entitled to receive ratably the net assets of Forcenergy available after payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     The Board of Directors of Forcenergy is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Forcenergy Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers.

PREFERRED SHARE PURCHASE RIGHTS

     On November 26, 1997, the Board of Directors authorized the adoption of a stockholder rights plan (the "Rights Plan"). Each preferred share purchase right provided for by the Rights Plan (a "Right") entitles the registered holder to purchase from Forcenergy one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of Forcenergy, at a price of $200.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     Detachment of Rights; Exercise. Initially, the Rights will attach to all FEN Common Stock certificates representing outstanding shares and no separate Right Certificate will be distributed. The Rights will separate from the FEN Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of Forcenergy, or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Voting Shares. For purposes of the definition of an Acquiring Person, FAB or any Successor Entity (as defined in the Rights Agreement) shall not be deemed to be an Acquiring Person.

     Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to the FEN Common Stock outstanding on December 10, 1997, by the certificates representing such shares of FEN Common Stock with a copy of a Summary of Rights to Purchase Preferred Shares (the "Summary of Rights") attached thereto, (ii) the Rights will be transferred with and only with the shares of FEN Common Stock, (iii) new FEN Common Stock certificates issued after December 10, 1997, upon transfer or new issuance of the shares of FEN Common Stock, will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for FEN Common Stock outstanding as of December 10, 1997, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of FEN Common Stock represented by such certificate.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the shares of FEN Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on December 10, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by Forcenergy as described below.

     If a person or group were to acquire 20% or more of the Voting Shares of Forcenergy, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of FEN Common Stock (or under certain circumstances, the equivalent number of one onethousandths of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

     If Forcenergy were acquired in a merger or other business combination transaction or assets constituting more than 50% of its consolidated assets or producing more than 50% of its earning power or cash flow were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     Preferred Shares. The dividend and liquidation rights, and the non-redemption feature, of the Preferred Shares are designed so that the value of one one-thousandth of a Preferred Share purchasable upon exercise of each Right will approximate the value of one share of FEN Common Stock. The Preferred Shares issuable upon exercise of the Rights will be non-redeemable and rank junior to all other series of Forcenergy's preferred stock. Each whole Preferred Share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash, or (ii) in the aggregate, 1,000 times the dividend declared on the shares of FEN Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive a preferential liquidation payment equal to the greater of
(i) $1,000 per share, or (ii) in the aggregate, 1,000 times the payment made on the shares of FEN Common Stock. In the event of any merger, consolidation or other transaction in which shares of FEN Common Stock are exchanged for or changed into other stock or securities, cash or other property, each whole Preferred Share will be entitled to receive 1,000 times the amount received per share of FEN Common Stock. Each whole Preferred Share shall be entitled to 1,000 votes on all matters submitted to a vote of the stockholders of Forcenergy, and Preferred Shares shall generally vote together as one class with the FEN Common Stock and any other capital stock on all matters submitted to a vote of stockholders of Forcenergy.

     The offer and sale of the Preferred Shares issuable upon exercise of the Rights will be registered with the Securities and Exchange Commission and such registration will not be effective until the Rights become exercisable.

     Antidilution and Other Adjustments. The number of one one-thousandths of a Preferred Share or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

     The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of FEN Common Stock or a stock dividend on the shares of FEN Common Stock payable in shares of FEN Common Stock or subdivisions, consolidations or combinations of the shares of FEN Common Stock occurring, in any such case, prior to the Distribution Date.

     Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons (other than FAB or any Successor Entity) of beneficial ownership of 20% or more of the outstanding Voting Shares of Forcenergy and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of Forcenergy, the Board of Directors may, at its option, issue shares of FEN Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of FEN Common Stock (or one one-thousandth of a Preferred Share) for each two shares of FEN Common Stock for which each Right is then exercisable, subject to adjustment.

     Redemption of Rights. At any time prior to the first public announcement that a person or group (other than FAB or any Successor Entity) has become the beneficial owner of 20% or more of the outstanding Voting Shares, the Board of Directors of Forcenergy may redeem all but not less than all the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     No Rights as Stockholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Forcenergy, including, without limitation, the right to vote or to receive dividends.

     Amendment of Rights. The terms of the Rights may be amended by the Board of Directors of Forcenergy without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group (other than FAB or any Successor Entity) has become the beneficial owner of 20% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

     The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, form of Certificate of Designations of Junior Participating Preferred Stock, form of Right Certificate, and the form of the Summary of Rights, filed with the SEC and incorporated by reference herein.

WARRANTS

     In connection with a previous offering of debt securities, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was granted warrants to purchase 98,337 shares of FEN Common Stock at an exercise price of $14.51 per share. The warrants are currently exercisable and have an expiration date of September 14, 1998. DLJ exercised 49,168 warrants on April 1, 1997.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the FEN Common Stock is American Stock Transfer & Trust Company.

             COMPARATIVE RIGHTS OF FORCENERGY AND FAB STOCKHOLDERS

     If the Exchange Offer is completed, holders of FAB Securities who tender such shares into the Exchange Offer will own shares of FEN Common Stock or SDRs, each representing one share of FEN Common Stock. FAB is a corporation organized under the laws of the Kingdom of Sweden and Forcenergy is a corporation incorporated under the laws of the State of Delaware. The DGCL is the statute which governs Delaware corporations and the Companies Act governs Swedish companies. The following is a summary of certain significant differences between the rights of holders of FAB Securities and holders of FEN Common Stock. These differences arise from differences between FAB's Articles of Association ("FAB Charter") and the Forcenergy Amended and Restated Certificate of Incorporation (the "Forcenergy Charter") and Forcenergy Bylaws, the governing instruments of the two companies as well as the laws governing the companies. The following is a brief summary of certain differences between the rights of Forcenergy stockholders and the rights of FAB stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Forcenergy Charter and Forcenergy Bylaws and the FAB Charter. This discussion is not and does not purport to be complete or to identify all differences that may, under given fact situations, be material to stockholders.

NUMBER, CLASSIFICATION

  Forcenergy

     The Forcenergy Bylaws authorize that the number of directors to serve on its Board of Directors may be increased or decreased with the approval of a majority of the then-authorized number of directors. Newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office. This provision of the Forcenergy Bylaws may be altered, amended, or repealed by the affirmative vote of the majority of either the Forcenergy Board of Directors or the outstanding shares of capital stock of Forcenergy entitled to vote.

  FAB

     The FAB Charter provides that the FAB Board shall consist of not fewer than three and not more than ten directors with not more than ten deputy directors. Under Swedish law the managing director and at least half of the board members must be resident in a European Economic Area unless the Swedish government or an authority appointed by the government in a particular case grants an exception. The term of office of a director is one year, but a director may serve any number of consecutive terms. FAB currently has 5 directors and 0 deputy directors. The directors and deputy directors are elected at the Annual General Meeting of FAB stockholders for a term expiring at the end of the next Annual General Meeting. The Chairman of the FAB Board is appointed by the FAB Board of Directors.

REMOVAL OF DIRECTORS

  Forcenergy

     The Forcenergy Charter provides that a director may be removed with or without cause by the affirmative vote of the holders of a majority of the stock entitled to vote for the election of directors.

  FAB

     Under Swedish law directors may be removed from office by a general meeting of stockholders at any time, and vacancies in the Board, except when filled by a Deputy Director, may only be filled by stockholder resolution and except where statute or the Articles of Association prescribe otherwise.

VOTING RIGHTS

  Forcenergy

     The Forcenergy Charter does not provide for cumulative voting rights for the election of directors or otherwise. Therefore, Forcenergy shareholders elect directors by straight voting. Under section 216 of the DGCL Forcenergy directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

  FAB

     The Companies Act and the FAB Charter do not provide for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETINGS

  Forcenergy

     The Forcenergy Charter provides that a special meeting of stockholders may be called only by the Forcenergy Board of Directors or the President. Written notice of a special meeting must be mailed not fewer than 10 nor more than 60 days before the meeting to each stockholder of record entitled to vote.

  FAB

     The Companies Act provides that the Board or shareholders representing 10% of the shares may call a special meeting. Written notice of a special meeting must be mailed and published not fewer than two weeks nor more than four weeks before the meeting.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS, INCLUDING MERGERS AND CONSOLIDATIONS

  Forcenergy

     The DGCL requires that before a merger can be approved by the stockholders, a resolution approving the merger must be adopted by the corporation's board of directors. After approval by the board of directors, the merger agreement must be submitted to the stockholders for adoption. Pursuant to the DGCL, a merger must be approved by the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon.

     Notwithstanding the foregoing, the Forcenergy Charter requires for approval of certain business combinations and transactions with certain stockholders or with corporations which are affiliated therewith, an affirmative vote of 75% of the votes which the holders of the then outstanding shares of capital stock of Forcenergy excluding those shares beneficially owned by such stockholder unless such transaction is approved by a majority of disinterested stockholders. The Forcenergy Charter also provides that a 75% approval of disinterested stockholders is required to amend the provisions concerning interested transactions.

  FAB

     Under the Companies Act, resolutions are normally passed by a simple majority of votes cast unless otherwise specified in FAB Charter. There are generally no quorum requirements. However, certain resolutions require special quorums and majorities, including a resolution to disapply shareholders' preemptive rights in connection with an issue of shares or to reduce share capital or to approve a merger, which requires a majority of at least two-thirds of the votes cast as well as at least two-thirds of the shares represented at the meeting. However, if a resolution to reduce the share capital or to approve a merger alters the legal relationship between shares, the unanimous approval of the stockholders present at the meeting and representing at least 90% of all shares issued is normally required. The same approval is required in order to pass a resolution under which a public company is to merger with a private company and be dissolved.

     If the Exchange Offer is consummated, the former FAB stockholders shall be subject to the provisions for approving interested transactions provided in the Forcenergy Charter.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

  Forcenergy

     Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on the NASDAQ or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (i) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (ii) the interested stockholder acquires at one time 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote) or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or bylaws, not to be governed by this provision, the Forcenergy Charter and the Forcenergy Bylaws contain no such election.

  FAB

     The Companies Act does not have provisions similar to those outlined above with respect to business combinations with interested stockholders.

DISSENTERS' RIGHTS

  Forcenergy

     Under the DGCL, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving such corporation, amendments to the certificate of incorporation of such corporation (if so provided in the certificate of incorporation) or sales of all or substantially all of the assets of such corporation. However, appraisal rights are not available under the DGCL if the corporation's stock is (prior to the applicable transaction) listed on a national securities exchange or designated on NASDAQ or held of record by more than 2,000 stockholders; provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation, shares of another corporation that will be listed on a national securities exchange, designated on NASDAQ or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of any such corporation, or a combination of such shares and such cash.

  FAB

     Under the Companies Act, when a person alone or together with one or more subsidiaries owns more than nine-tenths of all the share capital in a company and these shares represent more than 90% of the votes entitled to be cast at a meeting of stockholders, that person is entitled to purchase the remaining shares of such company. A person whose shares are subject to a right of purchase may require the 90% owner to purchase its shares. Absent an agreement regarding the price, an arbitral tribunal will determine a reasonable price, which, in the case of a compulsory acquisition following an offer to a substantial number of persons pursuant to which more than the majority of the outstanding shares were acquired by such owner (or its affiliate), will, as a general matter, be the same as the price paid in such offer.

ACTION BY WRITTEN CONSENT

  Forcenergy

     The Forcenergy Charter provides that no action required or permitted to be taken by the stockholders of the corporation may be effected by consent in writing. Such action must be effected at an annual or special meeting of stockholders.

  FAB

     The FAB Charter does not prohibit any action to be taken by FAB stockholders by written consent.

DIVIDENDS

  Forcenergy

     The Forcenergy Bylaws provide that dividends may be declared at the discretion of the Forcenergy Board only out of any assets or funds of Forcenergy legally available for the payment of dividends.

  FAB

     Under the Companies Act, only a general meeting of stockholders may authorize the payment of dividends, which may not exceed the amount recommended by the FAB Board (except to a limited extent in the event of a demand by holders of at least 10% of the total number of shares outstanding) and which may be paid only from funds available for dividends. Under Swedish law, no interim dividends may be paid in respect of a financial period as to which audited financial statements have not been adopted by the Annual General Meeting of stockholders. The normal practice in Sweden is for dividends to be paid only annually. Shares issued after the date when the Directors have decided on the recommendation generally do not entitle the holders thereof to the dividends in question. It is the current practice of FAB's Board of Directors to decide upon their recommendations in respect of the next preceding fiscal year in February of each year, and the decision is made public at the same time. The recommendation of the FAB Board is considered at FAB's Annual General Meeting, which is usually held in May of the year following the year with respect to which the dividend is paid.

PREEMPTIVE RIGHTS

  Forcenergy

     The Forcenergy Charter and the Forcenergy Bylaws do not provide for preemptive rights. In addition, the DGCL does not provide for preemptive rights unless specifically provided for in the certificate of incorporation of a corporation.

  FAB

     Under Swedish law, stockholders must approve each issue of additional shares. Existing stockholders have preferential rights to subscribe for cash for issues of shares and debt instruments, convertible into shares in proportion to their stockholdings, unless the resolution for the issue itself or the company's articles of association provide otherwise. The FAB Class A Common Shares rank pari passu with the FAB Class B Common Shares as regards rights of participation in FAB's assets and profits.

AMENDMENTS OF CHARTER DOCUMENTS

  Forcenergy

     The Forcenergy Bylaws may be amended, altered or repealed either by the Forcenergy Boards of Directors or by the holders of a majority of the then outstanding shares of their respective capital stock present and entitled to vote at a meeting as provided in the Forcenergy Charter and Bylaws.

  FAB

     The Companies Act provides that the affirmative vote of the holders of two-thirds of the votes cast as well as two-thirds of all shares represented at the meeting is required to amend provisions of a company's Articles of Association. Resolutions to amend the FAB Charter which reduce any stockholder's rights to profits or assets, restrict the transferability of shares or alter the legal relationship between shares normally require the unanimous approval of the stockholders present at the meeting representing 90% of all issued shares; and a resolution to amend the FAB Charter for the purpose of limiting the number of shares which a stockholder may vote at a general meeting or requiring the retention of a larger amount of the net profit than required by the Companies Act or amending the stockholder's rights in a liquidation or dissolution normally requires the approval of the stockholders representing two-thirds of the votes cast and 90% of the shares represented at the meeting.

                                 LEGAL MATTERS

     The validity of the FEN Common Stock to be issued in the Exchange Offer will be passed upon for Forcenergy by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Forcenergy for the years ended December 31, 1995 and 1996, incorporated by reference to the Annual Report on Form 10-K of Forcenergy for the year ended December 31, 1996, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The historical statement of revenues and direct operating expenses of the properties acquired by Forcenergy from Amerada Hess Corporation for the year ended December 31, 1995, incorporated herein by reference to the report on Form 8-K/A of Forcenergy filed on September 12, 1996, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The historical statements of revenues and direct operating expenses of the properties acquired by Forcenergy from Marathon Oil Company for the years ended December 31, 1996 and 1995, incorporated herein by reference to the report on Form 8-K/A of Forcenergy filed on March 17, 1997, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Forcenergy for the year ended December 31, 1994 incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Forcenergy for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedules of Edisto Resources Corporation and Convest Energy Corporation for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The estimates of Forcenergy's net proved oil and natural gas reserves as of January 1, 1996 and 1997, incorporated herein by reference to Forcenergy's Annual Report on Form 10-K, have been prepared by Collarini Engineering, Inc. and Netherland, Sewell & Associates, Inc. and by Collarini Engineering, Inc. and Joe C. Neal & Associates as of January 1, 1995 and 1994. The reserve estimates prepared by such firms as of January 1, 1995 have also been audited by Netherland, Sewell & Associates, Inc.

     The consolidated financial statements of Forcenergy AB included in this Registration Statement have been audited by Price Waterhouse (Sweden), independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FORCENERGY AB FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1996:
  FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............   F-2
     Consolidated Balance Sheets at September 30, 1997 and
      at December 31, 1996 and 1995.........................   F-3
     Consolidated Statements of Income -- Nine Months Ended
      September 30, 1997 and 1996 and Years Ended December
      31, 1996, 1995 and 1994...............................   F-4
     Consolidated Statements of Cash Flows -- Nine Months
      Ended September 30, 1997 and 1996 and Years Ended
      December 31, 1996, 1995 and 1994......................   F-5
     Notes to Consolidated Financial Statements.............   F-6

                                 FORCENCERGY AB

                                AUDITORS' REPORT

     We have audited the accompanying consolidated financial statements of Forcenergy AB and subsidiaries, expressed in Swedish kronor. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Sweden. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forcenergy AB and subsidiaries at 31 December 1995 and 1996 and the results of their operations and their cash flows for the years ended 31 December 1994, 1995 and 1996 in conformity with accounting principles generally accepted in Sweden.

Stockholm, Sweden
April 8, 1997

Carl-Eric Bohlin                                           Bo Hjalmarsson
Authorized Public Accountant                               Authorized Public Accountant
Price Waterhouse Price Waterhouse

                                 FORCENERGY AB

                          CONSOLIDATED BALANCE SHEETS
                              (IN THOUSANDS; SEK)

                                     ASSETS

                                                                               DECEMBER 31,
                                                             SEPTEMBER 30,   -----------------
                                                                 1997         1996      1995
                                                             -------------   -------   -------
                                                              (UNAUDITED)
Current assets
  Cash.....................................................      13,484       10,239     6,594
  Temporary investments (Note 4)...........................      18,361       35,899    10,316
  Accounts receivable......................................       5,989       17,725    32,217
  Prepaid expenses and accrued income......................       3,366        1,953    14,596
  Other current assets.....................................         818          896     6,356
  Income tax receivable....................................         342          609        28
  Inventories..............................................          --           --     6,946
                                                                -------      -------   -------
          Total current assets.............................      42,360       67,321    77,053
                                                                -------      -------   -------
Non-current assets
  Shares in associated company (Note 5)....................     797,796      673,369   535,291
  Shares and participation rights (Note 6).................           5            5     1,830
  Machinery and equipment (Note 1).........................         780          783     1,202
  Deferred tax.............................................       1,661        1,661     1,452
                                                                -------      -------   -------
          Total non-current assets.........................     800,242      675,818   539,775
                                                                -------      -------   -------
          Total assets.....................................     842,602      743,139   616,828
                                                                =======      =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.........................................         845        9,127    12,284
  Accrued expenses and prepaid income......................       5,541        1,909    21,087
  Short-term debt..........................................          --           --    17,749
  Liabilities due to associated company....................          --           --       245
  Tax liability............................................          --        1,934        --
  Other current liabilities................................         320          126     3,011
                                                                -------      -------   -------
          Total current liabilities........................       6,706       13,096    54,376
                                                                -------      -------   -------
Equity (Note 7)
Restricted equity
  Share capital............................................     143,920      143,920   143,920
  Restricted reserves......................................     494,261      570,326   412,427
Non-restricted equity
  Dividend reserve.........................................     200,000           --        --
  Free reserves............................................       1,894        1,468     2,771
  Net income...............................................      (4,179)      14,329     3,334
                                                                -------      -------   -------
          Total shareholders' equity.......................     835,896      730,043   562,452
                                                                -------      -------   -------
          Total liabilities and shareholders' equity.......     842,602      743,139   616,828
                                                                =======      =======   =======
Assets pledged
  Cash and temporary investments...........................          --          625     3,151
  Inventories..............................................          --           --       164
  Contingent liabilities...................................         226          170       189

                                 FORCENERGY AB

                       CONSOLIDATED STATEMENTS OF INCOME
                              (IN THOUSANDS; SEK)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   ------------------------------
                                              1997       1996       1996       1995       1994
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)
Revenues
  Oil and gas sales and other.............        --         --        671    340,201    455,841
  Oil trading revenues....................   141,612    663,122    879,951    139,853         --
  Equity in earnings of associated
     companies............................    86,861     37,142     59,280      2,755         --
                                            --------   --------   --------   --------   --------
          Total Revenues..................   228,473    700,264    939,902    482,809    455,841
Operating expenses........................  (149,414)  (669,298)  (890,133)  (296,286)  (252,218)
                                            --------   --------   --------   --------   --------
Operating income before depreciation......    79,059     30,966     49,769    186,523    203,623
  Standard depreciation (Note 1)
     Standard depreciation according to
       plan...............................      (190)      (244)      (273)  (155,642)  (185,485)
     Prior year's depreciation revision...        --         --         --    (31,175)        --
                                            --------   --------   --------   --------   --------
Operating income after depreciation.......    78,869     30,722     49,496       (294)    18,138
  Financial items
     Interest income......................     1,559      1,056      1,834      5,143      5,929
     Other financial items (Note 2).......       975     (1,205)   128,590     35,776      3,009
     Interest expenses....................       (45)       (11)      (734)   (53,847)   (58,157)
                                            --------   --------   --------   --------   --------
Earnings after financial items............    81,358     30,562    179,186    (13,222)   (31,081)
Minority interest in earnings before
  tax.....................................        --   -- .....         --        427         --
                                            --------   --------   --------   --------   --------
Earnings before tax.......................    81,358     30,562    179,186    (12,795)   (31,081)
Tax provision (Note 3)....................   (30,935)   (13,966)   (29,236)    16,129      8,892
                                            --------   --------   --------   --------   --------
Net income................................    50,423     16,596    149,950      3,334    (22,189)
                                            ========   ========   ========   ========   ========
Earnings per share (before tax) SEK.......      5.65       2.12      12.45      (0.89)     (2.67)
Earnings per share (after tax) SEK........      3.50       1.15      10.42       0.23      (1.91)

                                 FORCENERGY AB

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (IN THOUSANDS; SEK)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                               -------------------   ------------------------------
                                                 1997       1996       1996       1995       1994
                                               --------   --------   --------   --------   --------
                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................    50,423     16,596    149,950      3,334    (22,189)
  Adjustments:
     Standard depreciation...................       190        244        273    186,817    185,485
     Minority shares.........................        --         --         --       (305)        --
     Equity in earnings of associated
       companies (after tax).................   (54,602)   (22,953)   (36,738)    (1,522)        --
     Capital gains (after tax)...............        --         --   (122,432)   (37,112)        --
     Changes in assets and liabilities
     (Increase) decrease in:
       Accounts receivable...................    11,736     12,190     14,492     (1,378)     8,468
       Prepaid expenses......................    (1,068)    10,307     12,643     (5,139)    (2,953)
       Other assets..........................        (1)     7,066     11,615    (23,262)    17,346
     (Increase) decrease in:
       Accounts payable......................    (8,284)    10,196     (3,157)    43,525     18,602
       Other liabilities.....................     1,892    (18,563)   (20,374)    86,055     (8,146)
       Other adjustments.....................        --         --         --     (1,117)    (1,288)
                                               --------   --------   --------   --------   --------
          Total adjustments..................   (50,137)    (1,513)  (143,678)   246,562    217,514
                                               --------   --------   --------   --------   --------
          NET CASH FLOWS FROM OPERATING
            ACTIVITIES.......................       286     15,083      6,272    249,896    195,325
                                               --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in oil and gas properties and
     equipment...............................        --         --         --   (539,582)  (466,412)
  Deposits and temporary investments.........        --         --         --     (7,449)    22,019
  Sales of surety bonds......................        --         --         --     19,936       (164)
  Deconsolidation of subsidiary..............        --         --         --     (4,163)        --
  Investments in subsidiary after cash
     received................................        --         --         --     (3,668)        --
  Increase in receivables in connection with
     acquisition.............................        --         --         --     (5,123)        --
  Sales of non-current assets (after tax)....        --         --     45,854         --
  Investments in office equipment............      (187)      (134)      (112)        37     (8,026)
  Sales of oil and gas properties............        --      1,952         --      3,593        123
                                               --------   --------   --------   --------   --------
          NET CASH FROM INVESTING
            ACTIVITIES.......................      (187)     1,818     45,742   (536,419)  (452,460)
                                               --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in debt...........................        --         --         --     58,421     53,001
  Principal payment on debt..................        --    (17,749)   (17,749)  (200,560)   (36,972)
  Dividend...................................   (14,393)    (5,037)    (5,037)    (9,354)   312,650
  Contribution from minority.................                              --    392,745    (20,149)
                                               --------   --------   --------   --------   --------
          NET CASH FLOWS FROM FINANCING
            ACTIVITIES.......................   (14,393)   (22,786)   (22,786)   241,252    308,530
                                               --------   --------   --------   --------   --------
NET CHANGE IN CASH...........................   (14,293)    (5,885)    29,228    (45,271)    51,395
  Translation effect.........................        --         --         --       (507)    (5,061)
                                               --------   --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH..............   (14,293)    (5,885)    29,228    (45,778)    46,334
CASH AT BEGINNING OF PERIOD..................    46,138     16,910     16,910     62,688     16,354
                                               --------   --------   --------   --------   --------
CASH AT END OF PERIOD........................    31,845     11,025     46,138     16,910     62,688
                                               ========   ========   ========   ========   ========
Non-cash financing and investing activities
  Purchase of bond investment................        --         --         --         --      4,628
  Investments in oil and gas properties by
     non-cash issuance of stock and increase
     in deferred tax liability...............        --         --         --    297,140         --
  Investment in associated company through
     capital gains on new share issues.......        --         --     97,835     37,112         --

                       NOTES TO THE FINANCIAL STATEMENTS
GENERAL

     This annual report has been established in accordance with Swedish Financial Accounting Standards Council recommendations.

ORGANIZATION

     The Group consists of the parent company, Forcenergy AB (FAB), based in Stockholm, the wholly-owned subsidiary company, Svenska Oljegruppen AB, and Forcenergy Inc (Forcenergy), which is owned to 38.7 percent is included as an associated company.

     Forcenergy's business concept is to operate in exploration, production and trading of oil and gas.

     The Group's parent company, Forcenergy AB, is a public company registered in Stockholm and operates primarily as a holding company.

     In 1995 Forcenergy, previously a fully owned subsidiary, went public and issued 6.21 million new shares of Forcenergy common stock (FEN Common Stock) in the USA. The net funds provided, USD 55.7 million or approximately SEK 392.7 million, were primarily used to reduce bank debt. In addition, 3.0 million shares of FEN Common Stock, with a market value of USD 30 million, approximately SEK 212 million, were issued in connection with the acquisition of Ashlawn Energy, Inc. At the end of 1995, FAB's share holding in Forcenergy's amount to 9,040,486 shares of FEN Common Stock, corresponding to an ownership share of 49.5%.

     During the financial year 1995 Forcenergy was consolidated in accordance with the purchase method until August 31 and thereafter with the equity method.

     Svenska Oljegruppen AB is reported as a subsidiary company from November 15, 1995.

     In 1996, Forcenergy completed a secondary stock offering and conversion of subordinated notes to FEN Common Stock. At the same time, FAB sold 300,000 shares of FAB Common Stock. The transactions resulted in capital gains of SEK
129.3 million before tax for the Group, including capital gains SEK 31.5 million from the sale of the shares. The parent company's ownership in Forcenergy decreased to 38.7%.

     As of October 22, 1997, FAB's ownership in Forcenergy decreased to 34% due to Forcenergy's issuance of shares of FEN Common Stock in connection with the acquisition of Convest Energy Corporation and Edisto Resources Corporation.

CONSOLIDATED ACCOUNTS

     The consolidated financial statements include the accounts of the parent company and those companies in which the parent company, directly or indirectly, owned more than 50 percent of the voting rights at the end of the year.

     Investments in associated companies, in which the Group's ownership amounts to at least 20 percent and at most 50 percent of the voting power, are accounted for in accordance with the equity method. Investments in associated companies are recorded as the Group's share in the equity, adjusted for non-amortized goodwill. The difference between the recorded investment in the Group and parent company balance sheets is accounted for as restricted reserves in the consolidated accounts.

     During 1995, the accounting for the Group's investment in Forcenergy was changed to the equity method as a result of a deletion of ownership interest previously the new accounts of Forcenergy were consolidated with that of the group.

     The consolidated balance sheet was established in accordance with the purchase method. This means that the parent company's entered value of subsidiary company shares is offset against the equity of each subsidiary company at the time of purchase. Group surplus values arising in conjunction with the purchase of companies are accounted on the basis of assessed market values as correction of the entered value of the fixed assets of the subsidiary companies, and the remainder as Group goodwill.

     In connection with new capital issues in subsidiaries and associated companies, capital gains or losses are calculated and recognized, in the consolidated financial statements, corresponding with the change in the group's share of equity in the issuing company.

FOREIGN CURRENCY TRANSLATION

     The Group applies the current method when translating financial statements in foreign currencies to SEK. The current method means that all assets and liabilities are translated to SEK at the exchange rate applicable on the balance sheet date. The income statement is translated at the average exchange rate for the year. Any translation differences are accumulated under shareholders' equity and are distributed between the restricted and non-restricted equity of the Group. The non-restricted equity of the Group is thereby translated at the exchange rate applicable on the balance sheet date. Translation differences are realized and included in the income statement when Group companies are disposed of.

ACCOUNTING FOR DEFERRED TAX

     The Group accounts for deferred taxes on untaxed reserves and timing differences. Timing differences relate to accelerated depreciation, for tax purposes, of oil and gas assets. The estimated deferred tax is shown in the balance sheets as deferred tax. The accumulated deferred tax liability is remeasured each year with the application of current tax rates in the various countries, and is disclosed in the balance sheet as deferred tax. Consideration is given to deferred tax claims due to losses carried forward in acquired companies. Remeasurement of the deferred tax liability due to changed tax rates is included in the provision for deferred tax for the period. No provision is made for deferred taxes on the difference between the book value and the tax basis of the shareholding in Forcenergy. Deferred taxes are provided for when sales of stock in or dividend payments from Forcenergy have been decided prior to the end of the accounting period.

VALUATION PRINCIPLES

     All receivables and liabilities in foreign currency are translated to SEK at the exchange rate applicable on the balance sheet date. Exchange rate gains and losses are divided into those relating to business operations and those relating to financial gains and losses. The former are included in the operating income whereas the latter are reported as other financial items. Revenues from the sale of oil and gas are recognized when delivery takes place. The effects of price hedging activities through financial instruments are included in the operating income.

     Costs associated with assuming long-term debts are capitalized as other long-term assets and are amortized over the term of the loan as part of the interest expense recorded. The Group applies US generally accepted accounting principles (US GAAP) in accordance with APB 25 when assessing the value of issued options and warrants. This means that for these options and warrants, compensation expenses are recorded for the difference between the fair market value and the subscription price. No adjustment is made for changes in the fair market value except if the holder is entitled to redemption at market value. In such cases a provision for increases in value is made.

     The fixed assets of the Group are valued at cost less accumulated depreciation. Equipment is depreciated over its expected economic life. Oil held in inventory is valued at the lowest of acquisition value and replacement cost.

     The oil and gas assets are valued in accordance with the full cost method with deduction of accumulated depreciation. The full cost method means that all costs associated with the acquisition and prospecting of oil and gas properties are capitalized, including expenses incurred by commercially nonviable deposits. The capitalized costs of oil and gas properties are limited to the present value (10 percent) of proven oil and gas reserves. Revenue from sale of oil and gas assets is not taken to income but reduces the book value of all oil and gas properties. The depreciation for oil and gas properties is calculated in accordance with the unit-of-production method. This means an annual depreciation equivalent to the ratio between sold production and remaining reserves, taking into account future costs for plugging and abandonment. Depreciation of costs relating to unproved reserves is commenced when reserves are proved or ascertained to be non-existent.

STATEMENT OF CASH FLOWS

     The company presents its statement of cash flows in accordance with US GAAP (SFAS 95). As opposed to a consolidated statement of changes in financial position, a cash flow statement includes only activities that have affected the Group's cash balance. Activities that do not affect the cash balance are thus excluded, but are presented together with the statement of cash flows. Transactions in foreign currency are translated in the cash flow statement at the exchange rate on the transaction date. Consequently, the only translation effects presented are those relating to the cash balance. As an approximation of the transaction date exchange rate, the Group has applied the average exchange rate for the applicable year. Cash balance is defined as cash, bank deposits and temporary investments that can be converted to cash within three months.

ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

     Elements of the Company's accounting principles which differ significantly from generally accepted accounting principles in the United States, as applied by Forcenergy, are described below:

          (a) Adjustment of previous years depreciation: In 1995 and before Forcenergy went public, an error relating to prior years depreciation of oil and gas reserves was identified. In FAB's financial statements, the correction of the error was accounted for in the income statement for 1995. In Forcenergy's financial statements, the correction was made retroactively to each applicable year.

          (b) Interest on Subordinated Notes: In the consolidated financial statements, FAB used the nominal interest rate (7%) to accrue interest on the Subordinated notes issued by Forcenergy. Under certain circumstances, the holders of the notes were entitled to an additional payment on the maturity date of an amount sufficient to provide the holders with a compounded annual rate of return of 13%. For accounting purposes, FEN was accruing interest on these Subordinated Notes at 13%.

          (c) Accounting for acquisition of oil and gas reserves: In connection with acquisitions of certain oil and gas reserves prior to 1994, FAB included revenues from the acquired oil and gas reserves from the effective date of the acquisition and charged the income with an estimated interest on the purchase amount during the period between the effective date and the closing date. In Forcenergy's financial statements, these revenues reduced the purchase price and have not been included in the income statement. The accumulated difference between the accounting policies used by FAB and Forcenergy, is amortized over seven years in FAB's financial statements.

     The application of US GAAP as described above would have the following approximate effects on consolidated net income and stockholders' equity:

                                                               1996       1995       1994
                                                              -------    -------    -------
Net income as reported in the consolidated income
  statements................................................  149,950      3,334    (22,189)
Adjustment of previous years depreciation...................       --     19,640    (11,249)
Accounting for acquisition of oil and gas reserves..........      804      2,114      6,999
Interest on Subordinated Notes..............................   (4,358)    (6,257)    (9,908)
Approximate net income in accordance with US GAAP as applied
  by Forcenergy.............................................  146,396     18,831    (36,347)
Approximate net income per share in accordance with US GAAP
  as applied by Forcenergy..................................    10.17       1.31      (3.12)
Approximate stockholders' equity in accordance with US GAAP
  as applied by Forcenergy..................................  728,921    557,062         --

                                     NOTES

1. DEPRECIATION AND NON-CURRENT ASSETS (SEK 1,000)

STANDARD DEPRECIATION (SEK 1,000)

                                                           1996     1995       1994
                                                           ----    -------    -------
Oil and gas properties...................................   --     184,867(1) 182,794
Machinery and equipment..................................  273       1,950      2,691
                                                           ---     -------    -------
          Total..........................................  273     186,817    185,485
                                                           ===     =======    =======

NON-CURRENT ASSETS (SEK 1,000)

                                                            1996      1995      1994
                                                           ------    ------    ------
Machinery and equipment
  Acquisition value......................................   2,043     2,680    15,534
  Accumulated standard depreciation......................  (1,260)   (1,478)    5,131
                                                           ------    ------    ------
          Net book value.................................     783     1,202    10,403
                                                           ======    ======    ======

2. OTHER FINANCIAL ITEMS (SEK 1,000)

                                                            1996       1995     1994
                                                           -------    ------    -----
Realized part of accumulated translation differences.....       --     7,413       --
Capital gains............................................  129,316    29,699       --
Exchange differences, net................................      493    (1,336)   2,849
Other financial items....................................   (1,219)       --      160
                                                           -------    ------    -----
          Total..........................................  128,590    35,776    3,009
                                                           =======    ======    =====

3. TAX (SEK 1,000)

     Provision for income tax consists of:

                                                            1996       1995     1994
                                                           -------    ------    -----
Foreign income tax.......................................   (6,884)       --    3,887
Swedish income tax.......................................      (18)        3       --
Recalculation of prior years tax.........................       --    11,531       --
Minority share of tax provision..........................       --      (122)      --
Equity in tax in associated company......................  (22,543)   (1,233)      --
Foreign deferred tax.....................................       --     6,105    5,005
Swedish deferred tax.....................................      209      (155)      --
                                                           -------    ------    -----
          Total..........................................  (29,236)   16,129    8,892
                                                           =======    ======    =====

---------------

(1) Of which 31,175 was prior years' depreciation adjustments

     The American tax rate is currently 37.3 percent (U.S. federal tax rate 34 percent) and the Swedish tax rate is currently 28 percent. Dividends from the associated company are subject to U.S. withholding tax of five percent only. Group loss carried forward amounted to SEK 34.3 million, of which SEK 29.0 million for Swedish operations and SEK 5.3 million for foreign operations.

4. TEMPORARY INVESTMENTS (SEK 1,000)

                                                               1996      1995
                                                              ------    ------
Bonds and other interest-bearing securities, SEK............  35,899    10,316
                                                              ------    ------
          Total.............................................  35,899    10,316
                                                              ======    ======

5. INVESTMENTS IN ASSOCIATED COMPANY (SEK 1,000)

                                                NO. OF     PAR VALUE    BOOK      MARKET
                                      SHARES    SHARES       (SEK)      VALUE      VALUE
                                      ------   ---------   ---------   -------   ---------
Forcenergy Inc......................  38.7%    8,740,486      0.7      673,369   2,177,000

6. SHARES AND PARTICIPATION RIGHTS IN OTHER COMPANIES (SEK 1,000)

                                                               SHARES AND
                                                          PARTICIPATION RIGHTS    BOOK VALUE
                                                          --------------------    ----------
                                                                  1996               1996
Forcenergy Inc..........................................
Partners 89 A LP........................................         28.9%                  0
Stockholms Fondbors AB..................................         45 st                  5
                                                                                     ----
          Total.........................................                                5

7. SHAREHOLDERS' EQUITY (SEK 1,000)

                                                                         NON-
                                                SHARE    RESTRICTED   RESTRICTED
                                               CAPITAL     EQUITY       EQUITY      TOTAL
                                               -------   ----------   ----------   -------
According to the balance sheets of
  01/01/96...................................  143,920    412,427         6,105    562,452
  Dividend...................................       --         --        (5,037)    (5,037)
  Translation differences....................       --     22,678            --     22,678
  Net income.................................       --         --       149,950    149,950
  Transfer between non-restricted equity and
     restricted equity.......................       --    135,221      (135,221)        --
                                               -------    -------      --------    -------
According to the balance sheet as of
  31/12/96...................................  143,920    570,326        15,797    730,043
                                               =======    =======      ========    =======

     The number of registered shares is 14,392,000 with a nominal value of SEK 10, of which 1,000,000 are series A shares (one vote per share) and 13,392,000 series B shares ( 1/10 vote per share). All shares are non-restricted. The Board of Directors has adopted a new dividend policy stating that from 1997, 3% of the company's net asset value giving affect to 30 percent tax, is to be distributed to the shareholders. In order to facilitate dividends in accordance with the policy, the Board of Directors proposes that the legal reserve is reduced by transferring SEK 200 million to a new non-restricted dividend reserve. The board has proposed that SEK 200,000,000 is transferred to a new free reserve, dividend reserve, from the legal reserve.

8. BOARD, PERSONNEL AND COMPENSATIONS

FORCENERGY AB

                                                              1996     1995     1994
                                                              -----    -----    -----
Personnel
  No. of employees..........................................      4        4        4
  Of which female...........................................      1        2        2

                                                              1996     1995     1994
                                                              -----    -----    -----
Salaries and compensation
  The Board of Directors and the President..................  1,533    1,360    1,196
  Other.....................................................  1,246      905      831
                                                              -----    -----    -----
          Total.............................................  2,779    2,265    2,027
                                                              =====    =====    =====

  Board of Directors

     In accordance with the resolution of the General Meeting, directors' fees of SEK 525 (525) thousand paid, of which SEK 175 (175) thousand to the chairman and SEK 350 (350) thousand to non-employed directors. No other compensation or benefits were disbursed.

  President

     The president's salary, compensation and benefits amounted to SEK 1,008
(911) thousands, of which a bonus of SEK 235 (180) thousand. Bonus compensation is based on Group earnings. Pension plan insurance premiums correspond to the tax deductible amount. Eighteen months' notice of termination, if by the company. No severance pay.

SVENSKA OLJEGRUPPEN AB

                                                              1996     1995     1994
                                                              -----    -----    -----
Personnel
  No. of employees..........................................      6        6        5
  Of which female...........................................      2        1        1

                                                              1996     1995     1994
                                                              -----    -----    -----
Salaries and compensations SEK thousand
  The Board of Directors and the President..................    809      776    1,057
  Other.....................................................  1,276    1,863    1,864
                                                              -----    -----    -----
          Total.............................................  2,085    2,639    2,921
                                                              =====    =====    =====

9. REVENUES, OIL, GAS TRADING AND OTHER

                                                         1996       1995       1994
                                                        -------    -------    -------
Oil...................................................        0    179,932    189,250
Gas...................................................        0    157,445    246,717
Oil trading revenues..................................  879,951    139,853          0
Other.................................................      671      2,824     19,874
                                                        -------    -------    -------
          Total.......................................  880,622    480,054    455,841
                                                        =======    =======    =======

     Total oil trading revenues for Svenska Oljegruppen 1995 amounted to SEK 1,120 million.

     The gross profit (trading margin) relating to the trading operation amounted to SEK 3.6 million in 1996 (SEK 0.6 million in 1995). Svenska Oljegruppen AB's loss before tax amounted to SEK 2.7 million (SEK 3.9 million).

10. STOCK OPTIONS

     At an extraordinary meeting of the shareholders, held in June 1995, it was decided that stock options in Forcenergy can be issued in accordance with three plans. According to the plans, stock options without preferential rights to the shareholders can be issued to management of the company, including members of the Board and also to employees in Forcenergy and it subsidiaries. Together with previous option plans (1993), options amounting to totally 10 percent of the shares of FEN Common Stock in Forcenergy may be issued. At year end 1995 options corresponding to 7.5 percent of the fully diluted shares of FEN Common Stock have been issued.

11. RELATED PARTY TRANSACTIONS

     Forcenergy rents office premises under prevailing market rent from Forsinvest Realty Inc, a company associated with the Forss family.

                                                                         ANNEX A

MORGAN STANLEY

The Board of Directors
Forcenergy A.B.
P. O. Box 19040
Birger Jarlsgatan 73-75
S-11356 Stockholm
Sweden

                                                                January 30, 1998

Gentlemen:

We understand that Forcenergy Inc ("FEN") intends to initiate an exchange offer for the share capital of Forcenergy AB ("FAB") (the "Exchange Offer") whereby FEN plans to offer 0.75 shares of FEN Common Stock in exchange for each of the 1,000,000 outstanding FAB Series A Common Shares (the "A Shares") and 0.5359 shares of EN Common Stock in exchange for each of the 13,392,000 outstanding FAB Series B Common Shares (the "B Shares"), representing an aggregate of 7,926,773 shares of FEN Common Stock for all the outstanding FAB A Shares and B Shares. The terms and conditions of the Exchange Offer will be set forth in the offer document (the "Offer Document") which is to be despatched to the shareholders of FAB in February 1998. For purposes of this opinion, we have relied upon the description of the terms of the Offer set out in the Preliminary Proxy Statement referred to below. We further understand that Forsinvest AB, Stridor Invest AB and Eric Forss (together, the "Forss Affiliates"), who beneficially own in aggregate the 1,000,000 A Shares and 2,224,633 of the B Shares, representing approximately 52% voting and 22% equity interests in FAB, have entered into a separate agreement with FEN pursuant to which the Forss Affiliates have agreed irrevocably and unconditionally to accept and to tender their A Shares and B Shares into the Exchange Offer.

You have asked for our opinion as to (i) the aggregate equity value of FAB and the value of the consideration to be offered for FAB; and (ii) whether the consideration to be received by the holders of the B Shares pursuant to the Exchange Offer is fair from a financial point of view to such holders as a class.

For the purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of both FAB and FEN;

     (ii) analyzed certain internal financial statements and other financial and operating data concerning FAB and FEN prepared by their respective managements;

     (iii) analyzed certain financial projections, including reserve estimates and drilling, development and exploration programs and there related economics as prepared by the management of FEN;

     (iv) discussed the past and current operations and financial condition and the prospects of FAB and FEN with their respective senior executives;

     (v) reviewed the reserve data and present values as of January 1, 1997 for the onshore properties, the Alaska Properties and a small portion of the offshore properties that were estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, in their report for FEN dated March 3, 1997;

     (vi) reviewed the reserve data and present values as of January 1, 1997 for the majority of the offshore properties that were estimated by Collarini Engineering Inc., independent petroleum engineering consultants, in their report for FEN dated February 7, 1997;

     (vii) reviewed the reported prices and trading activity for the common stock of FEN;

     (viii) reviewed the reported prices and trading activity for the B Shares of FAB;

     (ix) reviewed the reported prices and trading activity for the B Shares of FAB relative to the reported prices and trading activity for the common stock of FEN;

     (x) reviewed the foreign exchange relationship and rates of the Swedish Crown ("SEK") and the United States of America Dollar ("USD");

     (xi) compared the financial performance of FEN and the prices and trading activity of the FEN with that of certain other comparable publicly-traded companies and their securities;

     (xii) reviewed the financial terms, to the extent publicly available, of certain comparable U.S. oil and gas acquisition transactions;

     (xiii) reviewed the Registration Statement of Form S-4, including the Preliminary Proxy Statement filed by FEN with the U.S. Securities Exchange Commission (the Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, dated 8 January, 1998) and certain related documents; and

     (xiv)  performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of both FAB and FEN. We have not made any independent valuation or appraisal of the assets or liabilities of either FAB or FEN, nor have we been furnished with any such appraisals other than those noted above. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Independent Committee of the Board of Directors of FAB in connection with the rendering of the opinions set out in this letter and will receive a fee for our services.

As you are aware, an affiliate of Morgan Stanley & Co. Limited has positions in both the securities of FAB and FEN. It holds 1,049,060 B Shares in FAB (representing approximately 7.8% of the outstanding B Shares). It also has an outstanding obligation to re-deliver 291,850 shares of Common Stock of FEN (representing approximately 1.1% of the outstanding Common Stock) which has been borrowed to satisfy a short sale of such number of shares. The affiliate holds these positions in the course of conducting its ordinary sales and trading business which is separate from the investment banking activities carried on by Morgan Stanley & Co. Limited.

It is understood that this letter is for the information of the Board of Directors of FAB only and, except for the inclusion of this letter in its entirety in the Offer Document, may not be referred to or disclosed to any third party or used for any other purpose without our prior written consent.

Based on the foregoing, we are of the opinion on the date hereof that based on the exchange rate of SEK 7.8876 per USD, and FAB unaudited cash reconciliation report as of 7 January 1998, FAB's aggregate equity value range to be SEK 1,802MM to SEK 2,156MM which is necessarily comparable to the value of the consideration to be received under the Exchange Offer, as the assets of FAB are comprised primarily of a shareholding interest in FEN and cash. Furthermore, we are of the opinion on the date hereof that based on this value view, and the terms of the Exchange Offer noted above, the consideration to be received by the holders of the B Shares is fair from a financial point of view to such holders as a class.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. LIMITED

                                          By:    /s/ MICHAEL CUNNINGHAM

                                            ------------------------------------
                                            Michael Cunningham
                                            Managing Director

                           THE EXCHANGE AGENT FOR THE
                                 U.S. OFFER IS:

                         SKANDINAVISKA ENSKILDA BANKEN

                               PUBLIKA EMISSIONER
                               S-106 40 STOCKHOLM
                                     SWEDEN

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article XII of the Forcenergy's Amended and Restated Certificate of Incorporation together with
Article VII of its Bylaws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Forcenergy or is a person who is or was serving at the request of the Forcenergy as a director, officer, employee or trustee of another corporation or of a partnership, joint venture trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Forcenergy's Certificate of Incorporation and the Bylaws were adopted or as may be thereafter amended. Article VII of the Forcenergy's Bylaws expressly provides that it is not the exclusive method of indemnification.

     Article VII of the Bylaws provides that the Forcenergy may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Forcenergy or of another entity against any expense, liability or loss, regardless of whether the Forcenergy would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article XII of the Forcenergy's Amended and Restated Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          2.1*           -- Shareholder Agreement dated as of December 18, 1997 by
                            and among Forcenergy and Forsinvest AB.
          4.1            -- Amended and Restated Certificate of Incorporation of
                            Forcenergy dated July 25, 1995 (filed as Exhibit 3.1 to
                            the Quarterly Form on 10-Q filed on November 14, 1995 for
                            the nine month period ending September 30, 1995 and is
                            included herein by reference (File No. 0-26444)) and
                            Amendment No. 1 thereto (filed with Amendment No. 2 to
                            the Registration Statement on Form S-1 filed on June 6,
                            1996 and is included herein by reference (File No.
                            333-4600)
          4.2            -- Bylaws of Forcenergy (filed as Exhibit 3.2 to the
                            Registration Statement on Form S-1 filed on June 2, 1995,
                            as amended on July 6, 1995 and July 25, 1995 and is
                            included herein by reference (File No. 33-93020)).
          5.1*           -- Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities.
          8.1*           -- Form of Opinion of Andrews & Kurth L.L.P. regarding U.S.
                            tax matters.

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          8.2*           -- Form of Opinion of Enskilda Juridik, Skandinaviska
                            Enskilda Banken AB (publ) regarding Swedish tax matters.
         11.1            -- Computation of Earnings per Share dated as of March 31,
                            1997 and December 31, 1996 (set forth in the Quarterly
                            Report on Form 10-Q for the quarter ended March 31, 1997
                            and the Annual Report on Form 10-K for the fiscal year
                            December 31, 1996, respectively. These reports have been
                            incorporated herein by reference).
         12.1*           -- Computation of Ratios.
         23.1            -- Consent of Andrews & Kurth L.L.P. (set forth in Exhibits
                            5.1 and 8.1).
         23.2            -- Consent of Enskilda Juridik, Skandinaviska Enskilda
                            Banken AB (publ) (set forth in Exhibit 8.2).
         23.3*           -- Consent of Coopers & Lybrand L.L.P.
         23.4*           -- Consent of Arthur Andersen LLP (Edisto).
         23.5*           -- Consent of Arthur Andersen LLP (Convest).
         23.6*           -- Consent of Price Waterhouse LLP (Forcenergy).
         23.7*           -- Consent of Price Waterhouse (FAB).
         23.8*           -- Consent of Collarini Engineering, Inc.
         23.9*           -- Consent of Joe C. Neal & Associates.
         23.10*          -- Consent of Netherland, Sewell & Associates, Inc.
                            (Forcenergy).
         23.11           -- Consent of Morgan Stanley
         24.1            -- Powers of Attorney (set forth on signature page).
         99.1*           -- Form of Forcenergy Proxy.

---------------

* Filed herewith

FINANCIAL STATEMENT SCHEDULES:

     Not applicable.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 11th day of February, 1998.

                                            FORCENERGY INC

                                            By:     /s/ E. JOSEPH GRADY
                                              ----------------------------------
                                                       E. Joseph Grady
                                              Vice President -- Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS STIG WENNERSTROM, THOMAS F. GETTEN AND E. JOSEPH GRADY, OR EITHER OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS AND POSTEFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS AND THEIR SUBSTITUTES OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                       TITLE                        DATE
                      ---------                                       -----                        ----

                /s/ STIG WENNERSTROM                    Chairman of the Board of            February 11, 1998
-----------------------------------------------------     Directors, President and Chief
                  Stig Wennerstrom                        Executive Officer (Principal
                                                          Executive Officer)

                 /s/ E. JOSEPH GRADY                    Vice President -- Chief Financial   February 11, 1998
-----------------------------------------------------     Officer (Principal Financial and
                   E. Joseph Grady                        Accounting Officer)

                /s/ BRUCE L. BURNHAM                    Director                            February 11, 1998
-----------------------------------------------------
                  Bruce L. Burnham

                   /s/ ERIC FORSS                       Director                            February 11, 1998
-----------------------------------------------------
                     Eric Forss

                  /s/ ROBERT ISAAL                      Director                            February 11, 1998
-----------------------------------------------------
                    Robert Isaal

               /s/ WILLIAM F. WALLACE                   Director                            February 11, 1998
-----------------------------------------------------
                 William F. Wallace

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------

          2.1*           -- Shareholder Agreement dated as of December 18, 1997 by
                            and among Forcenergy and Forsinvest AB.
          4.1            -- Amended and Restated Certificate of Incorporation of
                            Forcenergy dated July 25, 1995 (filed as Exhibit 3.1 to
                            the Quarterly Form on 10-Q filed on November 14, 1995 for
                            the nine month period ending September 30, 1995 and is
                            included herein by reference (File No. 0-26444)) and
                            Amendment No. 1 thereto (filed with Amendment No. 2 to
                            the Registration Statement on Form S-1 filed on June 6,
                            1996 and is included herein by reference (File No.
                            333-4600)
          4.2            -- Bylaws of Forcenergy (filed as Exhibit 3.2 to the
                            Registration Statement on Form S-1 filed on June 2, 1995,
                            as amended on July 6, 1995 and July 25, 1995 and is
                            included herein by reference (File No. 33-93020)).
          5.1*           -- Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities.
          8.1*           -- Form of Opinion of Andrews & Kurth L.L.P. regarding U.S.
                            tax matters.
          8.2*           -- Form of Opinion of Enskilda Juridik, Skandinaviska
                            Enskilda Banken AB (publ) regarding Swedish tax matters.
         11.1            -- Computation of Earnings per Share dated as of September
                            30, 1997 and December 31, 1996 (set forth in the
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1997 and the Annual Report on Form 10-K for
                            the fiscal year December 31, 1996, respectively. These
                            reports have been incorporated herein by reference).
         12.1*           -- Computation of Ratios.
         23.1            -- Consent of Andrews & Kurth L.L.P. (set forth in Exhibit
                            5.1).
         23.2            -- Consent of Enskilda Juridik, Skandinaviska Enskilda
                            Banken AB (publ) (set forth in Exhibit 8.2).
         23.3*           -- Consent of Coopers & Lybrand L.L.P.
         23.4*           -- Consent of Arthur Andersen LLP (Edisto).
         23.5*           -- Consent of Arthur Andersen LLP (Convest).
         23.6*           -- Consent of Price Waterhouse LLP (Forcenergy).
         23.7*           -- Consent of Price Waterhouse (FAB).
         23.8*           -- Consent of Collarini Engineering, Inc.
         23.9*           -- Consent of Joe C. Neal & Associates.
         23.10*          -- Consent of Netherland, Sewell & Associates, Inc.
                            (Forcenergy).
         23.11*          -- Consent of Morgan Stanley
         24.1            -- Powers of Attorney (set forth on signature page).
         99.1*           -- Form of Forcenergy Proxy.

---------------

* Filed herewith

                                      II-6